FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-08

The information in this free writing prospectus is preliminary and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This free writing prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED October 25, 2016
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Barclays Capital Inc., Cantor Fitzgerald & Co., or any other underwriter or dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-831-9146.

The securities offered by these collateral materials (“Materials”) will be described in greater detail in the prospectus expected to be dated in October 2016 (the “Preliminary Prospectus”) that will be included as part of our registration statement (SEC File No. 333-207132). The Preliminary Prospectus will contain material information that is not contained in these Materials (including, without limitation, a detailed discussion of risks associated with an investment in the offered securities under the heading “Risk Factors”).

These Materials are subject to change. Information in these Materials regarding the securities and the mortgage loans backing any securities discussed in these Materials supersedes all prior information regarding such securities and mortgage loans and will be superseded by any subsequent information delivered prior to the time of sale.

The Securities May Not Be a Suitable Investment for You

The securities offered by these Materials are not suitable investments for all investors. In particular, you should not purchase any class of securities unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of securities. For those reasons and for the reasons set forth under the heading “Risk Factors” in the Preliminary Prospectus, the yield to maturity and the aggregate amount and timing of distributions on the offered securities will be subject to material variability from period to period and give rise to the potential for significant loss over the life of those securities. The interaction of these factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered securities involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the securities. Potential investors are advised and encouraged to review the Preliminary Prospectus in full and to consult with their legal, tax, accounting and other advisors prior to making any investment in the offered securities described in these Materials.

These Materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in these Materials may not pertain to any securities that will actually be sold. The information contained in these Materials may be based on assumptions regarding market conditions and other matters as reflected in these Materials. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and these Materials should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these Materials may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in these Materials or derivatives thereof (including options). Information contained in these Materials is current as of the date appearing on these Materials only.

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BRIARWOOD MALL

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Barclays
Location (City/State)	Ann Arbor, Michigan	Cut-off Date Principal Balance(3)		$65,000,000
Property Type	Retail	Cut-off Date Principal Balance per SF(2)		$446.05
Size (SF)(1)	369,916	Percentage of Initial Pool Balance		8.6%
Total Occupancy as of 8/9/2016(1)	98.7%	Number of Related Mortgage Loans		2
Owned Occupancy as of 8/9/2016	96.5%	Type of Security		Fee Simple
Year Built / Latest Renovation	1973 / 2013	Mortgage Rate		3.29200%
Appraised Value	$336,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$26,770,446
Underwritten Expenses	$7,456,960	Escrows(4)
Underwritten Net Operating Income (NOI)	$19,313,485		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$18,394,351	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	49.1%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	49.1%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	3.51x / 3.34x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.7% / 11.1%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$165,000,000	98.5%	Loan Payoff	$106,336,479	63.5%
Other Sources	2,475,000	1.5	Principal Equity Distribution	60,236,605	36.0
			Closing Costs	901,916	0.5
Total Sources	$167,475,000	100.0%	Total Uses	$167,475,000	100.0%

(1)	Size (SF) does not include 608,118 SF of non-owned anchor space which is not part of the collateral for the Briarwood Mall Loan Combination (as defined below). Inclusive of non-owned anchors, the Briarwood Mall Property totals 978,034 SF.
(2)	Calculated based on the aggregate outstanding principal balance of the Briarwood Mall Loan Combination.
(3)	The Cut-off Date Balance of $65,000,000 represents the non-controlling note A-2, which is part of a loan combination evidenced by three pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $165,000,000. The related companion loans are evidenced by (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $70,000,000, and was contributed to the MSBAM 2016-C30 securitization transaction and (ii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by Bank of America, N.A., and is expected to be contributed to one or more future commercial mortgage securitization transactions.
(4)	See “—Escrows” below.
■	The Mortgage Loan. The mortgage loan (the “Briarwood Mall Loan”) is part of a loan combination (the “Briarwood Mall Loan Combination”) evidenced by three pari passu notes that are collectively secured by a first mortgage encumbering the borrower’s fee simple interest in a super regional mall located in Ann Arbor, Michigan (the “Briarwood Mall Property”). The Briarwood Mall Loan which is evidenced by note A-2 and represents a non-controlling interest in the Briarwood Mall Loan Combination, had an original principal balance of $65,000,000, has an outstanding principal balance as of the Cut-off Date of $65,000,000 and represents approximately 8.6% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $100,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000 and are evidenced by (i) the controlling note A-1, which was contributed to the MSBAM 2016-C30 securitization transaction and (ii) the non-controlling note A-3, which is currently held by Bank of America, N.A. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Briarwood Mall Loan Combination was co-originated by Barclays Bank PLC and Bank of America, N.A. on August 15, 2016, had an original principal balance of $165,000,000, has an outstanding principal balance as of the Cut-off Date of $165,000,000 and accrues interest at an interest rate of 3.29200% per annum. The proceeds of the Briarwood Mall Loan Combination were primarily used to retire the existing debt of the Briarwood Mall Loan Property, return equity to the borrower sponsor and pay origination costs.

The Briarwood Mall Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Briarwood Mall Loan requires interest only payments on each due date. The scheduled maturity date of the Briarwood Mall Loan is the due date in September 2026. Provided that no event of default has occurred and is continuing under the Briarwood Mall Loan documents, at any time after the earlier of March 1, 2020 and the second anniversary of the securitization of the last portion of the Briarwood Mall Loan Combination, the Briarwood Mall Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Briarwood Mall Loan documents. Voluntary prepayment of the Briarwood Mall Loan Combination is permitted (in whole, but not in part) without penalty on or after the due date in March 2026.

BRIARWOOD MALL

■	The Mortgaged Property. The Briarwood Mall Property comprises a 369,916 SF portion of a 978,034 SF super regional mall located in Ann Arbor, Michigan, approximately 2.7 miles southwest of the University of Michigan. The Briarwood Mall Property is anchored by Macy’s, JCPenney, Sears and Von Maur, all of which are not collateral for the Briarwood Mall Loan Combination. The Briarwood Mall Property features four free-standing outparcel restaurants leased to P.F. Chang’s China Bistro, Bravo Cucina Italiana, Red Robin Gourmet Burgers and Romano’s Macaroni Grill. Other notable tenants at the Briarwood Mall Property include Forever 21, Victoria’s Secret, H&M, The Gap / Gap Kids, Pottery Barn, Express / Express Men, American Eagle Outfitters, Abercrombie & Fitch, Banana Republic, J. Crew and Loft. The Briarwood Mall Property is the only enclosed mall within the Ann Arbor market; the nearest enclosed mall is located in Westland, Michigan, approximately 26 miles away from the Briarwood Mall Property.

The Briarwood Mall Property was constructed in 1973, renovated in 2013 and expanded in 2014-2015. The October 2013 renovation totaled $5.3 million and included the remodeling of the mall entrances, updated landscaping, new way-finding signage, new overall paint color scheme, improved flooring, new seating and charging stations, upgraded LED lighting, new children’s play area, family restroom and guest services booth all located in the Von Maur wing, and complete restroom renovations by Macy’s and Sears. In 2014-2015, the Briarwood Mall Property underwent a $7.2 million expansion which added the restaurant outparcels leased to P.F. Chang’s and Bravo Cucina. The Briarwood Mall Property is currently undergoing a $1.9 million renovation to replace the current terrazzo floors within the common areas.

As of August 9, 2016, the Briarwood Mall Property was approximately 96.5% leased by 105 tenants. From 2012 to 2015, occupancy at the Briarwood Mall Property averaged 94.8%. The three largest tenants by net rentable area include MC Sporting Goods, Forever 21 and Victoria’s Secret, with no other tenant representing more than 3.6% of the net rentable area or 3.3% of the underwritten base rent. Total in-line sales for all tenants that had reported as of the trailing 12 month period ending May 31, 2016 were approximately $117.7 million. In-line sales per SF for comparable stores occupying less than 10,000 SF in 2013, 2014, 2015 and the trailing 12 month period ending May 31, 2016 were approximately $560, $589, $597 and $583, respectively, including Apple, and $415, $430, $447 and $437, respectively, excluding Apple. Occupancy costs for comparable inline tenants occupying less than 10,000 SF for the same years were approximately 13.2%, 13.1%, 13.5% and 13.3%, respectively, including Apple and 17.9%, 18.1%, 18.2% and 17.9%, respectively, excluding Apple.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Briarwood Mall Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF	Occupancy Cost	Renewal / Extension Options
Forever 21(4)	NR / NR / NR	15,941	4.3%	$874,182	5.5%	$54.84	7/31/2024	$167	32.8%	NA
Victoria’s Secret(5)	NR / NR / NR	14,232	3.8	687,833	4.3	48.33	1/31/2026	NA	NA	NA
The Gap/Gap Kids(6)	BB+ / Baa2 / BB+	13,191	3.6	549,141	3.4	41.63	1/31/2017	$199	20.9%	NA
Express/Express Men	NR / NR / NR	11,584	3.1	502,398	3.1	43.37	1/31/2018	$228	19.0%	NA
H&M	NR / NR / NR	13,206	3.6	488,622	3.1	37.00	1/31/2018	$257	14.4%	NA
M Den	NR / NR / NR	2,851	0.8	416,246	2.6	146.00	2/28/2022	$871	16.8%	NA
J. Crew(7)	NR / NR / B-	6,527	1.8	341,700	2.1	52.35	1/31/2019	$359	14.6%	NA
Pearle Vision Center	NR / NR / NR	2,848	0.8	336,548	2.1	118.17	1/31/2017	$567	20.8%	NA
Banana Republic(8)	BB+ / Baa2 / BB+	7,028	1.9	310,151	1.9	44.13	1/31/2018	$335	13.2%	NA
Kay Jewelers(9)	NR / NR / NR	2,171	0.6	289,231	1.8	133.22	1/31/2025	$1,766	7.5%	NA
Ten Largest Owned Tenants		89,579	24.2%	$4,796,052	30.0%	$53.54
Remaining Owned Tenants		267,356	72.3	$11,166,547	70.0	41.77
Vacant Spaces (Owned Space)		12,981	3.5	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		369,916	100.0%	$15,962,600	100.0%	$44.72

(1)	Based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	U/W Base Rent and U/W Base Rent $ per SF include contractual rent steps through September 2017.
(4)	Forever 21 has the right to cease operations at the Briarwood Mall Property if less than three anchor tenants or less than 80% of the gross leasable area of the Briarwood Mall Property are required to be open for business.
(5)	Victoria’s Secret has the right to terminate its lease with 120 days’ notice following the conclusion of a one-year period in which (i) less than three anchor tenants are open and operating and/or (ii) the occupancy rate at the Briarwood Mall Property falls below 70.0%.
(6)	The Gap/Gap Kids has the right to terminate its lease with 90 days’ notice following the conclusion of (i) an 18-month period in which less than three anchor tenants are open and operating and/or (ii) a 12-month period in which the occupancy rate exclusive of The Gap/Gap Kids space and the outparcels falls below 70.0%.
(7)	J. Crew has the right to terminate its lease with 90 days’ notice following an anchor tenant being replaced with several non-anchor tenants within 12-months after the date the non-anchor tenant in the redevelopment space opens for business.
(8)	Banana Republic has the right to terminate its lease with 180 days’ notice following the conclusion of a one-year period in which (i) less than three anchor tenants are open and operating and/or (ii) the occupancy rate exclusive of the Banana Republic space and the outparcels, falls below 75.0%.
(9)	Kay Jewelers has the right to terminate its lease with 60 days’ notice following the conclusion of a one-year period in which (i) less than three anchor tenants are open and operating and/or (ii) the occupancy rate exclusive of the Kay Jewelers space and the outparcels, falls below 65.0%.

BRIARWOOD MALL

The following table presents certain information relating to the lease rollover schedule at the Briarwood Mall Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	44,598	12.1	12.1%	2,241,311	14.0	50.26	16
2018	80,904	21.9	33.9%	3,202,549	20.1	39.58	19
2019	23,707	6.4	40.3%	1,226,362	7.7	51.73	9
2020	12,078	3.3	43.6%	453,558	2.8	37.55	3
2021	53,109	14.4	58.0%	1,648,176	10.3	31.03	14
2022	13,378	3.6	61.6%	990,452	6.2	74.04	7
2023	28,529	7.7	69.3%	1,584,057	9.9	55.52	13
2024	48,463	13.1	82.4%	2,058,664	12.9	42.48	11
2025	21,276	5.8	88.1%	1,150,784	7.2	54.09	7
2026 & Thereafter	30,893	8.4	96.5%	1,406,685	8.8	45.53	6
Vacant	12,981	3.5	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	369,916	100.0%		$15,962,600	100.0%	$44.72	105

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted average annual UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Briarwood Mall Property:

Historical Leased %(1)

	2012(2)	2013(2)	2014(2)	2015(2)	As of 8/9/2016(3)
Owned Space	97.2%	96.6%	96.1%	99.4%	98.7%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Historical Occupancy % figures include temporary tenants and non-owned anchors and exclude the P.F. Chang’s and Bravo Cucina outparcel space which was constructed in 2014-2015. Excluding temporary tenants, Historical Occupancy is 95.6%, 94.1%, 93.6% and 95.8% for the periods ending 2012, 2013, 2014 and 2015, respectively.
(3)	As of 8/9/2016 does not include 608,118 SF of non-owned anchor space which is not part of the collateral for the Briarwood Mall Loan Combination. Inclusive of non-owned anchors, the Briarwood Mall Property totals 978,034 SF.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Briarwood Mall Property:

Cash Flow Analysis

	2013	2014	2015	TTM 6/30/2016	Underwritten(2)	Underwritten $ per SF(1)
Base Rent	$14,655,978	$14,675,082	$15,216,636	$15,413,428	$15,962,600	$43.15
Gross Up Vacancy	0	0	0	0	1,067,664	2.89
Percentage Rent	188,135	161,598	186,657	189,685	210,067	0.57
Total Reimbursement Revenue	9,072,498	9,880,574	9,846,373	9,472,008	9,181,398	24.82
Specialty Rent(3)	1,210,635	1,173,210	1,137,614	1,081,088	1,130,637	3.06
Other Income	675,143	658,836	674,935	595,518	595,518	1.61
Gross Revenue	$25,802,389	$26,549,300	$27,062,215	$26,751,727	$28,147,884	$76.09

Vacancy & Credit Loss	529	93,505	160,304	(249,304)	1,377,439	3.72
Effective Gross Income	$25,801,860	$26,455,795	$26,901,911	$27,001,031	$26,770,446	$72.37

Total Operating Expenses	$7,226,104	$7,392,111	$7,447,365	$7,278,731	$7,456,960	$20.16

Net Operating Income	$18,575,756	$19,063,684	$19,454,546	$19,722,300	$19,313,485	$52.21
TI/LC	0	0	0	0	854,031	2.31
Capital Expenditures	0	0	0	0	65,102	0.18
Net Cash Flow	$18,575,756	$19,063,684	$19,454,546	$19,722,300	$18,394,351	$49.73

(1)	Underwritten $ per SF is based on the owned space at the Briarwood Mall Property.
(2)	Underwritten Base Rent includes contractual rent increases through September 2017.
(3)	Specialty Rent includes income from the temporary rental of available in-line space, kiosks and carts as well as miscellaneous sources such as special events.

BRIARWOOD MALL

■	Appraisal. According to the appraisal, the Briarwood Mall Property had an “as-is” appraised value of $336,000,000 as of July 18, 2016.

■	Environmental Matters. According to a Phase I environmental report, dated July 25, 2016, there are no recognized environmental conditions or recommendations for further action at the Briarwood Mall Property.

■	Market Overview and Competition. The Briarwood Mall Property is located approximately 2.4 miles south of downtown Ann Arbor. The Briarwood Mall Property is accessible from the surrounding Ann Arbor and Detroit region through Interstate 94, immediately south of the Briarwood Mall Property. According to the appraisal, along State Street across from the Briarwood Mall Property, there is an average annual daily traffic count of approximately 47,079 cars. The local area surrounding the Briarwood Mall Property is primarily commercial with a mix of retail, office, residential, lodging and restaurants. The University of Michigan main campus is located approximately 2.7 miles to the northeast of the Briarwood Mall Property. The University of Michigan had a total enrollment for the 2015-2016 school year of 43,651 students, features over 265 degree programs, 29 NCAA Division I teams and is ranked as a Top 5 U.S. Public University by U.S. News & World Report.

The University of Michigan is a primary driver of the local economy, along with healthcare, scientific and technical services and management. According to the appraisal, the top three employers in the Ann Arbor local area are the University of Michigan Medical Center, University of Michigan and Trinity Health Corporation employing 18,191, 10,877 and 5,834 people, respectively.

According to the appraisal, the estimated 2015 population within a five-, ten- and fifteen-mile radius of the Briarwood Mall Property was 165,051, 295,266 and 443,466, respectively. The estimated 2015 average household income within a five-, ten- and fifteen-mile radius of the Briarwood Mall Property was $88,557, $88,271 and $91,705, respectively.

According to the appraisal, primary competitors from a quality of merchandising standpoint include Twelve Oaks Mall and The Somerset Collection, the closest of which is approximately 22.0 miles from the Briarwood Mall Property. The Briarwood Mall Property is the only enclosed super regional mall in the Ann Arbor market, and there is no proposed new competitive supply noted by the appraisal.

The following table presents certain information relating to the primary competition for the Briarwood Mall Property:

Competitive Set(1)

	Briarwood Mall (Subject)	Westland Shopping Center	Twelve Oaks Mall	The Somerset Collection	Laurel Park Place	Arborland Center
Distance from Subject	-	19.0 miles	22.0 miles	35.0 miles	20.0 miles	2.6 miles
Property Type	Super Regional Mall	Super Regional Mall	Super Regional Mall	Super Regional Mall	Regional Center	Regional Center
Year Built	1973	1965	1977	1969	1989	1983
Total GLA	978,034(2)	1,064,000	1,519,000	1,443,000	870,000	403,536
Total Occupancy	98.7%(3)(4)	80.0%	95.0%	95.0%	75.0%	96.0%
Anchors	Macy’s, JCPenney, Sears, Von Maur	Macy’s, Sears, JCPenney, Kohl’s	Nordstrom, Lord & Taylor, JCPenney, Macy’s, Sears	Macy’s, Neiman Marcus, Nordstrom, Saks Fifth Avenue	Carson’s, Von Maur, Phoenix Theater	Kroger, Nordstrom Rack, Bed Bath & Beyond, Marshalls, Toys R Us

(1)	Source: Appraisal.

(2)	Total GLA includes non-collateral anchor tenants.

(3)	Per underwritten rent roll.

(4)	Total occupancy includes the four non-collateral anchor tenants. Excluding the four non-collateral anchor tenants, total occupancy at the Briarwood Mall Property is 96.5%.

■	The Borrower. The borrower is Mall at Briarwood, LLC, a Delaware limited liability company (“Borrower”), a single purpose entity with two independent directors. Legal counsel to the Borrower delivered a non-consolidation opinion in connection with the origination of the Briarwood Mall Loan Combination. Simon Property Group, L.P. is the guarantor of certain nonrecourse carveouts under the Briarwood Mall Loan Combination. Simon Property Group, L.P.’s liability under the non-recourse carveout provisions (including provisions relating to environmental liability) in the Briarwood Mall Loan documents is capped at $33.0 million plus reasonable collection costs.

Mall at Briarwood, LLC is indirectly owned by Simon Property Group, L.P. (50%) and a GM Pension Trust (“GM”) (50%). Simon Property Group, L.P. is the operating partnership of Simon Property Group, Inc. (“Simon”) (NYSE: SPG). Simon is the largest real estate investment trust in the United States and headquartered in Indianapolis, Indiana. Simon is focused on retail real estate ownership, management and development and owns or retains an interest in 231 retail real estate properties comprising approximately 191 million SF in North America, Europe and Asia, as of December 31, 2015.

BRIARWOOD MALL

■	Escrows. No upfront reserves were deposited with respect to the Briarwood Mall Loan Combination.

Ongoing monthly reserves are required during a Reserve Deposit Period (as defined below) in an amount equal to (i) 1/12th of the estimated annual real estate taxes, (ii) 1/12th of the estimated annual insurance premiums, except to the extent that the insurance required is maintained under a blanket insurance policy, (iii) $5,425 for replacement reserves, capped at $130,205 and (iv) $69,359 for TI/LC reserves, capped at $2,496,933.

A “Reserve Deposit Period” will commence upon the last day of the second consecutive calendar quarter for which the debt service coverage ratio is less than 1.55x and ends on the last day of any two consecutive calendar quarters thereafter for each of which the debt service coverage ratio is greater than or equal to 1.55x.

■	Lockbox and Cash Management. The Briarwood Mall Loan Combination requires a lender-controlled hard lockbox account, which is already in place, and into which the Borrower and property manager direct all tenants to directly pay rents. The loan documents also require the Borrower or property manager to deposit into the lockbox account no later than two business days after receipt all rents and other revenue of any kind from the Briarwood Mall Property received by the Borrower or the property manager. Prior to the occurrence of a Triggering Event (as defined below), all funds on deposit in the lockbox account are to be disbursed to the Borrower weekly. During a Triggering Event, all cash flow is to be swept to a lender-controlled cash management account.

A “Triggering Event” will commence upon the earlier of (i) the occurrence of an event of default; (ii) the debt service coverage ratio for the immediately preceding four calendar quarters is less than 1.45x for two consecutive calendar quarters; or (iii) during any period when the assets of the property manager or guarantor are subject to a bankruptcy action. A Triggering Event will expire, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), the debt service coverage ratio for the immediately preceding four calendar quarters equals to or exceeds 1.45x for two consecutive calendar quarters; and with respect to clause (iii), the property manager is replaced with a qualified property manager or guarantor within 60 days.

■	Property Management. The Briarwood Mall Property is self-managed by an affiliate of the Borrower.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The Borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Briarwood Mall Property (plus loss of rents and/or business interruption insurance for a period beginning on the date of casualty and continuing until the restoration of the Briarwood Mall Property is completed or the expiration of 24 months, whichever first occurs as well as an extended period of indemnity covering the 365 days following restoration). If TRIPRA is not in effect, the Borrower is not required to pay annual premiums in excess of 200% of the then-current annual insurance premiums payable by the Borrower for the policies insuring only the Briarwood Mall Property on a stand-alone basis but excluding the wind and flood components of such premium in order to obtain the terrorism coverage and, if the cost of terrorism insurance exceeds such cap, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

THE TOWNHOUSE APARTMENTS - STAMFORD

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		RMF
Location (City/State)	Stamford, Connecticut	Cut-off Date Balance		$58,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$214,814.81
Size (Units)	270	Percentage of Initial Pool Balance		7.7%
Total Occupancy as of 9/1/2016	97.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/1/2016	97.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	1956, 1963 / 2015-2016	Mortgage Rate		4.31000%
Appraised Value	$92,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
Underwritten Revenues	$6,609,854
Underwritten Expenses	$2,192,714	Escrows(1)
Underwritten Net Operating Income (NOI)	$4,417,140		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,349,640	Taxes	$234,934	$55,937
Cut-off Date LTV Ratio	63.0%	Insurance	$0	$0
Maturity Date LTV Ratio	63.0%	Replacement Reserves	$0	$5,625
DSCR Based on Underwritten NOI / NCF	1.74x / 1.72x	Deferred Maintenance	$257,425	$0
Debt Yield Based on Underwritten NOI / NCF	7.6% / 7.5%	Other(2)	$154,934	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$58,000,000	99.9%	Loan Payoff	$49,261,287	84.8%
Other Sources	75,000	0.1	Principal Equity Distribution	7,357,407	12.7
			Closing Costs	809,012	1.4
			Reserves	647,294	1.1
Total Sources	$58,075,000	100.0%	Total Uses	$58,075,000	100.0%

(1)	See“—Escrows” below.

(2)	Other upfront reserves represent a $95,000 environmental reserve and a $59,934 environmental insurance reserve. The borrower completed the post-closing testing obligations on October 7, 2016 and the reserves are in the process of being returned to the borrower.

■	The Mortgage Loan. The mortgage loan (“The Townhouse Apartments - Stamford Loan”) is evidenced by a note in the original principal amount of $58,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 270-unit multifamily complex located in Stamford, Connecticut (“The Townhouse Apartments - Stamford Property”). The Townhouse Apartments Loan was originated by Rialto Mortgage Finance, LLC on September 30, 2016. The Townhouse Apartments Loan has an outstanding principal balance as of the Cut-off Date of $58,000,000 and accrues interest at an interest rate of 4.31000% per annum. The Townhouse Apartments - Stamford Loan represents approximately 7.7% of the Initial Pool Balance. The proceeds of The Townhouse Apartments - Stamford Loan were primarily used to refinance existing debt on The Townhouse Apartments - Stamford Property, return equity to the borrower sponsor, pay loan origination costs and fund upfront reserves.

The Townhouse Apartments Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires 120 payments of interest-only payments. The scheduled maturity date of The Townhouse Apartments - Stamford Loan is the due date in October 2026. Voluntary prepayment of The Townhouse Apartments - Stamford Loan is permitted on or after the due date in June 2026. Provided no event of default under The Townhouse Apartments - Stamford Loan is continuing, defeasance of The Townhouse Apartments - Stamford Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under The Townhouse Apartments - Stamford Loan documents is permitted at any time after the second anniversary of the securitization Closing Date.

■	The Mortgaged Property. The Townhouse Apartments Property is a 270-unit high rise multifamily complex situated on approximately 2.09 acres located in Stamford, Connecticut within walking distance of the Stamford central business district. The Townhouse Apartments Property was built in 1956 and 1963 and consists of one 8-story residential building (65 Prospect Street - 127 units) and one 12-story residential building (77 Prospect Street - 143 units). The 12-story building has an attached 4-story building component called the Atrium which includes apartments. The unit mix consists of 29 studio units, 156 one-bedroom/one-bathroom units, 11 two-bedroom/one-bathroom units, 51 two-bedroom/two-bathroom units, 4 two-bedroom/two and one-half bathroom units and 19 three-bedroom/two-bathroom units. Community amenities include controlled access buildings, extra storage available, onsite maintenance, two laundry facilities and two fitness centers. Unit amenities include newly renovated fully equipped kitchens, hardwood or carpeted flooring, door locks with buzzer system, fireplace, oversized closets and high-speed internet. Additionally, some units include washer and dryers, and balconies. The Townhouse Apartments Property includes 246 garage space and nine surface spaces for a total of 255 spaces (0.94 spaces per unit). As of September 1, 2016, Total Occupancy and Owned Occupancy were both 97.8%.

During 2015-2016, approximately $2.2 million (approximately $8,300 per unit) in capital improvements were completed, which included exterior and common area renovations with repairs to the garage, exterior walls repairs, upgrades to the fitness equipment, renovation of the elevator cabs, installation of security cameras, new hallway AC

THE TOWNHOUSE APARTMENTS - STAMFORD

units, repairs to rear sidewalk, lobby doors and deck replacement. Interior renovations consisted of apartment renovations, new appliances and additional PTAC units.

The following table presents certain information relating to the units and rent at The Townhouse Apartments - Stamford Property:

Unit Mix(1)

Unit Type	Occupied Units	Vacant Units	Total Units	% of Total Units	Average SF per Unit	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
Studio	29	0	29	10.7%	520	$1,650	$1,589	$1,589	$553,140
1 Bedroon / 1 Bath	153	3	156	57.8%	812	1,900	1,826	1,826	3,352,992
2 Bedroom / 1 Bath - T	2	0	2	0.7%	992	2,450	1,960	1,960	47,040
2 Bedroom / 1 Bath	9	0	9	3.3%	1,024	2,450	2,026	2,026	218,760
2 Bedroom / 2 Bath	48	3	51	18.9%	1,190	2,450	2,572	2,572	1,481,556
2 Bedroom / 2.5 Bath	4	0	4	1.5%	1,811	2,450	3,426	3,426	164,460
3 Bedroom / 2 Bath	19	0	19	7.0%	1,341	2,950	3,048	3,048	694,848
Total / Wtd. Avg.	264	6	270	100.0%	913	$2,081	$2,056	$2,056	$6,512,796

(1)	As provided by the borrower per the September 1, 2016 rent roll.

(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at The Townhouse Apartments - Stamford Property:

Historical Leased %(1)

	2013	2014	2015	As of 9/1/2016
Owned Space	94.0%	95.0%	95.0%	97.8%

(1)	As provided by the borrower.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Townhouse Apartments - Stamford Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 8/31/2016	Underwritten	Underwritten $ per Unit
Base Rent	$6,086,655	$6,345,736	$6,517,127	$6,600,245	$6,512,796	$24,121
Gross Up Vacancy	0	0	0	0	156,600	580
Goss Potential Rent	$6,086,655	$6,345,736	$6,517,127	$6,600,245	$6,669,396	$24,701
Vacancy, Credit Loss & Concessions	(551,346)	(410,121)	(353,108)	(363,063)	(369,847)	(1,370)
Total Rent Revenue	$5,535,309	$5,935,615	$6,164,020	$6,237,182	$6,299,549	$23,332
Other Revenue (2)	321,316	294,061	307,332	310,305	310,305	1,149
Effective Gross Income	$5,856,625	$6,229,675	$6,471,351	$6,547,487	$6,609,854	$24,481

Total Operating Expenses	$1,979,963	$2,197,520	$2,165,155	$2,170,563	$2,192,714	$8,121

Net Operating Income	$3,876,662	$4,032,155	$4,306,196	$4,376,924	$4,417,140	$16,360
Replacement Reserves	0	0	0	0	67,500	250
Net Cash Flow	$3,876,662	$4,032,155	$4,306,196	$4,376,924	$4,349,640	$16,110

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue includes storage, late fees, termination fees and processing fees.

■	Appraisal. According to the appraisal, The Townhouse Apartments - Stamford Property had an “as-is” appraised value of $92,000,000 as of an effective date of September 16, 2016.

THE TOWNHOUSE APARTMENTS - STAMFORD

■	Environmental Matters. According to a Phase I environmental report, dated September 19, 2016, two fuel oil underground storage tanks were identified which are used intermittently for heating The Townhouse Apartments - Stamford Property for which tank tightness tests had not been performed. In connection with the required post-closing tank tightness testing, the borrower reserved $95,000 to cover the test and the potential costs related to tank removal, soil excavation and closure in accordance with applicable laws. The borrower also reserved an additional $59,934 for the cost of a $1.0 million environmental impairment liability policy to be purchased in the event the tank tightness testing showed any issues or concerns related to the storage tanks. A positive tank tightness test was completed on October 7, 2016; as such, the environmental reserves will be released to the borrower. The Phase I environmental report also recommended an operations and maintenance plan for asbestos and lead based paint, which is already in place.

■	Market Overview and Competition. The Townhouse Apartments Property is located in Stamford, Connecticut within walking distance of the Stamford central business district and the Bridgeport – Stamford – Norwalk, CT metropolitan statistical area (“Stamford MSA”). The Stamford MSA has a diverse economy due to the presence of national and international headquarters and is home to the largest employers which include Sikorsky Aircraft Corp., UBS and Danbury Hospital. The Stamford MSA is also home to three Fortune 500 companies including Charter Communications, United Rentals and Harman International Industries. As of June 2016, the Stamford MSA’s unemployment rate was 5.7%, in comparison to the state’s and national unemployment rates of 5.9% and 4.9%, respectively.

■	Primary regional access to the neighborhood is provided by Interstate 95, which extends northeast toward New Haven, Connecticut and southwest into New York City. On a local level, main access to the neighborhood is provided by East Main Street/Tresser Boulevard. The Townhouse Apartments Property is situated on Prospect Street. The neighborhood surrounding The Townhouse Apartments - Stamford Property consists of a mix of office, retail, medical, institutional, and residential developments. The 2016 estimated population within a one-, three-, and five-mile radius of The Townhouse Apartments - Stamford Property is 43,200, 132,986, and 176,498, respectively with an estimated average household income of $95,217, $130,215, and $153,064 respectively. According to a third party market research, as of the second quarter of 2016, the West Fairfield City submarket contained a surveyed 20,939 units with an average market rental rate of $2,291 per unit with a vacancy rate of 6.7%.

The following table presents certain information relating to the primary competition for The Townhouse Apartments - Stamford Property:

Competitive Set(1)

	Townhouse Apartments - Stamford	Canterbury Green Apartments	Park Grove	Park Square West	Cornerstone	Daycroft Apartments	Wescott
Location	Stamford	Stamford	Stamford	Stamford	Stamford	Stamford	Stamford
Year Built	1956, 1963	1988	1997	2001	1968	1958	1986
Occupancy	97.8%(2)	98.1%	97.0%	98.6%	90.7%	97.2%	95.8%
No. of Units	270	105	402	143	388	108	261
Avg. Quoted Rents $/SF	$23 - $37	$26 - 32	$29 - $31	$30 - $40	$24 - $32	$21 - $25	$23 - $33
Distance	-	0.8 miles	0.6 miles	0.9 miles	0.9 miles	1.9 miles	0.8 miles

(1)	Source : Appraisal.

(2)	Occupancy as of September 1, 2016.

■	The Borrower. The borrower is CSC-65 Prospect, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Townhouse Apartments - Stamford Loan. The non-recourse carve-out guarantor is Robert Schlesinger.

■	Escrows. On the origination date of The Townhouse Apartments - Stamford Loan, the borrower funded escrow reserves of $234,934 for real estate taxes, $257,425 for deferred maintenance, $59,934 for environmental insurance and $95,000 for an environmental reserve.

On each due date, the borrower is required to fund the following reserves with respect to The Townhouse Apartments - Stamford Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; and (iii) a replacement reserve in an amount equal to $5,625. The Townhouse Apartments - Stamford Loan documents do not require monthly escrows for insurance provided that The Townhouse Apartments - Stamford Property is insured via an acceptable blanket insurance policy per the lender.

THE TOWNHOUSE APARTMENTS - STAMFORD

■	Lockbox and Cash Management. The Townhouse Apartments - Stamford Loan requires a springing lockbox, and a springing cash management, which will be established upon written notification from the lender to the lockbox bank. Upon the occurrence of a Cash Management Trigger Event (as defined below), The Townhouse Apartments - Stamford Loan documents require the borrower to set up the account for the sole and exclusive benefit of the lender into which the borrower is required to deposit or cause to be deposited all revenue generated by The Townhouse Apartments - Stamford Property. Following the occurrence of a Cash Management Trigger Event, the funds on deposit in the lockbox account are required to be transferred within two business days to the cash management account under the control of the lender. On each due date after the occurrence of a Cash Management Trigger Event, The Townhouse Apartments - Stamford Loan documents require that all amounts on deposit in the cash management account shall be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment; (iv) fees and expenses in accordance with the cash management agreement; (v) monthly replacement reserves; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) funds sufficient to be applied to the operating expenses set forth in the annual operating budget; (viii) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, will be applied to a borrower-controlled account; and (ix) all excess cash flow will be applied to the excess cash flow account if a Cash Sweep Event (as defined below) is in effect or to a borrower-controlled account if no Cash Sweep Event is in effect.

A “Cash Management Trigger Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor or the manager; or (iii) a Cash Management DSCR Trigger Event.

A “Cash Management DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.10x.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) bankruptcy action of the borrower, guarantor or the manager; or (iii) a Cash Sweep DSCR Trigger Event.

A “Cash Sweep DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.05x.

■	Property Management. The Townhouse Apartments Property is currently managed by Principal Management Partners, LP, an affiliate of the borrower, pursuant to a management agreement. The Townhouse Apartments Loan documents provide that the borrower may terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement upon the lender’s consent, in each case, to the extent that (i) an event of default under The Townhouse Apartments - Stamford Loan documents has occurred and is continuing; (ii) the property manager is in default under the management agreement beyond any applicable notice and cure period; (iii) the property manager becomes insolvent or a debtor in any bankruptcy action; and/or (iv) at any time the property manager has engaged in negligence, fraud, willful misconduct or misappropriation of funds.

■	Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of The Townhouse Apartments - Stamford Property, plus 18 months of business interruption coverage as calculated under the loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from The Townhouse Apartments - Stamford Property (on an actual loss sustained basis) for a period continuing until the restoration of The Townhouse Apartments - Stamford Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

101 hudson

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Barclays
Location (City/State)	Jersey City, New Jersey	Cut-off Date Principal Balance(3)		$56,250,000
Property Type	Office	Cut-off Date Principal Balance per SF(2)		$186.34
Size (SF)	1,341,649	Percentage of Initial Pool Balance		7.4%
Total Occupancy as of 9/21/2016(1)	98.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/21/2016(1)	98.3%	Type of Security		Fee Simple
Year Built / Latest Renovation	1992 / NAP	Mortgage Rate		3.11700%
Appraised Value	$482,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Term (Months)		120
Underwritten Revenues	$50,810,573
Underwritten Expenses	$18,681,652	Escrows
Underwritten Net Operating Income (NOI)	$32,128,921		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$29,075,403	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	51.8%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	51.8%	Deferred Maintenance	$104,000	$0
DSCR Based on Underwritten NOI / NCF(2)	4.07x / 3.68x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	12.9% / 11.6%	Other(4)	$19,049,837	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$250,000,000	99.9%	Principal Equity Distribution	$229,124,830	91.6%
Other Sources	250,000	0.1	Reserves	19,153,837	7.7
			Closing Costs	1,971,333	0.8

Total Sources	$250,250,000	100.0%	Total Uses	$250,250,000	100.0%

(1)	Includes 139,536 SF of space leased by National Union Fire Insurance and 37,387 SF of space leased by Tullett Prebon Holdings Corp. totaling 176,923 SF (13.2% of NRA) that are dark and not currently in occupancy. Total Occupancy and Owned Occupancy excluding this space is 85.1%.

(2)	Calculated based on the aggregate outstanding principal balance of the 101 Hudson Loan Combination (as defined below).

(3)	The Cut-off Date Balance of $56,250,000 is evidenced by the non-controlling note A-5, which is part of a loan combination evidenced by five pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $250,000,000. The related companion loans are evidenced by (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $70,000,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to one or more future commercial mortgage securitization transactions, (ii) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $67,500,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to the WFCM 2016-C36 securitization transaction and (iii) the non-controlling notes A-3 and A-4, which have outstanding principal balances as of the Cut-off Date of $30,000,000 and $26,250,000, respectively, are currently held by Bank of America, N.A. and are expected to be contributed to one or more future commercial mortgage securitization transactions. See “— The Mortgage Loan” below.

(4)	The other upfront reserve is comprised of a $16,270,684 Existing TI/LC Obligations Reserve and a $2,779,153 Rent Concession Reserve. See “— Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “101 Hudson Loan”) is part of a loan combination (the “101 Hudson Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee interest in an office building in Jersey City, New Jersey (the “101 Hudson Property”). The 101 Hudson Loan, which is evidenced by note A-5 and represents a non-controlling interest in the 101 Hudson Loan Combination, had an original principal balance of $56,250,000, has an outstanding principal balance as of the Cut-off Date of $56,250,000, and represents approximately 7.4% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $193,750,000, have an outstanding principal balance as of the Cut-off Date of $193,750,000, and are evidenced by: (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $70,000,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to one or more future commercial mortgage securitization transactions, (ii) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $67,500,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to the WFCM 2016-C36 securitization transaction and (iii) the non-controlling notes A-3 and A-4, which have outstanding principal balances as of the Cut-off Date of $30,000,000 and $26,250,000, respectively, are currently held by Bank of America, N.A. and are expected to be contributed to one or more future commercial mortgage securitization transactions. The 101 Hudson Loan Combination was co-originated by Barclays Bank PLC, Bank of America, N.A., and Wells Fargo Bank, National Association on September 30, 2016. The 101 Hudson Loan Combination had an original principal balance of $250,000,000, has an outstanding principal balance as of the Cut-off Date of $250,000,000 and accrues interest at an interest rate of 3.11700% per annum. The proceeds of the 101 Hudson Loan Combination were primarily used to recapitalize the 101 Hudson Property, fund reserves and pay origination costs.

The 101 Hudson Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 101 Hudson Loan requires interest only payments on each due date. The scheduled maturity date of the 101 Hudson Loan is the due date in October 2026. Provided no event of default under the 101 Hudson Loan documents has occurred and is continuing, at any time after the earlier of (i) the second anniversary of the securitization of the last portion of the 101 Hudson Loan Combination and (ii) September 30, 2019, the 101 Hudson Loan Combination may be prepaid in full, provided that the borrower pays a prepayment fee equal to the greater of a yield maintenance premium and 1% of the principal amount being prepaid. Voluntary prepayment of the 101 Hudson Loan is permitted on and after the due date in April 2026 without the payment of any yield maintenance or prepayment premium.

101 hudson

■	The Mortgaged Property. The 101 Hudson Property consists of a 42-story Class A office tower totaling 1,341,649 SF located within the Waterfront district in Jersey City, New Jersey. The 101 Hudson Street Property is currently the second tallest building in Jersey City and is Wired Certified Platinum, a certification awarded to buildings with the fastest, most reliable internet connections and telecom infrastructures. The 101 Hudson Property features views of the New York City Harbor and Manhattan skyline, 17-foot ceiling heights and a landscaped courtyard area. Approximately 22,788 SF of the 101 Hudson Property’s space is leased to ground floor retail tenants, which include Wells Fargo Bank, Au Bon Pain, Salsarita’s, Nanking and a newsstand. The 101 Hudson Property provides access to an attached 778-space parking garage which represents a parking ratio of 0.7 spaces per 1,000 SF of net rentable area. The 101 Hudson Property also has access to public transportation via the Exchange Place PATH train station, the Hudson-Bergen light rail and the New York Waterway ferry, which provide access to Manhattan and northern New Jersey.

The 101 Hudson Property was constructed in 1992. The sponsor purchased the 101 Hudson Property in 2005 for $329.0 million and has invested approximately $3.7 million of capital expenditures over the past 10 years upgrading common areas and repairing roofing. The 101 Hudson Street Property features 39 tenants that include financial services companies, insurance companies and professional services. The 101 Hudson Street Property features investment-grade tenancy comprising approximately 58.1% of the net rentable area and approximately 53.0% of the in-place underwritten base rent. The largest tenant, Bank of America (rated A/Baa1/BBB+ by Fitch, Moody’s and S&P), representing 28.9% of the net rentable area and 21.8% of the total underwritten base rent, executed a 10-year lease renewal in March 2016, extending their lease through March 2027. In addition to the lease extension, Bank of America expanded into an additional 53,372 SF (4.0% of net rentable area). The 101 Hudson Street Property has benefited from significant leasing momentum with approximately 359,225 SF (26.8% of net rentable area) having started a new lease or renewal since 2015. Over the past eleven years, the 101 Hudson Street Property has averaged 92.8% occupancy and as of September 21, 2016, the 101 Hudson Street Property was 98.3% occupied by 39 tenants subject to 57 leases.

The following table presents certain information relating to the major tenants at the 101 Hudson Property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Bank of America(3)	A/Baa1/BBB+	388,207	28.9%	$8,641,488	21.8%	$22.26	3/31/2027	2, 5-year options
National Union Fire Insurance(4)	NR/NR/A+	271,533	20.2	8,145,990	20.5	30.00	4/30/2018	2, 5-year options
Tullett Prebon Holdings Corp.(5)	BBB-/NR/NR	100,909	7.5	3,132,809	7.9	31.05	11/30/2023	1, 5-year option
Jeffries LLC	BBB-/Baa3/BBB-	62,763	4.7	2,133,942	5.4	34.00	6/30/2023	2, 5-year options
First Data Corporation(6)	CCC+/B3/B+	54,669	4.1	1,921,135	4.8	35.14	5/31/2026	1, 5-year option
GBT US LLC	NR/NR/NR	49,563	3.7	1,920,566	4.8	38.75	11/30/2026	1, 5-year option
United States Fire Insurance	NR/NR/A-	35,040	2.6	1,331,520	3.4	38.00	7/31/2032	1, 5-year option
World Business Lenders LLC	NR/NR/NR	35,040	2.6	1,296,480	3.3	37.00	1/31/2027	1, 5-year option
Lehman Brothers Holdings Inc.	NR/NR/NR	32,103	2.4	1,203,863	3.0	37.50	6/30/2017	NA
PricewaterhouseCoopers LLP	NR/NR/NR	33,320	2.5	1,132,880	2.9	34.00	12/31/2017	NA
Ten Largest Tenants		1,063,147	79.2%	$30,860,673	77.7%	$29.03
Remaining Tenants		256,143	19.1	8,860,935	22.3	34.59
Vacant		22,359	1.7	0	0.0	0.00
Total / Wtd. Avg. All Tenants		1,341,649	100.0%	$39,721,608	100.0%	$30.11

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Inclusive of Bank of America’s newly executed lease for 53,372 SF (4.0% of net rentable area) which will commence on November 1, 2016.

(4)	National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area).

(5)	Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area).

(6)	First Data Corporation has the option to terminate its lease effective December 31, 2023 with required notice by June 30, 2022 and a termination fee of approximately $2,107,496.

101 hudson

The following table presents the lease rollover schedule at the 101 Hudson Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants(2)
Admin(2)	4,428	0.3%	0.3%	$0	0.0%	0.00	0
MTM	843	0.1	0.4%	38,778	0.1	46.00	1
2016	0	0.0	0.4%	0	0.0	0.00	0
2017	71,589	5.3	5.7%	2,649,476	6.7	37.01	5
2018	321,335	24.0	29.7%	10,127,523	25.5	31.52	6
2019	29,846	2.2	31.9%	1,074,568	2.7	36.00	4
2020	4,170	0.3	32.2%	158,719	0.4	38.06	2
2021	15,257	1.1	33.4%	551,665	1.4	36.16	2
2022	22,869	1.7	35.1%	873,064	2.2	38.18	4
2023	184,370	13.7	48.8%	5,997,183	15.1	32.53	3
2024	25,557	1.9	50.7%	513,696	1.3	20.10	1
2025	25,528	1.9	52.6%	867,952	2.2	34.00	2
2026	127,625	9.5	62.1%	4,639,147	11.7	36.35	4
2027 & Thereafter	485,873	36.2	98.3%	12,229,837	30.8	25.17	5
Vacant	22,359	1.7	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	1,341,649	100.0%		$39,721,608	100.0%	$30.11	39

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	Includes two units occupied as Mack-Cali Storage (1,650 SF) and a management office (2,778 SF).

The following table presents certain information relating to historical leasing at the 101 Hudson Property:

Historical Leased %(1)

	2013	2014	2015	As of 9/21/2016(2)
Owned Space	83.0%	84.7%	89.5%	98.3%

(1)	As provided by the borrower and which represents average occupancy for the specified year unless otherwise indicated.

(2)	Includes 139,536 SF of space leased by National Union Fire Insurance and 37,387 SF of space leased by Tullett Prebon Holdings Corp. totaling 176,923 SF (13.2% of NRA) that are dark and not currently in occupancy. Total Occupancy and Owned Occupancy excluding this space is 85.1%.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 101 Hudson Property:

Cash Flow Analysis

	2013	2014	2015	TTM 7/31/2016	Underwritten	Underwritten $ per SF
Base Rent(1)(2)	$24,157,783	$28,964,380	$29,630,763	$30,591,857	$38,072,656	$28.38
Contractual Rent Steps(3)	0	0	0	0	1,648,952	1.23
Percentage Rent	381,069	154,426	209,962	139,808	204,500	0.15
Straight Line Rent	0	0	0	0	1,106,341	0.82
Gross Up Vacancy	0	0	0	0	946,131	0.71
Total Rent	$24,538,852	$29,118,806	$29,840,725	$30,731,665	$41,978,580	$31.29
CAM Reimbursements	5,135,434	5,647,566	5,159,255	5,637,099	6,877,206	5.13
Other Reimbursements	2,721,562	2,759,785	2,536,830	2,327,197	2,706,855	2.02
Net Rental Income	$32,395,848	$37,526,157	$37,536,810	$38,695,961	$51,562,641	$38.43
Vacancy/Credit Loss	0	0	0	0	(2,098,929)	(1.56)
Other Income(4)	805,904	702,221	1,034,201	1,264,812	1,346,861	1.00
Effective Gross Income	$33,201,752	$38,228,378	$38,571,011	$39,960,773	$50,810,573	$37.87

Total Expenses	$16,691,035	$17,641,097	$17,274,342	$16,855,969	$18,681,652	$13.92

Net Operating Income	$16,510,717	$20,587,281	$21,296,669	$23,104,804	$32,128,921	$23.95
TI/LC	0	0	0	0	2,771,771	2.07
Replacement Reserves	0	0	0	0	281,746	0.21
Net Cash Flow	$16,510,717	$20,587,281	$21,296,669	$23,104,804	$29,075,403	$21.67

(1)	Historical Base Rent is inclusive of any rent abatements that were provided to tenants.

(2)	The increase in Base Rent and Effective Gross Income from 2013 through Underwritten is due to leasing momentum from 83.4% as of December 31, 2013 to 98.3% as of September 21, 2016, a free rent burn-off and the Bank of America expansion.

(3)	Underwritten Contractual Rent Steps includes contractual rent steps through September 21, 2017 totaling $1,648,952.

(4)	Other Income includes parking and other minor miscellaneous income.

101 hudson

■	Appraisal. According to the appraisal, the 101 Hudson Property had an “as-is” appraised value of $482,500,000 as of September 6, 2016 and an “as stabilized” value of $560,000,000 as of September 1, 2019.

■	Environmental Matters. Based on the Phase I environmental report dated August 30, 2016, there was evidence of one recognized environmental condition at the 101 Hudson Property.

The Phase I environmental consultant identified two 10,000-gallon underground storage tanks (“USTs”) at the 101 Hudson Street Property, containing heating oil that is used to fuel the dual boilers for heating the building. The USTs are double-walled tanks constructed of fiberglass reinforced plastic and were installed at the 101 Hudson Street Property in 1991. Although there was no evidence of leaks or spills, the Phase I environmental consultant considered the USTs a recognized environmental condition due to their age. The USTs are registered and compliant through June 30, 2017. Mack-Cali Realty, L.P. has obtained a $1,000,000 Storage Tank Third-Party Liability, Corrective Action and Clean-Up Costs Insurance Policy from AIG.

■	Market Overview and Competition. The 101 Hudson Property is located in Jersey City, New Jersey. Jersey City is a 21 square mile urban residential area along the Hudson River waterfront that has experienced recent residential and commercial development. Companies located near the 101 Hudson Property include Allergan, TD Ameritrade, Deloitte, Goldman Sachs, IBM, and ETrade Financial. According to the appraisal, the estimated 2016 population within a one-mile radius of the 101 Hudson Property was 48,701. Additionally, the 2016 estimated average household income within a one-mile radius of the 101 Hudson Property was $153,350.

Jersey City has convenient access to numerous transportation hubs which connect to the city and surrounding areas. The adjacent PATH train station provides direct 24-hour access to the World Trade Center in Manhattan. From the World Trade Center, 11 subway lines connect to the rest of Manhattan. Alternative access to Manhattan is provided by the New York Waterway ferry located 0.2 miles from the 101 Hudson Property and busses through the Lincoln Tunnel and Holland Tunnel. Both the New Jersey Turnpike and Interstate 78 are accessible from Jersey City and provide access to the greater New York metropolitan area. Interstate 78 connects the area to the Newark Liberty International Airport, which is located 11 miles west of the 101 Hudson Property and which served over 80 million domestic passengers and 43 million international passengers in 2015.

The following table presents certain information relating to certain office lease comparables provided in the appraisal for the 101 Hudson Property:

Office Lease Comparables(1)

	101 Hudson Property	Waterfront Corporate Center III	Waterfront Corporate Center III	Waterfront Corporate Center III	Harborside Financial Center 5	Harborside Plaza Two	Harborside Plaza Two	Newport Office Tower	Newport Office Tower
Year Built/Renovated	1992/NAP	2014/NAP	2014/NAP	2014/NAP	2002/NAP	1929/1996	1929/1996	1990/NAP	1990/NAP
Total GLA	1,341,649	507,781	507,781	507,781	976,407	761,200	761,200	1,050,000	1,050,000
Tenant Name	NAP	Jet.com	Newell Rubbermaid	NICE Systems	Ishi Systems, Inc.	Zurich Insurance	Cardinia Real Estate	FX Direct Dealer LLC	Golden Pear Funding
Tenant GLA	NAP	39,900	99,960	59,990	12,365	64,414	79,771	15,912	3,842
Rental Rate ($ per SF)(2)	$28.38	$51.50	$51.00	$44.00	$37.00	$41.00	$37.50	$35.00	$38.00

(1)	Source: Appraisal.

(2)	Rental Rate ($ per SF) for the 101 Hudson Property is based on in-place rents for office tenants as presented on the underwritten rent roll.

■	The Borrower. The borrower is 101 Hudson Realty L.L.C., a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 101 Hudson Loan Combination. The guarantor of the non-recourse carveouts under the 101 Hudson Loan Combination is Mack-Cali Realty, L.P. (“Mack-Cali”).

Mack-Cali Realty Corporation (NYSE: CLI, rated Ba1/BB+/BB+ by Moody’s/S&P/Fitch) is a public REIT and an owner, property manager and developer of class A real estate focusing on New Jersey waterfront properties and other transit-based office markets. Founded in 1949, Mack-Cali Realty Corporation has grown to own or have interests in 262 properties including 29.0 million SF of office space across 245 properties as well as 5,214 multifamily units. The office portfolio was 86.7% leased as of June 30, 2016. For the year ended December 31, 2015, Mack-Cali Realty Corporation reported revenues of approximately $594.9 million.

■   Escrows. In connection with the origination of the 101 Hudson Loan Combination, the borrower deposited (i) $104,000 into a deferred maintenance reserve, (ii) $2,779,153 into a rent concession reserve for gap rent and existing free rent obligations due to tenants for free rent as of the 101 Hudson Loan Combination origination date and (iii) $16,270,684 into a TI/LC reserve for existing TI/LC obligations due to tenants as of the 101 Hudson Loan

101 hudson

      Combination origination date. Pursuant to the 101 Hudson Loan documents, the borrower may elect to deposit a letter of credit in lieu of the amounts required under (ii) and (iii) above.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the 101 Hudson Property: (i) a tax reserve in an amount equal to one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period unless no 101 Hudson Trigger Period is continuing, (ii) an insurance reserve in an amount equal to one-twelfth of the annual insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the insurance policies at least 30 days prior to expiration unless an acceptable blanket insurance policy is in place, the borrower provides the lender with timely proof of payment of insurance premiums and renewals and no 101 Hudson Trigger Period is continuing, (iii) a replacement reserve in the amount of $25,715 for replacements to the 101 Hudson Property unless no 101 Hudson Trigger Period is continuing and (iv) a tenant improvements and leasing commissions reserve in the amount of $167,706 unless no 101 Hudson Trigger Period is continuing.

A “101 Hudson Trigger Period” means any period commencing upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio being less than 1.25x. A 101 Hudson Trigger Period will end, with respect to clause (i), upon the cure of such event of default; or, with respect to clause (ii), upon the debt service coverage ratio being at least 1.25x for two consecutive calendar quarters.

■	Lockbox and Cash Management. The 101 Hudson Loan Combination is structured with a hard lockbox and springing cash management. The 101 Hudson Loan documents require the borrower to direct the tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower or property manager with respect to the 101 Hudson Property be deposited into such lockbox account within one business day following receipt. If no 101 Hudson Trigger Period is continuing, the funds in the lockbox account are swept to an account controlled by the borrower. During a 101 Hudson Trigger Period, all rents will be swept to a segregated cash management account and held in trust and for the benefit of the lender. On each due date during a 101 Hudson Trigger Period, the 101 Hudson Loan documents require that all amounts on deposit in the cash management account be used to pay required reserves, operating expenses, debt service and all remaining amounts be reserves in an excess cash flow reserve account.

■	Property Management. The 101 Hudson Property is managed by Mack-Cali Realty, L.P., an affiliate of the borrower. Under the 101 Hudson Loan documents, the borrower may not surrender, terminate, cancel, modify, supplement, alter or amend the property management agreement. The lender has the right to require the borrower to replace the property manager with a qualified property manager under the 101 Hudson Loan documents if (i) Mack-Cali Realty, L.P. becomes insolvent or a debtor in any bankruptcy or insolvency proceedings or (ii) a 101 Hudson Trigger Period is continuing.

■	Mezzanine and Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the 101 Hudson Property (plus loss of rents and/or business interruption insurance for a period beginning on the date of casualty and continuing until the restoration of the 101 Hudson Property is completed or the expiration of 18 months, whichever first occurs as well as an extended period of indemnity covering the six months following restoration) subject to a cap equal to two times the premium for the casualty coverage on a stand-alone basis. If TRIPRA is not in effect, the borrower is not required to pay annual premiums in excess of 200% of the then-current annual insurance premiums payable by the borrower for the policies insuring only the 101 Hudson Property on a stand-alone basis and, if the cost of terrorism insurance exceeds such cap, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

80 PARK PLAZA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Newark, New Jersey	Cut-off Date Balance(2)		$50,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$138.44
Size (SF)	960,689	Percentage of Initial Pool Balance		6.6%
Total Occupancy as of 7/19/2016	85.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/19/2016	85.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	1979 / 2015	Mortgage Rate		4.45000%
Appraised Value	$177,400,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)		36

Underwritten Revenues	$24,135,155
Underwritten Expenses	$11,627,671	Escrows
Underwritten Net Operating Income (NOI)	$12,507,483		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,199,015	Taxes	$906,128	$302,043
Cut-off Date LTV Ratio(1)	75.0%	Insurance	$35,304	$17,652
Maturity Date LTV Ratio(1)	65.6%	Replacement Reserve(3)	$4,500,000	$0
DSCR Based on Underwritten NOI / NCF(1)	1.56x / 1.52x	TI/LC(4)	$1,500,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	9.4% / 9.2%	Other(5)	$1,422,745	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$133,000,000	71.6%	Purchase Price	$174,500,000	93.9%
Principal’s New Cash Contribution	50,500,000	27.2	Reserves	8,364,176	4.5
Other Sources	2,355,765	1.3	Closing Costs	2,991,588	1.6

Total Sources	$185,855,765	100.0%	Total Uses	$185,855,765	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 80 Park Plaza Loan Combination (as defined below).

(2)	The 80 Park Plaza Loan has a Cut-off Date Balance of $50,000,000 and represents the controlling notes A-1 and A-2 of the $133,000,000 80 Park Plaza Loan Combination, which is evidenced by four pari passu notes and was co-originated by Citigroup Global Markets Realty Corp. and Ladder Capital Finance LLC. The related companion loans are evidenced by the non-controlling notes A-3 and A-4, which have an aggregate outstanding principal balance as of the Cut-off Date of $83,000,000 are currently held by Citigroup Global Markets Realty Corp. and Ladder Capital Finance VI TRS LLC, respectively, and are expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(3)	If the replacement reserve balance falls below $250,000 the borrowers are required to deposit $16,012 monthly until the funds on deposit in the replacement reserve account are equal to or greater than $1,000,000. See “—Escrows” below.

(4)	If the TI/LC reserve falls below $1,000,000 the borrowers are required to deposit $40,029 monthly until the funds on deposit in the TI/LC account are equal to or greater than $1,000,000 (the “Leasing Reserve Cap”). At any time PSEG Services Corporation (including any subsequent occupant of the PSEG space, “PSEG”) is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BBB-” by S&P (and its equivalent or higher by each other rating agency), the borrowers are required to deposit $80,057 each month into the TI/LC account (such amount is not subject to the Leasing Reserve Cap). At any time PSEG is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BB” by S&P (and its equivalent or higher by each other rating agency), the borrowers are required to deposit $160,115 each month into the TI/LC account (such amount is not subject to the Leasing Reserve Cap). See “—Escrows” below.

(5)	The other reserve is for unfunded tenant improvements and leasing commissions obligations related to PSEG. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “80 Park Plaza Loan”) is part of a loan combination (the “80 Park Plaza Loan Combination”) evidenced by four pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 960,689 SF office building located in Newark, New Jersey (the “80 Park Plaza Property”). The 80 Park Plaza Loan, which is evidenced by the controlling notes A-1 and A-2, has an aggregate Cut-off Date Balance of $50,000,000 and represents approximately 6.6% of the Initial Pool Balance. The related companion loans are evidenced by the non-controlling notes A-3 and A-4, which had an aggregate original principal balance of 83,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $83,000,000, are currently held by Citigroup Global Markets Realty Corp. and Ladder Capital Finance VI TRS LLC, respectively, and are expected to be contributed to one or more future commercial mortgage securitization transactions. The 80 Park Plaza Loan Combination, which accrues interest at an interest rate of 4.45000% per annum, was co-originated by Citigroup Global Markets Realty Corp. and Ladder Capital Finance LLC on September 30, 2016, had an original principal balance of $133,000,000 and has an outstanding principal balance as of the Cut-off Date of $133,000,000. The proceeds of the 80 Park Plaza Loan Combination were primarily used to acquire the 80 Park Plaza Property, fund reserves and pay origination costs.

The 80 Park Plaza Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 80 Park Plaza Loan requires monthly payments of interest only through the due date in October 2019, after which it requires monthly payments of interest and principal sufficient to amortize the 80 Park Plaza Loan over a 30-year amortization schedule. The scheduled maturity date of the 80 Park Plaza Loan is the due date in October 2026. Provided that no event of default has occurred and is continuing under the 80 Park Plaza Loan Combination loan documents, at any time after the earlier of the third anniversary of origination of the 80 Park Plaza Loan and the second anniversary of the securitization of the last portion of the 80 Park Plaza Loan Combination, the 80 Park Plaza Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 80 Park Plaza Loan Combination loan documents. Provided that no event of default has occurred and is continuing under the 80 Park Plaza Loan documents, voluntary prepayment of the 80 Park Plaza Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in July 2026.

80 PARK PLAZA

■	The Mortgaged Property. The 80 Park Plaza Property is comprised of a 960,689 SF, Class A office building located in the Newark, New Jersey central business district. The 80 Park Plaza Property, which is set on a 2.79 acre site, was developed as a build-to-suit in 1979 to serve as the headquarters for PSEG. The 80 Park Plaza Property includes both a 26-story office tower and a three-story plaza building which is used as PSEG’s walk-in customer service center. The tower building features a two-story lobby and has 30,800 SF floorplates with primarily open floor plans. Building amenities include a full-service cafeteria with executive dining, a fitness center, a conference room and a 70,000 SF data center. The two buildings are connected via a two-story, enclosed pedestrian bridge.

The 80 Park Plaza Property currently serves as the headquarters of PSEG which has been in Newark since the company’s inception in 1903. The 80 Park Plaza Property features center core, rectangular floor plates, 360-degree views of the surrounding areas and 50 parking spaces in level one of the office tower. Additionally, the 80 Park Plaza Property includes critical operational elements for PSEG’s business with four essential operational centers located in the two lower levels for security, data, electric and gas operations. The 80 Park Plaza Property is utilized as the main power and gas routing source for all of PSEG’s territories in New Jersey, New York, Pennsylvania and several other Mid-Atlantic and Northeastern states.

The following table presents certain information relating to historical leasing at the 80 Park Plaza Property:

Historical Leased %(1)

	2013	2014	2015	5/31/2016	As of 7/19/2016
Owned Space	100.0%	100.0%	96.4%	90.5%	85.8%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the specified year unless otherwise specified.

The following table presents certain information relating to the sole tenant at the 80 Park Plaza Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
PSEG(2)	BBB+ / NR / BBB+	824,124	85.8%	$14,438,859	100.0%	$17.52	9/30/2030	2, 5-year options
Largest Tenant		824,124	85.8%	$14,438,859	100.0%	$17.52
Vacant		136,565	14.2	0	0.0	0.00
Total / Wtd. Avg. All Tenants		960,689	100.0%	$14,438,859	100.0%	$17.52

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	PSEG has the right to surrender up to two top floors during the renewal periods of its lease.

The following table presents the lease rollover schedule at the 80 Park Plaza Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027 & Thereafter(2)	824,124	85.8	85.8%	14,438,859	100.0	17.52	1
Vacant	136,565	14.2	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	960,689	100.0%		$14,438,859	100.0%	$17.52	1

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

(2)	PSEG’s lease expiration (September 30, 2030) extends beyond the maturity date of the 80 Park Plaza Loan of October 6, 2026.

80 PARK PLAZA

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 80 Park Plaza Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 5/31/2016	Underwritten	Underwritten $ per SF
Base Rent(2)	$8,928,829	$8,974,084	$9,821,028	$11,232,600	$12,609,097	$13.13
Contractual Rent Steps(3)	0	0	0	0	1,829,762	1.90
Potential Income from Vacant Space	0	0	0	0	4,096,950	4.26
Total Rent	$8,928,829	$8,974,084	$9,821,028	$11,232,600	$18,535,809	$19.29
Reimbursements	10,479,296	10,714,894	10,364,439	9,923,181	9,696,296	10.09
Other Income	0	0	0	0	0	0.00
Vacancy, Credit Loss & Concessions	0	0	0	0	(4,096,950)	(4.26)
Effective Gross Income	$19,408,125	$19,688,978	$20,185,467	$21,155,781	$24,135,155	$25.12

Real Estate Taxes	$3,575,433	$3,783,065	$4,017,755	$4,134,900	$3,293,193	$3.43
Insurance	163,261	165,476	155,029	149,868	201,737	0.21
Management Fee(4)	320,000	320,000	330,139	347,037	724,055	0.75
Other Expenses	6,482,764	6,463,944	6,268,981	6,876,634	7,408,687	7.71
Total Operating Expenses	$10,541,458	$10,732,485	$10,771,904	$11,508,439	$11,627,671	$12.10

Net Operating Income	$8,866,667	$8,956,493	$9,413,563	$9,647,342	$12,507,483	$13.02
Normalized TI/LC	0	0	0	0	308,469	0.32
Replacement Reserves	0	0	0	0	0	0.00
Net Cash Flow	$8,866,667	$8,956,493	$9,413,563	$9,647,342	$12,199,015	$12.70

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is higher than historical base rent including TTM 5/31/2016 due to PSEG renewing its lease at a higher rent in October 2015.

(3)	Contractual Rent Steps are underwritten based upon the present value of scheduled rent increases (2.0% annually) through the end of the 10-year loan term for PSEG.

(4)	Management Fee was underwritten as 3.0% of Effective Gross Income which is consistent with PSEG’s revised reimbursement of the management fee as of October 1, 2015. Historically, PSEG had reimbursed a flat fee of $320,000.

■	Appraisal. According to the appraisal, the 80 Park Plaza Property had an “as-is” appraised value of $177,400,000 as of August 1, 2016 and is expected to have an “as stabilized” appraised value of $201,400,000 as of August 1, 2019.

■	Environmental Matters. Based on a Phase I environmental report dated July 15, 2016, the environmental consultant recommended the installment of secondary containment beneath two ASTs and an operations and maintenance plan for asbestos. A Phase II Limited Subsurface Investigation was recommended to determine whether historical gas station and dry cleaner uses represent a recognized environmental condition. Environmental insurance was in place at loan origination in lieu of the recommended investigation.

■	Market Overview and Competition. The 80 Park Plaza Property is located in the central business district of Newark, New Jersey, approximately 20 miles west of New York City. The 80 Park Plaza Property is part of Essex County which is located in the NY-NJ-PA metropolitan statistical area (MSA). According to the appraisal, Essex County has an estimated 2016 population of 800,607. Essex County has a large concentration in the government, trade, transportation and utilities and education and healthcare employment sectors. According to the appraisal, the neighborhood surrounding the 80 Park Plaza Property is primarily influenced by its proximity to the Prudential Center and to public transportation, including Newark’s Pennsylvania Station. Pennsylvania Station provides commuter train and PATH line access and NJ Transit’s Broad Street station provides access via the Newark Light Rail System.

The City of Newark is home to many types of businesses. Both Prudential Financial and Mutual Benefit Life Insurance Company originated in the City of Newark. The former, one of the largest insurance companies in the world, is still headquartered in Newark and recently finished construction of a new office building. Aside from PSEG, many other companies are headquartered in Newark, including International Discount Telecommunications, New Jersey Transit and Horizon Blue Cross and Blue Shield of New Jersey. Additionally, Newark-based companies include: Prudential Financial, Panasonic, IDT Corporation, Horizon Blue Cross and Blue Shield of New Jersey, Net2Phone, McCarter & English, LLP & NJ Transit. The 80 Park Plaza Property’s neighborhood has also established itself as a legal and educational center with Seton Hall Law School, New Jersey Institute of Technology (NJIT), Rutgers and the Martin Luther King Federal Building located nearby.

80 PARK PLAZA

According to the appraisal, a demographic profile of the surrounding area, including population, households and income data is as follows: within a one-, three- and five-mile radius, the 2016 estimated population is 51,309, 317,113 and 773,634, respectively. The 2016 median household income for Essex County is $55,025. Per the appraisal, the 80 Park Plaza Property is part of the Northern New Jersey office submarket. As of the second quarter of 2016, the Northern New Jersey office submarket consisted of approximately 65.8 million SF with a 19.8% vacancy rate and asking rents of $27.52 per SF. The Newark submarket consists of approximately 11.7 million SF with a 16.9% vacancy rate and asking rents of $26.99 per SF.

The following table presents certain information relating to the primary competition for the 80 Park Plaza Property:

80 Park Plaza Property Competitive Set(1)

	80 Park Plaza Property	1 Newark Center	2 Penn Plaza East	Gateway I
Year Built	1979	1992	1991	1971
Floors	26	22	17	26
SF	960,689	418,027	400,000	467,000
Total Occupancy	85.8%(2)	93.6%	91.9%	85.0%
Asking Rent	$30.00	$33.75	$32.25	$33.00

	Gateway III	Gateway IV	1 Riverfront Plaza
Year Built	1984	1987	1989
Floors	19	15	20
SF	478,500	322,500	418,889
Total Occupancy	38.0%	100%	78.0%
Asking Rent	$34.00	NAV	$37.75

(1)	Source: Appraisal.

(2)	Occupancy as of July 19, 2016.

The following table presents certain information relating to sales comparables for the 80 Park Plaza Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)
80 Park Plaza	Newark, NJ	960,689	Sept. 2016	$174.5
Novo Nordisk HQ	Plainsboro, NJ	731,104	Aug. 2016	$305.0
30 Montgomery	Jersey City, NJ	305,223	Jul. 2016	$101.0
Warren Corporate Center	Warren, NJ	821,000	Apr. 2016	$136.0
90 Hudson Street	Jersey City, NJ	431,658	Feb. 2016	$181.0
The Meadows	Rutherford, NJ	603,680	Aug. 2015	$120.4
Park 80 West Plaza I & II	Saddle Brook, NJ	493,856	Feb. 2015	$75.0

(1)	Source: Appraisal.

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA	Lease Term (months)	Base Rent per SF	Lease Type
80 Park Plaza Property	Newark, NJ	PSEG	Oct. 2015	824,124	180	$15.30(2)	Net
Gateway Center I	Newark, NJ	Salber	Mar. 2015	4,400	63	$31.00	Gross + TE
One Newark Center	Newark, NJ	Connell Foley	Jan. 2015	12,600	130	$31.00	Gross + TE
National Newark Building	Newark, NJ	PAETEC Communications	Sept. 2014	15,436	60	$25.00	Gross + TE
Riverfront Plaza	Newark, NJ	Lewis Brisbois Bisgaard & Smith LLP	Feb. 2014	7,856	87	$29.00	Gross + TE
Riverfront Plaza I	Newark, NJ	Sills Cummis	Jan. 2014	23,719	144	$32.30	Gross + TE

(1)	Source: Appraisal.

(2)	Represents average underwritten office rent at the 80 Park Plaza Property.

80 PARK PLAZA

■	The Borrowers. The borrowers are 80 Park Plaza SPE LLC, Quentin 80 Park Plaza LLC and Jo-Ash 80 Park Plaza LLC, collectively, as tenants-in-common, all single-purpose, single-asset Delaware limited liability companies. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 80 Park Plaza Loan. The non-recourse carveout guarantors for the 80 Park Plaza Loan are Elchonon Schwartz and Simon Glick. Mr. Schwartz is the founder of The Nightingale Group, LLC which is a privately held real estate investment firm. The Nightingale Group, which is headquartered in New York City, seeks value-oriented investments with repositioning or redevelopment opportunities in core and non-core markets across the United States. Mr. Glick is a New York-based investor who has invested in projects worldwide.

■	Escrows. In connection with the origination of the 80 Park Plaza Loan, the borrowers funded reserves of (i) $906,128 for real estate taxes; (ii) $35,304 for insurance; (iii) $4,500,000 for replacement reserves; (iv) $1,500,000 for tenant improvements and leasing commissions and (v) $1,422,745 for an unfunded tenant improvements and leasing commissions obligations reserve.

Additionally, on each due date, the borrowers are required to fund the following reserves with respect to the 80 Park Plaza Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $302,043) will be necessary to pay taxes over the then succeeding 12-month period, (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $17,652) will be necessary to pay insurance premiums over the then succeeding 12-month period, (iii) a $16,012 monthly replacement reserve if the replacement reserve falls below $250,000, subject to a cap of $1,000,000; (iv) a $40,029 monthly tenant improvements and leasing commissions reserve if the tenant improvements and leasing commissions reserve falls below $1,000,000 subject to a $1,000,000 cap and (v) at any time, PSEG is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BBB-” by S&P (and its equivalent or higher by each other Rating Agency), $80,057 each month into the TI/LC account (such amount not subject to a cap) and at any time PSEG is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BB” by S&P (and its equivalent or higher by each other rating agency), $160,115 will be deposited each month into the TI/LC account (such amount not subject to a cap).

■	Lockbox and Cash Management. The 80 Park Plaza Loan documents require a hard lockbox with in-place cash management. The 80 Park Plaza Loan documents require the borrowers to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrowers with respect to the 80 Park Plaza Property be promptly deposited into such lockbox account following receipt. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied to the payment of debt service and the funding of required reserves, with the remainder being disbursed to the borrowers, except during the continuance of an 80 Park Plaza Trigger Period (as defined below), when (a) to the extent that the 80 Park Plaza Trigger Period has occurred solely because PSEG failed to extend or renew its lease, all excess cash up to $5,000,000 will be deposited in an excess cash flow reserve held by the lender with the remainder of the excess cash being disbursed to the borrowers and (b) to the extent that the 80 Park Plaza Trigger Period has occurred other than because PSEG failed to extend or renew its lease, all excess cash will be deposited in an excess cash flow reserve held by the lender. After the occurrence and during the continuance of an event of default under the 80 Park Plaza Loan documents, the lender may apply any funds in the cash management account to amounts payable under the 80 Park Plaza Loan (and/or toward the payment of expenses of the 80 Park Plaza Property), in such order of priority as the lender may determine.

An “80 Park Plaza Trigger Period” means a period (a) commencing upon the earliest of (i) the occurrence of an event of default under the 80 Park Plaza Loan documents, (ii) the debt service coverage ratio being less than 1.15x and (iii) the occurrence of a 80 Park Plaza Specified Tenant Trigger Period (as defined below); and (b) expiring upon (x) with regard to any 80 Park Plaza Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any 80 Park Plaza Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters, and (z) with regard to any 80 Park Plaza Trigger Period commenced in connection with clause (iii) above, a 80 Park Plaza Specified Tenant Trigger Period ceasing to exist.

An “80 Park Plaza Specified Tenant Trigger Period” means a period (a) commencing upon the first to occur of (i) PSEG being in monetary or material non-monetary default under its lease beyond applicable notice and cure periods, (ii) PSEG providing notice that it is terminating and/or cancelling its lease, (iii) PSEG failing to be controlled by and at least 51% (directly or indirectly) owned by, a person who has a senior unsecured credit rating (or the equivalent thereof) of at least “B+” by S&P (and its equivalent or higher by each other rating agency), (iv) any termination, cancellation or failure to be in full force and effect (including rejection in a bankruptcy or insolvency proceeding) of the PSEG lease, (v) any bankruptcy or similar insolvency of PSEG, and (vi) PSEG failing to extend or renew the applicable lease for the PSEG space on or prior to October 2025 for a term extending until September 30, 2040; and

80 PARK PLAZA

(b) expiring upon (1) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (i) above, the cure of all monetary and all material non-monetary defaults under the lease, (2) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (ii) above, PSEG has revoked or rescinded all termination or cancellation notices and has re-affirmed its lease as being in full force and effect, (3) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (iii) above, PSEG is controlled by and at least 51% (directly or indirectly) owned by, a person who has a senior unsecured credit rating (or the equivalent thereof) of at least “BB+” by S&P (and its equivalent or higher by each other rating agency), (4) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (iv) above, PSEG is no longer insolvent or subject to any bankruptcy or insolvency proceeding and has affirmed its lease, (5) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (v) above, PSEG is paying full, unabated rent under its lease, and (6) with regard to any 80 Park Plaza Specified Tenant Trigger Period commenced in connection with clause (vi) above, PSEG has renewed or extended its lease until September 30, 2040.

■	Property Management. The 80 Park Plaza Property is managed by Nightingale Realty, LLC, an affiliate of the borrower sponsor. The lender has the right to direct the borrowers to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) an event of default has occurred and is continuing under the 80 Park Plaza Property Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrowers have the right to replace the property manager, provided no event of default is continuing under the 80 Park Plaza Loan documents, with a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation).

■	Mezzanine or Subordinate Indebtedness. So long as no event of default has occurred and is continuing, the borrowers are permitted to obtain mezzanine financing secured by direct or indirect ownership interests in the borrower, subject to the conditions set forth in the 80 Park Plaza Loan documents, which include but are not limited to (i) the lender’s review and approval of the mezzanine loan documents, organizational documents, and an intercreditor agreement, (ii) that the debt service coverage ratio (including the new mezzanine loan) must be equal to or greater than 1.50x, (iii) that the debt yield (including the new mezzanine loan) must be equal to or greater than 10.0%, (iv) that the loan-to-value ratio (including the new mezzanine loan) must be no greater than 75.0%, and (v) delivery of a rating agency confirmation, if requested by the lender.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the 80 Park Plaza Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 12-month extended period of indemnity, with no deductible in excess of $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus

BELVOIR PORTFOLIO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	12	Loan Seller	CGMRC
Location (City/State)	Providence, Rhode Island	Cut-off Date Principal Balance	$42,000,000
Property Type	Office	Cut-off Date Principal Balance per SF	$120.96
Size (SF)	347,214	Percentage of Initial Pool Balance	5.6%
Total Occupancy as of 9/1/2016	99.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 9/1/2016	99.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate	4.24000%
Appraised Value	$60,500,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Term (Months)	24

Underwritten Revenues	$7,647,784
Underwritten Expenses	$2,511,015	Escrows
Underwritten Net Operating Income (NOI)	$5,136,769	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,643,545	Taxes	$74,409	$74,409(1)
Cut-off Date LTV Ratio	69.4%	Insurance	$30,760	$7,690
Maturity Date LTV Ratio	58.9%	Replacement Reserve	$0	$7,590
DSCR Based on Underwritten NOI / NCF	2.07x / 1.88x	TI/LC	$1,500,000	$28,935
Debt Yield Based on Underwritten NOI / NCF	12.2% / 11.1%	Other(2)	$6,900	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$42,000,000	65.7%	Purchase Price	$60,000,000	93.9%
Principal’s New Cash Contribution	20,565,753	32.2	Closing Costs	2,312,732	3.7
Other Sources	1,359,048	2.1	Reserves	1,612,069	2.5

Total Sources	$63,924,801	100.0%	Total Uses	$63,924,801	100.0%

(1)	Monthly tax reserve payments commence on the payment date in May 2017.

(2)	The other upfront reserve of $6,900 represents a deferred maintenance reserve. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Belvoir Portfolio Loan”) is evidenced by a note in the original principal amount of $42,000,000 and is secured by a first mortgage encumbering the borrowers’ fee simple interest in 12 medical office buildings and their related parking lots located in Providence, Rhode Island (the “Belvoir Portfolio Properties”). The Belvoir Portfolio Loan was originated by Citigroup Global Markets Realty Corp. on September 27, 2016. The Belvoir Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $42,000,000 and accrues interest at an interest rate of 4.24000% per annum. The Belvoir Portfolio Loan represents approximately 5.6% of the Initial Pool Balance. The proceeds of the Belvoir Portfolio Loan were used for the acquisition of the Belvoir Portfolio Properties, to pay closing costs and to fund reserves.

The Belvoir Portfolio Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Belvoir Portfolio Loan requires payments of interest only for the initial 24 months, followed by monthly payments of interest and principal sufficient to amortize the Belvoir Portfolio Loan over a 30-year amortization schedule. The scheduled maturity date of the Belvoir Portfolio Loan is the due date in October 2026. Defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first due date following the second anniversary of the securitization Closing Date. Voluntary prepayment of the Belvoir Portfolio Loan, without a prepayment premium or yield maintenance charge, is permitted on or after the due date in July 2026.

■	The Mortgaged Properties. The Belvoir Portfolio Properties consist of 12 medical office buildings located in Providence, Rhode Island, approximately 2 miles south of downtown Providence and less than one mile from Rhode Island Hospital, the principal teaching hospital of The Alpert Medical School of Brown University. Rhode Island Hospital ranks 13th among independent hospitals that receive funding from the National Institutes of Health, with research awards of more than $27 million annually. As of fiscal year 2015, Rhode Island Hospital had approximately 7,300 employees, 1,900 affiliated physicians and 719 licensed beds.

The Belvoir Portfolio Properties were constructed between 1929 and 1992 and renovated between 2000 and 2014. As of September 1, 2016, Total Occupancy and Owned Occupancy were both 99.0%.

BELVOIR PORTFOLIO

The following table presents certain information relating to the Belvoir Portfolio Properties:

Property Name	Year Renovated	Building GLA	Occupancy(1)	Allocated Cut-off Date Loan Amount	% Allocated Cut-off Date Loan Amount	Appraised Value	Appraisal Direct Cap Rate	In-Place Rent $ per SF(1)	UW NCF
225 Chapman Street	2000	56,048	100.0%	$6,440,000	15.3%	9,000,000	8.00%	$19.84	$694,167
245 Chapman Street	2013	41,208	100.0%	5,250,000	12.5	7,500,000	8.00%	19.68	598,011
717 Allens Avenue	2009	44,810	100.0%	5,040,000	12.0	7,500,000	8.00%	20.31	685,595
1 Virginia Avenue	2014	37,725	93.7%	4,690,000	11.2	6,700,000	8.00%	19.14	424,045
765 Allens Avenue	2006	36,451	100.0%	4,480,000	10.7	6,400,000	8.00%	19.55	439,784
17 Virginia Avenue	2008	32,568	96.4%	4,340,000	10.3	6,200,000	8.00%	20.01	499,299
117 Ellenfield Street	2011	24,659	100.0%	3,220,000	7.7	4,800,000	8.00%	19.50	342,825
240 Chapman Street	2013	20,000	100.0%	2,240,000	5.3	3,400,000	8.00%	19.50	254,842
45 Baker Street	2010	16,600	100.0%	2,100,000	5.0	3,000,000	8.00%	20.00	230,529
63 Baker Street	2011	12,600	100.0%	1,610,000	3.8	2,300,000	8.00%	20.00	196,383
78 Baker Street	2011	12,625	100.0%	1,330,000	3.2	1,900,000	8.00%	19.50	147,475
75 Baker Street	2010	11,920	100.0%	1,260,000	3.0	1,800,000	8.00%	17.77	130,592
Total / Wtd. Avg.		347,214	99.0%	$42,000,000	100.0%	$60,500,000	8.00%	$19.68	$4,643,545

(1)	As of September 1, 2016.

The following table presents certain information relating to the major tenants at the Belvoir Portfolio Properties:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Lifespan Corporation	NR / NR / NR	103,307	29.8%	$2,067,840	29.9%	$20.02	Various(3)	Various
Rhode Island Hospital	NR / NR / NR	56,928	16.4	$1,146,341	16.5	20.14	Various(4)	Various
Pace Org. of Rhode Island	NR / NR / NR	23,225	6.7	$482,848	7.0	20.79	6/14/2020	None
Advertising Ventures	NR / NR / NR	17,470	5.0	$366,870	5.3	21.00	7/31/2018	None
Utilidata, Inc.	NR / NR / NR	15,160	4.4	$310,780	4.5	20.50	4/30/2018	None
Maquire Group, Inc.	NR / NR / NR	13,312	3.8	$269,568	3.9	20.25	12/31/2018	None
Johnson & Wales University	NR / NR / NR	12,600	3.6	$258,300	3.7	20.50	9/30/2021	None
University Medicine Foundation	NR / NR / NR	11,257	3.2	$236,397	3.4	21.00	1/31/2018	2, 3-year options
IGT Global Solutions Corp.	NR / NR / NR	10,640	3.1	$202,160	2.9	19.00	12/31/2020	2, 5-year options
Rhode Island Monthly Commun.	NR / NR / NR	8,000	2.3	$161,200	2.3	20.15	3/14/2020	1, 5-year option
Ten Largest Tenants		271,899	78.3%	$5,502,303	79.4%	$20.24
Remaining Tenants		71,744	20.7	1,424,608	20.6	19.86
Vacant		3,571	1.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		347,214	100.0%	$6,926,911	100.0%	$20.16

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent includes actual scheduled rent increases through August 1, 2017.

(3)	Lifespan Corporation leases 103,307 SF across 8 spaces. 24,659 SF expires in 2017, 11,840 SF expires in 2018, 50,208 SF expires in 2019 and 16,600 SF expires in 2021.

(4)	Rhode Island Hospital leases 56,928 SF across 8 spaces. 10,728 SF expires in 2017, 10,290 SF expires in 2019, 19,959 SF expires in 2020 and 15,951 SF expires in 2021.

The following table presents the lease rollover schedule at the Belvoir Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	47,995	13.8	13.8%	943,900	13.6	19.67	7
2018	77,774	22.4	36.2%	1,595,673	23.0	20.52	8
2019	75,397	21.7	57.9%	1,515,810	21.9	20.10	7
2020	76,964	22.2	80.1%	1,537,426	22.2	19.98	9
2021	56,661	16.3	96.4%	1,149,200	16.6	20.28	7
2022	0	0.0	96.4%	0	0.0	0.00	0
2023	0	0.0	96.4%	0	0.0	0.00	0
2024	4,892	1.4	97.8%	102,732	1.5	21.00	1
2025	0	0.0	97.8%	0	0.0	0.00	0
2026	3,960	1.1	99.0%	82,170	1.2	20.75	1
2027 & Thereafter	0	0.0	99.0%	0	0.0	0.00	0
Vacant	3,571	1.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	347,214	100.0%		$6,926,911	100.00%	$20.16	40

(1)	Calculated based on approximate square footage occupied by each owned tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the applicable lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent includes actual scheduled rent increases through August 1, 2017.

BELVOIR PORTFOLIO

The following table presents certain information relating to historical leasing at the Belvoir Portfolio Properties:

Historical Leased %(1)

	As of 6/30/2014	As of 5/31/2015	As of 3/31/2016	As of 9/1/2016
225 Chapman Street	99.5%	100.0%	100.0%	100.0%
245 Chapman Street	98.7%	100.0%	100.0%	100.0%
717 Allens Avenue	100.0%	100.0%	100.0%	100.0%
1 Virginia Avenue	100.0%	100.0%	100.0%	93.6%
765 Allens Avenue	96.1%	100.0%	100.0%	100.0%
17 Virginia Avenue	100.0%	99.3%	99.3%	96.4%
117 Ellenfield Street	100.0%	100.0%	100.0%	100.0%
240 Chapman Street	100.0%	100.0%	100.0%	100.0%
45 Baker Street	100.0%	100.0%	100.0%	100.0%
63 Baker Street	100.0%	100.0%	100.0%	100.0%
78 Baker Street	100.0%	100.0%	100.0%	100.0%
75 Baker Street	100.0%	100.0%	100.0%	100.0%
Weighted Average	99.4%	99.9%	99.9%	99.0%

(1)	As provided by the borrowers which reflects average occupancy for the specified year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Belvoir Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 7/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$4,906,959	$6,290,695	$6,508,005	$6,652,722	$6,762,687	$19.48
Contractual Rent Steps(2)	0	0	0	0	164,224	0.47
Gross Up Vacancy	0	0	0	0	71,420	0.21
Total Rent	$4,906,959	$6,290,695	$6,508,005	$6,652,722	$6,998,331	$20.16
Total Reimbursables	553,345	675,868	788,011	797,037	687,454	1.98
Other Income(3)	120,351	264,146	361,365	319,531	353,703	1.02
Vacancy & Credit Loss	0	0	0	0	(391,704)	(1.13)
Effective Gross Income	$5,580,655	$7,230,708	$7,657,381	$7,769,289	$7,647,784	$22.03

Real Estate Taxes	606,499	758,609	758,609	783,102	807,602	$2.33
Insurance	49,858	59,457	69,771	72,532	89,593	0.26
Management Fee	245,349	314,520	325,400	331,899	305,629	0.88
Other Operating Expenses	916,118	1,245,953	1,387,014	1,038,794	1,308,191	3.77
Total Operating Expenses	$1,817,824	$2,378,539	$2,540,794	$2,226,327	$2,511,015	$7.23

Net Operating Income(4)	$3,762,831	$4,852,169	$5,116,587	$5,542,962	$5,136,769	$14.79
TI/LC	0	0	0	0	401,951	1.16
Replacement Reserves	0	0	0	0	91,272	0.26
Net Cash Flow	$3,762,831	$4,852,169	$5,116,587	$5,542,962	$4,643,545	$13.37

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual rent steps are underwritten based upon the actual scheduled rent increases through August 1, 2017.

(3)	Other Income includes parking and other miscellaneous income.

(4)	Increase in net operating income from 2013 to 2015 is primarily attributable to (i) increase in base rent due to the re-leasing of three of the Belvoir Portfolio Properties totaling 102,535 SF that were substantially renovated in 2013 to 2014; (ii) an increase in parking revenue and (iii) an increase in expenses related to parking.

■	Appraisal. As of the appraisal valuation date of August 25, 2016, the Belvoir Portfolio Properties had an aggregate “as-is” appraised value of $60,500,000 for the 12 individual Belvoir Portfolio Properties.

■	Environmental Matters. Based on the Phase I environmental reports dated between July 15, 2016 and July 20, 2016, there were no recommendations for further action other than operations and maintenance plans for asbestos, which were implemented in connection with the origination of the Belvoir Portfolio Loan.

■	Market Overview and Competition. The Belvoir Portfolio Properties are located in Providence, Rhode Island. Providence is home to eight hospitals, including Rhode Island Hospital, the largest general acute care hospital in Rhode Island. Rhode Island Hospital also serves as the Level I Trauma Center for Rhode Island, Southeastern Massachusetts and parts of Connecticut and is located in a complex along Interstate 95 that includes Hasbro Children’s Hospital and Women and Infants Hospital. Providence is also home to the Roger Williams Medical Center, St. Joseph Hospital for Specialty Care (a division of St. Joseph Health Services of Rhode Island), The Miriam Hospital, a major teaching affiliate associated with the Alpert Medical School of Brown University, and a VA medical center.

The Belvoir Portfolio Properties benefit from access to Interstate 95, Interstate 195, Route 6 and Route 10. Interstate 95 is located approximately 0.8 miles north of the Belvoir Portfolio Properties and connects the Belvoir Portfolio Properties’ neighborhood to Boston to the north and New York to the southwest. Interstate 195 is an east-west

BELVOIR PORTFOLIO

highway that links Providence with southeastern Massachusetts and Cape Cod. Interstate 195 has an interchange with Interstate 95 approximately 1.7 miles north of the Belvoir Portfolio Properties. Route 6 is a major east-west road in the state of Rhode Island and has an interchange with Route 10 approximately 3.8 miles northwest of the Belvoir Portfolio Properties.

According to a market report as of the second quarter of 2016, the Belvoir Portfolio Properties are located in the Providence office submarket, which is comprised of approximately 16.1 million SF of inventory with a 8.1% overall vacancy rate and gross asking rent of $22.85 per SF. Net absorption in the submarket has been positive since 2014.

The appraisal identified a peer group of all Class B office properties within a 3-mile radius of the Belvoir Portfolio Properties. The peer group was comprised of 216 buildings totaling approximately 7.3 million SF. Vacancy in the peer group as of the second quarter of 2016 was 6.0% and the average asking rent was $19.84 per SF on a modified gross basis. Year to date absorption in the peer group was 103,757 SF as of the second quarter of 2016.

The weighted average in-place base rent at the Belvoir Portfolio Properties is $19.68 per SF.

■	The Borrowers. The borrowers of the Belvoir Portfolio Loan are (i) BRG Providence 1 LLC, BRGQ Providence 1 LLC and KRR Providence 1 LLC as tenants in common of one group of properties, (ii) BRG Providence 2 LLC, BRGQ Providence 2 LLC and KRR Providence 2 LLC as tenants in common of another group of properties and (iii) BRG Providence 3 LLC, BRGQ Providence 3 LLC and KRR Providence 3 LLC as tenants in common of the final group of properties. Each tenant-in-common is a Delaware limited liability company and single purpose entity. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Belvoir Portfolio Loan. Daniel Benedict and Richard A. Merhige are the guarantors of the non-recourse carveouts under the Belvoir Portfolio Loan. Daniel Benedict is the founder and President of Benedict Realty Group, a real estate investment and property management firm founded in 1995 that specializes in the middle-income residential market in New York City and commercial and medical office buildings along the east coast. Richard A. Merhige only has liability (a) for any recourse events if such liability is caused by or results from the action or omission of Richard A. Merhige (or any of his affiliates) and (b) for environmental matters if such losses incurred by lender are caused by, or otherwise result from, (x) any action of Richard A. Merhige or any of his affiliates or (y) any event or circumstance that Richard A. Merhige or any of his affiliates had the ability to prevent or to cause such losses to cease to exist. Richard A. Merhige shall not have any liability in connection with any reported violations disclosed by the zoning reports.

■	Escrows. In connection with the origination of the Belvoir Portfolio Loan, the borrowers funded aggregate reserves of $1,612,069 with respect to the Belvoir Portfolio Properties, comprised of: (i) $74,409 for real estate taxes; (ii) $30,760 for insurance premiums (including insurance premiums for one quarterly payment to be maintained in the reserve at all times); (iii) $6,900 for deferred maintenance consisting of various immediate repairs across the Belvoir Portfolio Properties; and (iv) $1,500,000 for tenant improvements and leasing commissions.

On each due date, the borrowers will be required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve-month period, which will commence on the due date in May 2017 and currently equates to $74,409 (ii) an insurance reserve in an amount equal to one-third of the amount the lender estimates will be necessary to pay the insurance premiums over the then succeeding three-month period, which currently equates to $7,690 (iii) a replacement reserve in the amount of $7,590 and (iv) a tenant improvements and leasing commissions reserve in the amount of $28,935.

■	Lockbox and Cash Management. The Belvoir Portfolio Loan documents require a hard lockbox with springing cash management. The Belvoir Portfolio Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrowers with respect to the Belvoir Portfolio Properties be deposited within three business days into such lockbox account. During the continuance of a Belvoir Portfolio Trigger Period (as defined below), all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on each business day and, provided no event of default under the Belvoir Portfolio Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the Belvoir Portfolio Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a Belvoir Portfolio Trigger Period is continuing, to be held by the lender as additional collateral for the Belvoir Portfolio Loan and (ii) to the extent no Belvoir Portfolio Trigger Period is continuing, to be swept into the borrowers’ operating account. Upon the occurrence and during the continuance of an event of default under the Belvoir Portfolio Loan documents, the lender may apply any funds in the cash management account to amounts payable under the Belvoir Portfolio Loan (and/or toward the payment of expenses of the Belvoir Portfolio Properties), in such order of priority as the lender may determine.

BELVOIR PORTFOLIO

A “Belvoir Portfolio Trigger Period” means a period (A) commencing upon (i) the occurrence and continuance of an event of default under the Belvoir Portfolio Loan documents, (ii) the debt service coverage ratio being less than 1.25x, or (iii) the occurrence of a Belvoir Portfolio Specified Tenant Trigger Period (as defined below), and (B) expiring upon (x) with regard to any Belvoir Portfolio Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Belvoir Portfolio Trigger Period commenced in connection with clause (ii) above, the date that (I) the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters or (II) the borrowers posts with lender cash and/or an irrevocable letter of credit in an aggregate amount that, if deemed to have been applied to prepay the Belvoir Portfolio Loan and to pay all costs which would have been due in connection with a prepayment under the Belvoir Portfolio Loan documents would have been sufficient to cause the debt service coverage ratio to be equal to or greater than 1.25x for two consecutive calendar quarters, and (z) with regard to any Belvoir Portfolio Trigger Period commenced in connection with clause (iii) above, a Belvoir Portfolio Specified Tenant Trigger Period ceasing to exist.

A “Belvoir Portfolio Specified Tenant Trigger Period” means a period (A) commencing upon (i) any Specified Tenant (as defined below) being in monetary default or material non-monetary default under the applicable lease beyond applicable notice and cure periods therein, (ii) any Specified Tenant failing to be in actual, physical possession of its respective space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof), (iii) any Specified Tenant giving notice that it is terminating its lease for all or a portion of its leased space that either (x) is at least 15% of the total square footage leased under all leases of such Specified Tenant or (y) has total rent allocable thereto of at least 15% of the total rent under all leases of such Specified Tenant, (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenants and (vi) any Specified Tenant failing to extend or renew the applicable Specified Tenant lease that represents either (x) at least 15% of the total square footage leased under all leases of such Specified Tenant or (y) has total rent allocable thereto of at least 15% of the total rent under all leases of such Specified Tenant, on or prior to the applicable extension deadline provided in the Belvoir Portfolio Loan documents in accordance with the applicable terms and conditions thereof and hereof for a term of at least five years; and (B) expiring upon (1) the satisfaction of cure conditions in accordance with the Belvoir Portfolio Loan documents or (2) the borrowers re-leasing the entire space that was demised pursuant to the applicable Specified Tenant lease (or applicable portion thereof) to one or more new tenants in accordance with the Belvoir Portfolio Loan documents and the applicable new tenant under such lease being in actual, physical occupancy of the space demised under its lease, open for business, and paying the full amount of the rent due under its lease with no outstanding landlord obligations under the applicable lease not covered by an existing renewal.

“Specified Tenant” means, as applicable, (i) Lifespan Corporation, (ii) Rhode Island Hospital, (iii) any other replacement lessee(s) of the Lifespan Corporation’s or Rhode Island Hospital’s initial space (or any portion thereof) which, together with its affiliates, leases at least 35,000 SF at the Belvoir Portfolio Properties (inclusive of space that is not the initial Lifespan Corporation or Rhode Island Hospital space) and (iv) any guarantor(s) of the applicable related Specified Tenant lease(s). For the avoidance of doubt, Lifespan Corporation and Rhode Island Hospital are separate Specified Tenants and are not considered affiliates of each other with respect to this definition.

■	Property Management. The Belvoir Portfolio Properties are currently managed by Belvoir Properties, LLC, pursuant to a management agreement. Under the Belvoir Portfolio Loan documents, the borrowers may replace the property manager or consent to the assignment of the property manager’s rights under the management agreement, so long as (i) no event of default has occurred and is continuing, (ii) the lender receives at least 30 days prior written notice, (iii) the applicable replacement property manager is reasonably approved by the lender in writing (which approval may be conditioned upon the lender’s receipt of Rating Agency Confirmation) and (iv) such replacement will not materially adversely affect the Belvoir Portfolio Properties and will not otherwise trigger a termination right, right of first refusal, right of first offer or other similar right. The lender has the right to require that the borrowers terminate the management agreement and replace the property manager if (a) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding; (b) an event of default remains uncured and is continuing; (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

BELVOIR PORTFOLIO

■	Partial Release of Collateral. The 63 Baker Street property and/or 75 Baker Street property may be released through a partial defeasance provided that conditions under the Belvoir Portfolio Loan documents are satisfied, including, among other requirements: (a) the borrower defeases the loan in an amount equal to 150% of the allocated loan amount for the applicable property(s) being released plus accrued and unpaid interest on the portion of the principal being defeased (b) delivery of REMIC opinion and rating agency confirmation; (c) a debt service coverage ratio of at least the greater of (i) the debt service coverage ratio of the Belvoir Portfolio Properties immediately prior to such release and (ii) 1.85x; (d) a maximum loan to value ratio of the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 70.0%; and (e) all legal requirements are satisfied for the remaining properties and any reciprocal easement agreements that are needed are in place, provided that the borrowers may post a letter of credit or cash reserve in an amount such that the requirements of clause (b) and clause (c) hereof would be satisfied if such cash reserve or letter of credit were applied to prepay the debt.

■	Mezzanine or Subordinate Debt. None.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Belvoir Portfolio Properties (plus 12 months of rental loss and/or business interruption coverage and an additional period of indemnity covering the (i) 6 months following restoration or (ii) the period of time until such income returns to the same level it was at prior to the loss, whichever occurs first). The “all-risk” policy containing terrorism insurance is not permitted to contain a deductible larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus

potomac mills

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CCRE
Location (City/State)	Woodbridge, Virginia	Cut-off Date Principal Balance(1)		$35,000,000
Property Type	Retail	Cut-off Date Principal Balance per SF(1)		$199.31
Size (SF)	1,460,009	Percentage of Initial Pool Balance		4.6%
Total Occupancy as of 9/20/2016	97.7%	Number of Related Mortgage Loans		2
Owned Occupancy as of 9/20/2016	97.7%	Type of Security		Fee Simple
Year Built / Latest Renovation	1985 / 2005, 2012	Mortgage Rate		2.98821%
Appraised Value	$765,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
Underwritten Revenues	$53,920,493
Underwritten Expenses	$13,594,604	Escrows
Underwritten Net Operating Income (NOI)	$40,325,889		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$38,713,977	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	38.0%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	38.0%	Replacement Reserves(2)	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	4.57x / 4.39x	TI/LC(2)	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	13.9% / 13.3%	Other	$0	$0

Sources and Uses

Sources	$	%	Uses	$	%
Senior Loan Amount	$291,000,000	70.0%	Loan Payoff	$411,992,396	99.0%
Subordinate Debt	$125,000,000	30.0	Closing Costs	2,011,635	0.5
			Principal Equity Distribution	1,995,969	0.5
Total Sources	$416,000,000	100.0%	Total Uses	$416,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Senior Loan Combination (as defined below). The Potomac Mills Loan Combination, with an original principal balance of $416,000,000, is comprised of ten pari passu senior Notes (Notes A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9 and A-10) and ten subordinate junior notes. The non-controlling Note A-7 had an original principal balance of $35,000,000, has an outstanding principal balance as of the Cut-off Date of $35,000,000 and will be contributed to the Issuing Entity. The controlling Note A-1 and non-controlling Note A-6 had a combined original principal balance of $70,000,000, have a combined outstanding principal balance of $70,000,000 as of the Cut-off Date and will be contributed to the CFCRE 2016-C6 securitization transaction. The non-controlling Notes A-2 and A-3 had a combined original principal balance of $32,750,000, have a combined outstanding principal balance of $32,750,000 as of the Cut-off Date and will be held by Societe Generale to be contributed to a future securitization. The non-controlling Notes A-4 and A-5 had a combined original principal balance of $72,750,000, have a combined outstanding principal balance of $72,750,000 as of the Cut-off Date and will be held by Bank of America, N.A. to be contributed to a future securitization. The non-controlling Note A-8 had an original principal balance of $7,750,000, has an outstanding principal balance of $7,750,000 as of the Cut-off date and will be held by Cantor Commercial Real Estate L.P. to be contributed to a future securitization. The non-controlling Notes A-9 and A-10 had a combined original principal balance of $72,750,000, have a combined outstanding principal balance of $72,750,000 as of the Cut-off Date and will be held by Barclays Bank PLC to be contributed to a future securitization. All statistical financial information related to the balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Potomac Mills Loan Combination.

(2)	Springing replacement reserves are capped at $645,000, and springing rollover reserves are capped at $2,580,000. See “---Escrows” below

■	The Mortgage Loan. The mortgage loan (the “Potomac Mills Loan”) is part of a loan combination (the “Potomac Mills Loan Combination”) evidenced by 20 promissory notes, ten pari passu senior notes (collectively, the “Senior Loan Combination”), which have an outstanding principal balance of $291,000,000 and ten subordinate notes (collectively, the “Junior Loan Combination”), which have a principal balance of $125,000,000 that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 1,460,009 SF super regional mall located in Woodbridge, Virginia (the “Potomac Mills Property”). The Potomac Mills Loan, evidenced by Note A-7, which represents a non-controlling interest in the Potomac Mills Loan Combination, will be contributed to the Issuing Entity, had an original principal balance of $35,000,000, has an outstanding principal balance as of the Cut-off Date of $35,000,000 and represents approximately 4.6% of the Initial Pool Balance. The related nine senior companion loans (the “Senior Companion Loans”) are evidenced by Notes A-1, A-2, A-3, A-4, A-5, A-6, A-8, A-9 and A-10. Note A-1, which has an outstanding principal balance as of the Cut-off Date of $40,000,000, represents a controlling interest in the Potomac Mills Loan Combination, is currently held by Société Générale and will be contributed to the CFCRE 2016-C6 transaction. Note A-6, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, represents a non-controlling interest in the Potomac Mills Loan Combination, is currently held by Cantor Commercial Real Estate Lending L.P. and will be contributed to the CFCRE 2016-C6 transaction. Note A-2, which has an outstanding principal balance as of the Cut-off Date of $20,000,000 and Note A-3, which has an outstanding principal balance as of the Cut-off Date of $12,750,000 represent a non-controlling interest in the Potomac Mills Loan Combination, and are both currently held by Société Générale and are expected to be contributed to a future securitization. Note A-4, which has an outstanding principal balance as of the Cut-off Date of $52,000,000, and Note A-5, which has an outstanding principal balance as of the Cut-off Date of $20,750,000 represent a non-controlling interest in the Potomac Mills Loan Combination, and are both currently held by Bank of America, N.A. and are expected to be contributed to a future securitization. Note A-8, which has an outstanding principal balance as of the Cut-off Date of $7,750,000 represents a non-controlling interest in the Potomac Mills Loan Combination, is currently held by Cantor Commercial Real Estate Lending L.P. and is expected to be contributed to a future securitization. Note A-9, which has an outstanding principal balance as of the Cut-off Date of $52,000,000 and Note A-10, which has an outstanding principal balance as of the Cut-off Date of $20,750,000 represent a non-controlling interest in the Potomac Mills Loan Combination, and are currently held by Barclays Bank PLC and are expected to be contributed to a future securitization. The Potomac Mills Whole Loan was co-originated on October 5, 2016 by Société Générale, Cantor Commercial Real Estate Lending, L.P., Bank of America, N.A. and Barclays Bank PLC and had an original principal balance of $416,000,000. Each senior note evidencing the Potomac Mills Loan Combination has an interest rate of approximately 2.98821% per annum and each junior note evidencing the Potomac Mills Loan Combination has potomac mills

an interest rate of 4.55000%. The borrower utilized the proceeds of the Potomac Mills Loan Combination to refinance the existing debt on the Potomac Mills Property, pay origination costs, and return equity to the borrower sponsor.

The Potomac Mills Loan had an initial term of 120 months, and has a remaining term as of the Cut-off Date of 120 months. The Potomac Mills Loan requires payments of interest only during its term. The scheduled maturity date is the due date in November 2026. Voluntary prepayment of the Potomac Mills Loan is prohibited prior to the due date in May 2026. Provided that no event of default under the Potomac Mills Loan is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the first due date following the earlier of (a) the third anniversary of the first payment date of the Potomac Mills Loan and (b) the second anniversary of the closing date of the securitization into which the last piece of the Potomac Mills Loan Combination is deposited.

■	The Mortgaged Property. The Potomac Mills Property consists of the borrower’s fee interest in a one-story, super-regional outlet mall located in Woodbridge, Virginia along the I-95 corridor between Washington, DC and Richmond, Virginia. Built in 1985, the Potomac Mills Property contains approximately 1,840,009 SF of retail space, of which 1,460,009 SF serves as collateral for the Potomac Mills Loan Combination.

The Potomac Mills Property, including the non-collateral tenants, features over 200 specialty retailers comprised of outlet, full price, entertainment, and restaurant options. The Potomac Mills Property is anchored by retailers such as IKEA (non-collateral anchor, $583 sales per SF), Burlington Coat Factory (non-collateral anchor, $279 sales per SF), Costco Warehouse ($783 sales per SF), J.C. Penney ($112 sales per SF), Buy Buy Baby/and That! ($64 sales per SF) and Marshalls ($291 sales per SF). The Potomac Mills Property is also anchored by an 18-screen AMC Theatres ($804,778 sales per screen), which features an IMAX theater with stadium seating. Other major tenants include Nordstrom Rack, T.J. Maxx, Last Call Neiman Marcus, Sears Appliance Outlet, XXI Forever, Saks Fifth Avenue Off 5th, Group USA, Bloomingdales The Outlet, H&M, Off Broadway Shoes, The Children’s Place, Modell’s Sporting Goods, Nike Factory Store, Brooks-A-Million, Polo Ralph Lauren Factory Store, Gap Outlet and Victoria’s Secret. The Potomac Mills Property contains 7,292 parking spaces, resulting in a parking ratio of 5.0 spaces per 1,000 SF of collateral net rentable area. Since 2012, Simon has invested approximately $30 million in the Potomac Mills Property for the addition of four freestanding restaurants, exterior renovations along the southern side of the mall and main entrances, relocation of Saks Fifth Avenue Off 5th and the addition of Buy Buy Baby/and That! in 2012. Since 2007, the Potomac Mills Property has averaged 97.6% occupancy, including temporary tenants (95.1% excluding temporary tenants). From year end 2013 to the trailing 12 month period ending August 31, 2016, net operating income increased from $34,999,313 to $40,298,052.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Potomac Mills Property:

Ten Largest Owned Tenants Based On Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF(4)	Actual Occupancy Cost(4)	Renewal / Extension Options
AMC Theatres(3)	B+/NR/B+	75,273	5.2%	$1,731,279	5.4%	$96,182.17	2/28/2019	$804,778	12.7%	4, 5-year options
Buy Buy Baby/and That!	NR/Baa1/BBB+	73,432	5.0	$779,114	2.4	10.61	1/31/2025	$64	NAV	2, 5-year options
J.C. Penney	B+/B1/B	100,140	6.9	$733,824	2.3	7.33	2/28/2022	$112	7.4%	6, 5-year options
XXI Forever	NR/NR/NR	30,428	2.1	$730,337	2.3	24.00	1/31/2020	$197	12.0%	NA
H&M	NR/NR/NR	22,686	1.6	$657,499	2.0	28.98	1/31/2023	$309	9.4%	NA
Costco Warehouse	A+/A1/A+	148,146	10.1	$650,943	2.0	4.39	5/31/2032	$783	NAV	5, 5-year options
Marshalls	NR/A2/A+	61,763	4.2	$602,189	1.9	9.75	1/31/2019	$291	3.8%	2, 5-year options
Saks Fifth Avenue Off 5	NR/NR/NR	28,000	1.9	$581,560	1.8	20.77	10/31/2023	$185	11.2%	2, 5-year option
The Children’s Place	NR/NR/NR	20,004	1.4	$540,108	1.7	27.00	5/31/2022	$288	7.5%	NA
Bloomingdales The Outlet	NR/NR/NR	25,038	1.7	$529,053	1.6	21.13	1/31/2021	$138	14.7%	NA
Ten Largest Owned Tenants		584,910	40.1%	$7,535,906	23.3%	$12.88
Remaining Owned Tenants		841,294	57.6	24,760,232	76.7	29.43
Vacant Spaces (Owned Space)		33,805	2.3	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		1,460,009	100.0%	$32,296,138	100.0%	$22.64

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF includes rent steps through May 2017 and excludes temporary tenant income.

(3)	Annual U/W Base Rent PSF and Tenant Sales PSF is calculated based on 18 screens rather than SF for the AMC Theatres tenant.

(4)	Some tenants at the Potomac Mills Property are not required to report total sales and in such cases, Sales PSF and Occupancy Cost (% of Sales) are not available. Total sales PSF and Occupancy Cost (% of Sales) are for the trailing 12-month period ending August 1, 2016 with the exception of Costco Warehouse which reflects the 12-month period ending December 31, 2015.

potomac mills

The following table presents certain information relating to the lease rollover schedule at the Potomac Mills Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	7,792	0.5%	0.5%	$670,444	2.1%	$86.04	7
2016	4,112	0.3	0.8%	246,337	0.8	59.91	3
2017	74,317	5.1	5.9%	2,927,149	9.1	39.39	23
2018	81,032	5.6	11.5%	1,837,124	5.7	22.67	16
2019	278,554	19.1	30.5%	5,003,818	15.5	17.96	18
2020	155,373	10.6	41.2%	3,746,585	11.6	24.11	19
2021	111,242	7.6	48.8%	3,103,543	9.6	27.90	19
2022	170,887	11.7	60.5%	3,037,142	9.4	17.77	16
2023	137,241	9.4	69.9%	4,286,413	13.3	31.23	25
2024	70,806	4.8	74.7%	2,098,728	6.5	29.64	16
2025	132,240	9.1	83.8%	2,786,460	8.6	21.07	17
2026	33,666	2.3	86.1%	1,247,258	3.9	37.05	11
Thereafter	168,947	11.6	97.7%	1,305,137	4.0	7.73	14
Vacant	33,800	2.3	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	1,460,009	100.0%		$32,296,138	100.0%	$22.64	204

(1)	Based on rent roll as of September 20, 2016.

(2)	Certain tenants have lease termination options related to co-tenancy provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.

The following table presents certain information relating to historical occupancy at the Potomac Mills Property:

Historical Occupancy %(1)

	2013	2014	2015	As of 9/20/2016
Owned Space	99.0%	100.0%	99.0%	97.7%

(1)	As provided by the borrower.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Potomac Mills Property:

Cash Flow Analysis

	2014	2015	TTM 8/31/2016	Underwritten(1)	Underwritten $ per SF
Base Rent(1)	$30,841,532	$31,686,259	$32,123,521	$32,296,138	$22.12
Percentage Rent	1,084,831	942,235	1,184,702	1,018,596	0.70
Other Rental Revenue	0	0	0	0	0.00
Gross Up Vacancy	0	0	0	2,034,462	1.39
Total Rent	$31,926,363	$32,628,494	$33,308,223	$35,349,197	$24.21
Total Reimbursables	17,019,559	16,706,267	17,076,158	17,154,584	11.75
Other Income	4,050,543	4,001,498	4,254,633	4,254,633	2.91
Vacancy & Credit Loss(2)	0	0	0	(2,837,921)	(1.94)
Effective Gross Income	$52,996,465	$53,336,259	$54,639,014	53,920,493	36.93
					0.00
Total Operating Expenses	$15,601,250	$14,386,618	$14,340,962	$13,594,604	$9.31
					0.00
Net Operating Income	$37,395,215	$38,949,641	$40,298,052	$40,325,889	$27.62
TI/LC	0	0	0	1,289,527	0.88
Capital Expenditures	0	0	0	322,385	0.22
Net Cash Flow	$37,395,215	$38,949,641	$40,298,052	$38,713,977	$26.52

(1)	Underwritten Base Rent includes contractual rent steps through May 2017, totaling $548,234.

(2)	Underwritten Vacancy & Credit Loss is based on an economic vacancy of 5.0% of Gross Potential Rent, Total Recoveries and Total % Rents. Per rent roll dated September 20, 2016, in-place physical occupancy is 97.7%.

■	Appraisal. According to the appraisal, the Potomac Mills Property had an “as is” appraised value of $765,000,000 as of September 12, 2016.

■	Environmental Matters. A Phase I environmental report, dated September 16, 2016, recommended no further action at the Potomac Mills Property.

potomac mills

■	Market Overview and Competition. The Potomac Mills Property is situated along the north side of Smoketown Road/Opitz Boulevard within Woodbridge Virginia, approximately 20 miles south of Washington, DC. Potomac Mills Circle encircles the Potomac Mills Property and has multiple points of access along Smoketown Road, Gideon Drive, Telegraph Road and Worth Avenue, which extends north to Prince Williams Parkway. According to the appraisal, Smoketown Road and Prince Williams Parkway have average daily traffic counts of 33,749 and 44,512, respectively. Within a 25-mile drive of the Potomac Mills Property are Falls Church and Fairfax counties, which are two of the three wealthiest counties in the nation according to the 2014 Census Bureau Report.

The Potomac Mills Property is located within the Washington, D.C. Metropolitan Statistical Area (“MSA”), which is the seventh most populous MSA in the nation. Fourteen Fortune 500 companies have headquarters located in the Washington, D.C. MSA, including but not limited to Northrop Grumman, Lockheed Martin, General Dynamics, Fannie Mae and Freddie Mac. According to the appraisal, the Washington, D.C. MSA gross metro product (GMP) increased by 2.2% in 2015 and is expected to grow by 2.9% annually over the next five years. The unemployment rate in the Washington, D.C. MSA was 4.1% in the first quarter of 2016 which represents a decline of approximately 0.0060% versus the prior 12 month period. The primary economic drivers of the Washington, D.C. MSA are the federal government, defense and technology. The Washington, D.C. MSA is home to both the Ronald Reagan Washington National Airport and Washington Dulles International Airport, which are utilized by approximately 45.0 million passengers annually, representing a passenger increase of approximately 5.8% over prior year. The unemployment rate in the Washington, D.C. MSA was 4.1% in the first quarter of 2016 which represents a decline of approximately 0.0060% versus the prior 12 month period. In 2015, the population and average household income within the Potomac Mills Property trade area were approximately 1,076,000 and $125,000, respectively. The appraiser estimated market rent to be $33.21 per SF on a triple-net basis for in-line tenants.

The following table presents certain information relating to the primary competition for the Potomac Mills Property:

Competitive Set(1)

	Potomac Mills	Manassas Mall	Fair Oaks Mall	Springfield Town Center	Stonebridge At Potomac Town Center	Tanger Outlet Center	St. Charles Town Center	Spotsylvania Towne Centre
Distance from Subject	NAP	15.0 miles	15.0 miles	11.0 miles	1.0 miles	19.0 miles	20.0 miles	27.0 miles

Property Type	Super-Regional Outlet Mall	Super Regional Mall	Super Regional Mall	Super Regional Mall	Lifestyle Center	Outlet Center	Super Regional Mall	Super Regional Mall

Year Built	1985	1972	1980	1973	2008	2013	1990	1980

Total GLA	1,460,009(2)	906,463	1,550,434	1,300,000	485,611	221,765	652,265	863,269
Total Occupancy	97.7%(3)	94.0%	93.0%	87.0%	87.0%	100.0%	97.0%	95.0%

Anchors	J.C. Penney, Bon-Ton, Sears, Macy’s	Macy’s, At Home, Sears, Walmart	J.C. Penney, Lord & Taylor, Macy’s, Macy’s Home, Sears	Macy’s, Target, J.C. Penney, Dick’s Sporting Goods, Regal Cinema, LA Fitness	Wegmans	NAP	Macy’s, Macy’s Home, J.C. Penney, Sears, Kohl’s, Dick’s Sporting Goods	Belk, Costco, Dick’s Sporting Goods, J.C. Penney, Macy’s, Sears

(1)	Source: Appraisal and underwritten rent roll.

(2)	Total GLA excludes non-collateral tenants.

(3)	Total Occupancy for Potomac Mills Property is based on only the collateral square footage of 1,460,009 as of September 20, 2016 and includes temporary tenants.

■	The Borrower. The borrower is Mall at Potomac Mills LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Potomac Mills Loan. Simon Property Group, L.P. (“Simon”) is the guarantor of certain nonrecourse carveouts under the Potomac Mills Loan Combination. Simon’s liability as guarantor is capped at $83,200,000.

■	The Sponsor. The sponsor, Simon (NYSE: SPG, rated A/A3/A by Fitch/Moody’s/S&P), is an S&P 100 company owning or holding interests in 225 commercial properties totaling approximately 184.2 million SF with total market capitalization of approximately $63.7 billion as of September 15, 2016. Simon is a real estate investment trust that was established in 1993 and operates a fully integrated real estate company from six retail real estate platforms: U.S. Malls, Premium Outlet Centers, The Mills, Lifestyle Centers, International Properties, and other properties. Additionally, as of December 31, 2015, Simon owned a 20% equity stake in Kle´pierre SA, or Kle´pierre, a publicly traded, Paris-based real estate company, which owns, or has an interest in, shopping centers located in 16 countries potomac mills

within Europe. As of December 31, 2015, SPG reported total assets of $30.6 billion and equity of $5.2 billion. See “Description of the Mortgage Pool — Non-Recourse Carveout Limitations” and “Description of the Mortgage Pool — Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

■	Escrows. In connection with the origination of the Potomac Mills Loan, no upfront escrows were taken at origination.

Additionally, on each due date: (A) the monthly tax reserve is waived so long as (i) there is no event of default, (ii) no Debt Service Coverage Ratio Reserve Trigger Period (as defined below) exists and (iii) the borrower does not (a) fail to pay all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent or (b) fail to provide the lender with satisfactory evidence that taxes have been paid prior to the assessment of any late payment penalty and the date that such taxes become delinquent upon request; (B) the monthly insurance reserve is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the Potomac Mills Property is insured under an acceptable blanket policy in accordance with the Potomac Mills Loan documents; (C) the monthly replacement reserve is waived so long as no Debt Service Coverage Ratio Reserve Trigger Period or event of default exists under the Potomac Mills Loan documents and following the occurrence and during the continuance of a Debt Service Coverage Ratio Reserve Trigger Period or an event of default, the borrower is required to deposit $26,900 per month ($0.22 per SF annually) for replacement reserves, subject to a cap of $645,000 ($0.44 per SF); and (D) following the occurrence and during the continuance of a Debt Service Coverage Ratio Reserve Trigger Period or an event of default, the borrower is required to deposit $107,500 per month ($0.88 per SF annually) for TI/LC reserves. The TI/LC reserve is subject to a cap of $2,580,000 ($1.77 per SF).

A “Debt Service Coverage Ratio Reserve Trigger Event Cure” will be in effect if, as of the date of determination, the amortizing debt service coverage ratio based on the trailing four-calendar quarter period immediately preceding the date of such determination falls below 1.40x until the debt service coverage ratio, as calculated under the loan documents, is at least equal to 1.40x for two consecutive calendar quarters.

■	Lockbox and Cash Management. The Potomac Mills Loan Combination is structured with a hard lockbox and springing cash management. In place cash management and a full excess cash flow sweep will occur during the occurrence of a Lockbox Period. A “Lockbox Period” will be in effect during the following periods: (i) upon the occurrence of an event of default until cured; (ii) upon the occurrence of any bankruptcy or insolvency proceeding of the property manager (if the property manager is an affiliate of the borrower) until, in the case of the property manager, it is replaced with a qualified property manager pursuant to a replacement management agreement within 60 days or such bankruptcy action is dismissed within 90 days or (iii) upon the occurrence of, as of the date of determination, the debt service coverage ratio based on the trailing four-calendar quarter period immediately preceding the date of such determination falling below 1.35x for two consecutive calendar quarters until the amortizing debt service coverage ratio based on the trailing four-calendar quarters of at least 1.35x has been achieved for two consecutive calendar quarters. A Lockbox Period is only permitted to be cured up to five times in the aggregate during the term of the Potomac Mills Whole Loan provided that no event of default is continuing.

■	Property Management. The Potomac Mills Property is currently managed by Simon Management Associates II, LLC, an affiliate of the borrower, pursuant to a management agreement. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in a bankruptcy action or proceeding; (ii) an event of default has occurred and is continuing or (iii) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Potomac Mills Property. If TRIPRA is not in effect, the borrower is not required to pay annual premiums in excess of an amount equal to two times the then-current annual insurance premiums payable by the borrower for the policies insuring only the Potomac Mills Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis in order to obtain the terrorism coverage and, if the cost of terrorism insurance exceeds such cap, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap, and the standalone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Potomac Mills Property and reasonable for the geographic region where the Potomac Mills Property is located, so long as such deductible does not exceed $5,000,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

potomac mills

■	Partial Release. Any time during the term of the Potomac Mills Loan Combination, the borrower may obtain the release of immaterial or non-income producing portions of the Potomac Mills Property, provided certain conditions are met, including that no event of default has occurred and is continuing.

If the tenant under the IKEA lease exercises its purchase option, the borrower may also release the IKEA parcel without the consent of any person if the borrower satisfies certain conditions including delivering reasonably satisfactory evidence to the lender that the IKEA parcel has been subdivided from the remainder of the Potomac Mills Property in accordance with applicable legal requirements and the remainder of the Potomac Mills Property constitutes a separate tax lot.

HILL7 OFFICE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	Seattle, Washington	Cut-off Date Balance(5)	$30,000,000
Property Type	Office	Cut-off Date Balance per SF(4)	$353.54
Size (SF)	285,680	Percentage of Initial Pool Balance	4.0%
Total Occupancy as of 10/4/2016	80.4%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/4/2016	80.4%	Type of Security	Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate	3.38300%
Appraised Value(1)(2)	$202,000,000	Original Term to Maturity (Months)(6)	120
Original Amortization Term (Months)	NAP
Original Interest Only Period (Months)(7)	120
Underwritten Revenues	$13,087,128
Underwritten Expenses	$3,763,565	Escrows
Underwritten Net Operating Income (NOI)	$9,323,563	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,280,711	Taxes	$602,000	$75,250
Cut-off Date LTV Ratio(3)(4)	48.5%	Insurance	$0	$0
Maturity Date LTV Ratio(3)(4)	48.5%	Replacement Reserves(8)	$0	$0
DSCR Based on Underwritten NOI / NCF(4)	2.69x / 2.68x	Guarantor Downgrade	$0	$0
Debt Yield Based on Underwritten NOI / NCF(4)	9.2% / 9.2%
TI/LC & Future Leasing LOC/Guaranty(9)
Upfront	Monthly
Outstanding TI/LC & Free Rent	$20,178,428	NAP
Future Leasing	$3,000,000	NAP

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$101,000,000	49.3%	Purchase Price(10)	$200,000,000	97.7%
Principal’s New Cash Contribution	103,751,165	50.7	Future Leasing(10)	3,000,000	1.5
Closing Costs	1,149,165	0.6
Reserves	602,000	0.3
Total Sources	$204,751,165	100.0%	Total Uses	$204,751,165	100.0%

(1)	The “As-Is” Appraised Value is inclusive of an approximate $20.2 million seller credit given to the borrower in connection with the purchase of the Hill7 Office Property. The credit represents the borrower owed TI/LC’s, free rent and operating expenses associated with HBO and Redfin. The lender obtained approximately $20.2 million of the TI/LC & Future Leasing LOC/Guaranty in connection with these costs.

(2)	The “As-Stabilized” Appraised Value assumes, among other things, that the Hill7 Office Property has achieved a stabilized occupancy of 96.0%. The Cut-off Date LTV and Maturity Date LTV based on the “As-Stabilized” Appraised Value are both 44.5%.

(3)	The Cut-off Date LTV and Maturity Date LTV are based on the “As-Is” Appraised Value inclusive of the $20.0 million seller credit and Hill7 Office Loan net of $3.0 million from the TI/LC & Future Leasing LOC/Guaranty earmarked for future leasing costs. The Cut-off Date LTV and Maturity Date LTV based on the “As-Is” Appraised Value are both 50.0%.

(4)	Calculated based on the aggregate outstanding principal balance of the Hill7 Office Loan Combination.

(5)	The Cut-off Date Balance of $30,000,000 is evidenced by the non-controlling note A-2 of a $101,000,000 loan combination evidenced by three pari passu notes. The related companion loans are evidenced by the controlling note A-1 and the non-controlling note A-2, and have an aggregate principal balance as of the Cut-off Date of $71,000,000. Notes A-1 and A-3 are currently held by Cantor Commercial Real Estate Lending, L.P. or an affiliate and are expected to be contributed to the CFCRE 2016-C6 transaction.

(6)	Prior to the Anticipated Repayment Date (“ARD”), the Hill7 Office Loan accrues interest at a fixed rate of 3.3830%. From and after the ARD, the Hill7 Office Loan accrues interest at a fixed rate equal to the greater of (i) 5.3830% and (ii) the then 10-year swap yield on the ARD plus 2.0000%.

(7)	The Hill7 Office Loan is interest only through the ARD.

(8)	Replacement reserves are capped at $85,704.

(9)	At loan origination, Canada Pension Plan Investment Board (“CPPIB”) delivered an approximate $10.4 million evergreen letter of credit from the Bank of Nova Scotia (rated AA-/Aa3/A+ by Fitch/Moody’s/S&P) and Hudson Pacific (rated BBB-/Baa3/BBB- by Fitch/Moody’s/S&P) provided a $12.7 million guaranty (collectively, the “TI/LC & Future Leasing LOC/Guaranty”), which amount represents the aggregate of (i) approximately $14.1 million of owed TI/LCs in connection with the build out of the HBO (approximately $2.1 million) and Redfin leased spaces (approximately $12.0 million) , (ii) approximately $6.0 million for operating expenses, bridge rent (including any free rent period Redfin may have after the required occupancy dates) and reimbursements associated with Redfin and (iii) $3.0 million for future leasing costs. See “—Escrows” below.

(10)	The borrower sponsors acquired the Hill7 Office Property for a gross purchase price of $200.0 million. However, the cash purchase price paid was $179.8 million due to a $20.2 million credit given to the borrower by the seller. The credit represented owed TI/LC’s, free rent, bridge rent (including any free rent period Redfin may have after the required occupancy dates) and operating costs associated with HBO (approximately $2.1 million) and Redfin (approximately $18.1 million).

■	The Mortgage Loan. The mortgage loan (the “Hill7 Office Loan”) is part of a loan combination (the “Hill7 Office Loan Combination”) evidenced by three pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 285,680 SF, 11-story office building located at 1099 Stewart Street in Seattle, Washington (the “Hill7 Office Property”). The Hill7 Office Loan, which is evidenced by note A-2 and represents the non-controlling interest in the Hill7 Office Loan Combination, had an original principal balance of $30,000,000, has an outstanding principal balance as of the Cut-off Date of $30,000,000 and represents approximately 4.0% of the Initial Pool Balance. The related companion loans, which are evidenced by the controlling note A-1 and the non-controlling note A-3, are currently held by Cantor Commercial Real Estate Lending, L.P. or an affiliate and are expected to be contributed to the CFCRE 2016-C6 transaction. The Hill7 Office Loan Combination was originated by Cantor Commercial Real Estate Lending, L.P. on October 7, 2016. The Hill7 Office Loan Combination had an original principal balance of $101,000,000 and has an outstanding balance as of the Cut-off Date of $101,000,000. The Hill7 Office Loan accrues interest at an interest rate of 3.38300% per annum (the “Initial Interest Rate”). The proceeds of the Hill7 Office Loan Combination along with approximately $103.8 million of borrower sponsors new cash equity were primarily used to acquire the Hill7 Office Property and pay origination costs. See “Sources and Uses” above.

The Hill7 Office Loan has an ARD of November 6, 2026 and a stated maturity date of November 6, 2028. In the event the Hill7 Office Loan is not paid in full on or before the ARD, the borrower is required to continue to make interest only payments at the Initial Interest Rate, but the Hill7 Office Loan Combination will accrue interest through the final maturity date at a rate per annum equal to the greater of (i) 5.38300% and (ii) the then 10-year swap yield on the ARD plus 2.0000%. The occurrence of the ARD automatically triggers a full cash flow sweep whereby all excess cash flow is required to be used (i) first, to pay down the principal balance of the Hill7 Office Loan until such time as the principal balance is reduced to zero and (ii) second, to pay down all unpaid interest accrued since the ARD in excess of the

HILL7 OFFICE

Initial Interest Rate. The Hill7 Office Loan Combination may be voluntarily prepaid in whole but not in part on any date after the due date in March 2017, with the payment of a yield maintenance premium of no less than 1% of the amount prepaid. On or after the due date occurring in May 2026, the borrower will be permitted to prepay Hill7 Office Loan Combination without payment of any yield maintenance premium.

■	The Mortgaged Property. The Hill7 Office Property is a 285,680 SF, 11-story, newly-developed, Class A urban office development situated in the central business district (“CBD”) of Seattle, Washington. Developed in 2016, the Hill7 Office Property features an average floor plate of 28,000 SF with a focus on technology and creative office tenancy, resulting in an open forum lobby, locker rooms with showers, bike storage, an outdoor common terrace and onsite food and beverage retailers. The Hill7 Office Property is LEED Gold certified and features 335 below grade parking stalls.

The Hill7 Office Property represents one unit in a two unit condominium structure consisting of the Hill7 Office Property and an adjacent hotel. The condominium board consists of three members, two of which are elected by the borrower (and the board acts by majority vote). The common elements include the garage elevator, the soil beneath the parking garage, the city light service vault and related equipment, and the sidewalks adjacent to each building.

As of October 4, 2016, the Hill7 Office Property is 80.4% leased.

The following table presents certain information relating to the tenants at the Hill7 Office Property:

Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
HBO	BBB / Baa2 / BBB+	112,222	39.3%	$4,674,637	53.1%	$41.66	5/31/2025(2)	2, 7-year options
Redfin(3)	NR / NR / NR	112,989	39.6	$3,982,902	45.3	35.25	7/31/2027	2, 7-year options
Retail tenants(4)	NR / NR / NR	4,568	1.6	140,933	1.6	30.85	Various	NA
Largest Tenants		229,779	80.4%	$8,798,472	100.0%	$38.29
Vacant		55,901	19.6	0	0	0
Total / Wtd. Avg. All Owned Tenants		285,680	100.0%	$8,798,472	100.0%	$38.29

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	HBO has a termination option effective May 31, 2021 upon 9 months’ written notice and a termination fee estimated to be approximately $10.5 million. In the event that HBO terminates its lease, the borrower will be required to deposit approximately $4,488,880 ($40.00 per SF that HBO occupies pursuant to its lease) of the termination fee into a leasing reserve.

(3)	In May 2016, Redfin executed a lease for floors 4-7, totaling 112,989 SF. Redfin is expected to take occupancy of floors 5-7 in January 2017 upon completion of its build-out and is required to take occupancy no later than February 1, 2017. Redfin is not yet in occupancy of the fourth floor (28,287 SF). Rent for the fourth floor space is required to commence no later than January 1, 2019.

(4)	The Hill7 Office Property features three onsite food and beverage retailers: Metropolitan Café & Deli, Freshy’s Coffee and Jars Juicing. Their respective lease expiration dates are July 31, 2026, August 31, 2025, and September 30, 2022.

The following table presents the lease rollover schedule at the Hill7 Office Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021(2)	0	0.0	0.0%	0	0.0	0.00	0
2022	1,218	0.4	0.4%	27,405	0.3	22.50	1
2023	0	0.0	0.4%	0	0.0	0.00	0
2024	0	0.0	0.4%	0	0.0	0.00	0
2025	113,711	39.8	40.2%	4,726,752	53.7	41.57	5
2026	1,861	0.7	40.9%	61,413	0.7	33.00	1
2027 & Thereafter	112,989	39.6	80.4%	3,982,902	45.3	35.25	4
Vacant	55,901	19.6	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	285,680	100.0%		$8,798,472	100.0%	$38.29	5

(1)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date that are not considered in this lease expiration schedule.

(2)	HBO has a termination option effective May 31, 2021 upon 9 months’ written notice and payment of a termination fee estimated to be approximately $10.5 million. In the event that HBO terminates its lease, the borrower will be required to deposit approximately $4,488,880 ($40.00 per SF) of the termination fee into a leasing reserve.

HILL7 OFFICE

The following table presents certain information relating to historical leasing at the Hill7 Office Property:

Historical Leased %(1)(2)

	2013	2014	2015	As of 10/4/2016
Owned Space	NAP	NAP	NAP	80.4%

(1)	The historical occupancy is not applicable as the Hill7 Office Property was built in 2016.

(2)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Hill7 Office Property:

Cash Flow Analysis

	Underwritten	Underwritten $ per SF
Base Rent(1)	$8,798,472	$30.80
Gross Up Vacancy	2,010,372	7.04
Total Rent	$10,808,844	$37.84
Total Reimbursables	3,692,144	12.92
Other Income(2)	1,318,980	4.62
Less Vacancy & Credit Loss(3)	(2,732,840)	(9.57)
Effective Gross Income	$13,087,128	$45.81

Total Operating Expenses(4)	$3,763,565	$13.17

Net Operating Income	$9,323,563	$32.64
TI/LC	0	0.00
Capital Expenditures	42,852	0.15
Net Cash Flow	$9,280,711	$32.49

(1)	U/W Base Rent includes rent for Redfin, in the amount of $3,982,902 annually and rent averaging through the HBO lease term (reflecting an additional $466,312 over current annual rent). In May 2016, Redfin executed a lease for floors 4-7, totaling 112,989 SF. Redfin is expected to take occupancy of floors 5-7 in January 2017 upon completion of its build-out and is required to take occupancy no later than February 1, 2017. Redfin is not yet in occupancy of the fourth floor (28,287 SF). Rent for the fourth floor space is required to commence no later than January 1, 2019. At loan origination, CPPIB delivered an approximate $10.4 million evergreen letter of credit from the Bank of Nova Scotia (rated AA-/Aa3/A+ by Fitch/Moody’s/S&P) and Hudson Pacific (rated BBB-/Baa3/BBB- by Fitch/Moody’s/S&P) provided a $12.7 million guaranty, which amount represents the aggregate of (i) approximately $14.1 million of owed TI/LCs in connection with the build out of the HBO ($2.1 million) and Redfin leased spaces ($12.0 million) , (ii) approximately $6.0 million for operating expenses, bridge rent bridge rent (including any free rent period Redfin may have after the required occupancy dates) and reimbursements associated with Redfin and (iii) $3.0 million for future leasing costs.

(2)	Other Income represents parking income and includes (i) contractual income associated with tenants and (ii) operational income from non-tenants and transient parkers.

(3)	U/W Vacancy is based on an in-place economic vacancy of 18.8%, which is greater than the Denny Regrade submarket vacancy rate of 10.4%. The appraiser concluded a stabilized vacancy rate of 5.0%.

(4)	U/W Total Operating Expenses are based on the appraiser’s Year 1 cash flow with taxes being reassessed based on the $200.0 million purchase price.

■	Appraisal. According to the appraisal, the Hill7 Office Property had an “As Is” appraised value of $202,000,000 as of September 20, 2016, which is inclusive of a $20.2 million seller credit given to the borrower in connection with the purchase of the Hill7 Office Property. The credit represents the borrower owed TI/LCs, free rent and operating expenses associated with HBO and Redfin. The lender obtained approximately $20.2 million of the TI/LC & Future Leasing LOC/Guaranty in connection with these costs. The appraisal also had an “As Stabilized” appraised value of $227,000,000, which assumes, among other things, that the Hill7 Office Property has achieved a stabilized occupancy of 96.0%.

■	Environmental Matters. The Phase I environmental report dated October 11, 2016 recommended no further action at the Hill7 Office Property.

■	Market Overview and Competition. The Hill7 Office Property is located in the CBD area of downtown Seattle, Washington with access to South Lake Union, the financial center, the Puget Sound’s waterfront, the CBD’s retail core and First Hill. Nearby employers include Amazon, Google, Facebook, Oracle, eBay, Salesforce, Uber, Twitter, Apple, Children’s Hospital, the University of Washington and Microsoft, among others. According to the 2015 edition of the Startup Genome Project, Seattle was ranked as the eighth best “Global Startup Ecosystem” with 1,500 to 2,200 active tech startups.

The Hill7 Office Property is situated adjacent to the South Lake Union neighborhood. In 2010, Amazon relocated its headquarters to South Lake Union. Presently, Amazon employs more than 20,000 employees in Seattle spread across more than 30 buildings in downtown and South Lake Union. In March 2016, Google announced the development of a 607,000 built-to-suit office space in the South Lake Union neighborhood expected to be delivered by 2019.

In addition to commercial developments, there are over 3,600 apartment units in 18 different complexes currently being developed in the Belltown/Downtown/South Lake Union submarket. These units are expected to be complete by mid-2017 with an additional 16,867 units planned for delivery by 2022. According to the appraisal, multifamily vacancy

HILL7 OFFICE

rates have ranged from 3.8% to 4.7% since 2011 while rents have increased by 7.4% annually for the same time period.

The Hill7 Office Property is located in the Denny Regrade submarket within the Seattle Downtown market. As of the second quarter of 2016, the Downtown Seattle Class A office market reported an average asking rent of $41.94 per SF with a 9.1% vacancy rate. For the same time period, the Denny Regrade submarket reported an average asking rent of $43.44 per SF with a 10.4% vacancy rate. As of August 2016, the Seattle/Bellevue/Everett MSA reported an unemployment rate of 4.1%, outperforming the national and state averages of 4.9% and 5.7%, respectively.

The appraiser analyzed a set of seven comparable office rentals within the immediate competitive area of the Hill7 Office Property, which indicated a base rent range of $33.00 to $42.00 per SF. The appraiser determined an office market rent of $36.00 per SF, which is consistent with the Hill7 Office Property’s contractual rent.

The following table presents certain information relating to the primary competition for the Hill7 Office Property:

Competitive Set(1)

	Hill7 Office Property	Troy Laundry Block	400 Lincoln Square	929 Office Tower	400 Fairview Building	NorthEdge	Hawk Tower	Weyerhaeuser Headquarters Pioneer Square
Size (NRA)	285,680(2)	820,000	712,002	462,000	349,152	211,348	208,840	188,160
Year Built/Renovated	2016	2016	2016	2015	2015	2016	2017	2016
Leased %	80%(2)	100%	45%	18%	100%	100%	64%	100%
Base Rent (PSF)	$35.00-$37.50(3)	$34.00	$35.00-$42.00	$33.00-$38.00	$35.50-38.00	$35.00	$37.00-$38.00	$34.00

(1)	Source: Appraisal.

(2)	Based on rent roll as of October 4, 2016.

(3)	Based on executed leases.

■	The Borrower. The borrower, Hudson 1099 Stewart Street, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hill7 Office Loan. The sponsors of the borrower are Hudson Pacific Properties, Inc. and Canada Pension Plan Investment Board. The non-recourse carve-out guarantor is Hudson Pacific Properties, L.P.

Hudson Pacific Properties, Inc. (“Hudson”) (rated BBB-/Baa3/BBB- by Fitch/Moody’s/S&P), is a full-service, California-based, publicly traded REIT (NYSE: HPP) focused on owning, operating, and acquiring office properties primarily in California. Since its founding in 2006, Hudson has assembled a portfolio of 55 properties totaling approximately 17.0 million SF, including land for development in submarkets throughout Northern and Southern California and the Pacific Northwest. At loan origination, Hudson provided a $12.7 million guaranty in connection to the TI/LC & Future Leasing LOC/Guaranty.

Canada Pension Plan Investment Board (“CPPIB”) (rated Aaa/AAA/AAA by Moody’s/DBRS/S&P) is a professional investment management organization that invests the assets of the Canada Pension Plan not currently needed to pay benefits to the 19 million beneficiaries of the Canada Pension Plan. As of June 30, 2016, CPPIB has $287.3 billion CAD under management and its real estate investments total $37.1 billion CAD. At loan origination, CPPIB provided an approximate $10.4 million evergreen letter of credit in connection with the TI/LC & Future Leasing LOC/Guaranty. The evergreen letter of credit was issued by The Bank of Nova Scotia, which is rated AA-/Aa3/A+ by Fitch/Moody’s/S&P.

■	Escrows. At loan origination, the borrower deposited $602,000 into a real estate tax reserve account. In addition, CPPIB delivered an approximate $10.4 million evergreen letter of credit from the Bank of Nova Scotia (rated AA-/Aa3/A+ by Fitch/Moody’s/S&P) and Hudson Pacific Properties, L.P. (rated BBB-/Baa3/BBB- by Fitch/Moody’s/S&P) provided a $12.7 million guaranty, which amount represents the aggregate of (i) approximately $14.1 million of owed TI/LC’s in connection with the build out of the HBO (approximately $2.1 million) and Redfin leased spaces (approximately $12.0 million) , (ii) approximately $6.0 million for operating expenses, bridge rent (including any free rent period Redfin may have after the required occupancy dates) and reimbursements associated with Redfin and (iii) $3.0 million for future leasing costs.

On each due date, the borrower is required to deposit (i) 1/12th of the estimated annual real estate taxes, which currently equates to $75,250, into a tax reserve account. In the event that an event of default has occurred and is continuing or the net operating income debt yield (as calculated pursuant to the loan documents) is less than 6.75%, the borrower will be required to deposit $3,571 ($0.15 per SF annually) into a replacement reserve account, subject to

HILL7 OFFICE

a cap of $85,704. The borrower will also be required to deposit 1/12th of the estimated annual insurance premiums if (i) an event of default has occurred and is continuing, (ii) the Hill7 Office Property is not being insured under an acceptable blanket insurance policy, (iii) the borrower has not bound all applicable insurance prior to the then current expiration date of the blanket policy described in (ii) or (iv) the borrower has not given the lender evidence of an acceptable renewal policy prior to the current policy’s expiration date.

Additionally, in the event that Hudson Pacific is no longer rated investment grade by Fitch, Moody’s or S&P, the borrower will be required to (i) deposit an amount equal to the amount guaranteed by Hudson Pacific under the TI/LC & Future Leasing Guaranty, (ii) deliver a letter of credit (acceptable to lender) from an eligible institution and/or (iii) cause an approved replacement guarantor to assume the obligations of Hudson Pacific under the TI/LC & Future Leasing Guaranty. The borrower may provide a combination of cash, letter of credit and/or a replacement guarantor to secure the amount guaranteed by Hudson Pacific under the TI/LC & Future Leasing Guaranty.

■	Lockbox and Cash Management. The Hill7 Office Loan is structured with a hard lockbox and springing cash management. In-place cash management and a full excess cash flow sweep will be required upon (i) an event of default, (ii) any bankruptcy action of the borrower, guarantor or property manager, (iii) the failure of the borrower after the end of two consecutive quarters to maintain a net operating income debt yield (as calculated under the loan documents) of at least 6.75% until the net operating income debt yield (as calculated under the loan documents) is at least equal to 6.75% for two consecutive calendar quarters or (iv) the occurrence of the ARD.

Additionally, upon the occurrence of a Tenant Major Event, the borrower will be required to deposit any excess cash into a leasing reserve, subject to a cap equal to the net rentable SF of the applicable Major Tenant lease multiplied by $40.00.

A “Tenant Major Event” will occur upon (i) the date on which the borrower obtains actual knowledge that Redfin has ceased operations with respect to at least 90% of its leased premises (or the date Redfin provides notice of same), (ii) the date that HBO, Redfin or a replacement tenant that occupies 111,415 SF or more (such tenant, each a “Major Tenant”) provides notice of its intent to vacate at least 90% of its respective leased premises, (iii) the date a Major Tenant does not renew or extend its lease with respect to at least 90% of its leased premises, (iv) the commencement or occurrence of any bankruptcy action of any Major Tenant or (v) the delivery by any Major Tenant to the borrower or the manager (or any affiliate of any of them) of notice to terminate its lease (other than in connection with HBO’s right to exercise its early termination option).

■	Property Management. The Hill7 Office Property is currently managed by Hudson OP Management, LLC, an affiliate of the borrower. The loan documents require prior written approval from the lender (which approval may be conditioned upon a rating agency confirmation) prior to the borrower replacing the property manager. The borrower is required at lender’s request to replace the property manager (i) during the occurrence and continuance of an event of default under the Hill7 Office Loan Combination, after taking into account any applicable notice and cure periods, (ii) upon the filing of a bankruptcy petition or the occurrence of a similar event with respect to the property manager or (iii) if the property manager is in default under the management agreement beyond any applicable notice and cure period.

■	Future Mezzanine or Subordinate Indebtedness Permitted. The Hill7 Office Loan Combination documents permit an approved mezzanine loan or preferred equity investment after the earlier of (a) the sixth payment date following a securitization and (b) November 6, 2018, provided, among other things, based on the Hill7 Office Loan Combination and the combined related mezzanine financing (or preferred equity amount), (i) the loan to value ratio is no greater than 44.5%, (ii) the debt service coverage ratio is greater than or equal to 3.30x and (iii) the debt yield is no less than 11.5%.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism, so long as the lender determines that either (i) prudent owners of real estate comparable to the Hill7 Office Property are maintaining such insurance, or (ii) prudent institutional lenders to such owners are requiring that such owners maintain such insurance, in an amount equal to the full replacement cost of the Hill7 Office Property, plus 18 months of rental loss and/or business interruption coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

quantum park

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Barclays
Location (City/State)	Ashburn, Virginia	Cut-off Date Principal Balance(2)		$30,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(1)		$140.00
Size (SF)	942,843	Percentage of Initial Pool Balance		4.0%
Total Occupancy as of 9/28/2016	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/28/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1998, 2001 / NAP	Mortgage Rate		3.68850%
Appraised Value	$200,000,000	Original Term to Maturity (Months)(3)		60
		Original Amortization Term (Months)		NAP
		Original Interest Only Term (Months)(3)		60
Underwritten Revenues	$27,065,253
Underwritten Expenses	$12,043,225	Escrows
Underwritten Net Operating Income (NOI)	$15,022,028		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$14,786,318	Taxes	$0	$191,400
Cut-off Date LTV Ratio(1)	66.0%	Insurance	$25,086	$0
Maturity Date LTV Ratio(1)	66.0%	Replacement Reserves	$0	$11,786
DSCR Based on Underwritten NOI / NCF(1)	3.04x / 3.00x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	11.4% / 11.2%	Other(4)	$0	$439,668

Sources and Uses(5)
Sources	$	%	Uses	$	%
Loan Combination Amount	$132,000,000	67.1%	Purchase Price	$193,000,000	98.1%
Principal’s New Cash Contribution	61,070,342	31.0	Closing Costs	3,720,528	1.9
Other Sources	3,675,273	1.9	Reserves	25,086	0.0

Total Sources	$196,745,614	100.0%	Total Uses	$196,745,614	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Quantum Park Loan Combination.

(2)	The Cut-off Date Balance of $30,000,000 is evidenced by the non-controlling note A-1, which is part of a loan combination evidenced by three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $132,000,000. The related companion loans are evidenced by the controlling note A-3 and the non-controlling note A-2, which have outstanding principal balances as of the Cut-off Date of $52,000,000 and $50,000,000, respectively, are currently held by Barclays Bank PLC and are expected to be contributed to one or more future commercial mortgage securitization transactions.

(3)	Calculated as of the ARD (as defined below).

(4)	The other monthly reserve is comprised of a $439,668 condominium common charges reserve. See “—Escrows” below.

(5)	In conjunction with the acquisition of the Quantum Park Property, the sponsor also acquired two adjacent buildings which are not collateral for the Quantum Park Loan Combination. The Sources and Uses table reflect amounts allocated to the sponsor’s acquisition of the Quantum Park Property which serves as collateral for the Quantum Park Loan Combination.

■	The Mortgage Loan. The mortgage loan (the “Quantum Park Loan”) is part of a loan combination (the “Quantum Park Loan Combination”) that is evidenced by three pari passu notes secured by a first lien mortgage encumbering the borrower’s fee interest in an office complex located in Ashburn, Virginia (the “Quantum Park Property”). The Quantum Park Loan, which is evidenced by note A-1 and represents a non-controlling interest in the Quantum Park Loan Combination, had an original principal balance of $30,000,000, has an outstanding principal balance as of the Cut-off Date of $30,000,000 and represents approximately 4.0% of the Initial Pool Balance. The related companion loans (the “Quantum Park Companion Loans”) had an aggregate original principal balance of $102,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $102,000,000. The Quantum Park Companion Loans are evidenced by the controlling note A-3 and the non-controlling note A-2, which have outstanding principal balances as of the Cut-off Date of $52,000,000 and $50,000,000, respectively, are currently held by Barclays Bank PLC and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Quantum Park Loan Combination was originated on September 28, 2016 by Barclays Bank PLC. The Quantum Park Loan Combination had an original principal balance of $132,000,000, has an outstanding principal balance as of the Cut-off Date of $132,000,000 and accrues interest at an interest rate of 3.68850% per annum (the “Initial Interest Rate”) through the anticipated repayment date (the “ARD”). The proceeds of the Quantum Park Loan Combination were primarily used to acquire the Quantum Park Property, pay origination costs and fund reserves.

The Quantum Park Loan Combination had an initial term of 60 months until the ARD and has a remaining term of 59 months as of the Cut-off Date until the ARD. The Quantum Park Loan Combination requires interest only payments on each due date through the ARD. The ARD is the due date in October 2021 and the final maturity date is the due date October 2026. If the Quantum Park Loan Combination is not repaid in full on or prior to the ARD, the Quantum Park Loan Combination will accrue interest at a per annum rate equal to the Initial Interest Rate plus 3.00000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the Quantum Park Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the Quantum Park Loan Combination and (ii) second to the payment of Accrued Interest.

quantum park

The Quantum Park Loan may be voluntarily prepaid on or after the due date in November 2018 with the payment of a prepayment fee equal to the greater of (i) 1.0% of the outstanding principal balance of the Quantum Park Loan and (ii) a yield maintenance premium as more particularly set forth in the Quantum Park Loan documents. Voluntary prepayment of the Quantum Park Loan Combination without payment of any prepayment premium is permitted on or after the due date in June 2021.

■	The Mortgaged Property. The Quantum Park Property consists of five Class A buildings totaling 942,843 SF located in Ashburn, Virginia. The Quantum Park Property is part of a larger 128-acre campus totaling 1,518,366 SF (the “Quantum Park Campus”) comprising a main campus building (collateral), ten mid-rise office and data center buildings (four of which are collateral) and two other buildings (non-collateral) which house mechanical spaces. The ten mid-rise office buildings are three to four stories and are inter-connected via a main corridor known as “Main Street” which also links to the main campus building. The main campus building includes approximately 56,000 SF of secured data center space, a 38,000 SF dining hall, collaborative meeting spaces, high-tech conference centers, and a 5,000 SF fitness center. The Quantum Park Property includes approximately 842,843 SF of office space and approximately 100,000 SF of data center space. Parking at the Quantum Park Property is provided through perpetual reciprocal easement agreements and includes five parking structures and surface lots totaling 5,685 spaces, resulting in a parking ratio of 6.03 spaces per 1,000 SF of net rentable area.

The Quantum Park Property was constructed between 1998 and 2001 as the original headquarters for MCI Communications, Corp. which subsequently became MCI Inc. MCI Inc. was acquired by Verizon Communications Inc. (“Verizon”) in January 2006 and changed its name to Verizon Business Network Services Inc. (“VZ Business”). In December 2015, VZ Business completed a sale-leaseback transaction with a joint venture between Davidson Kempner Capital Management L.P. and American Real Estate Partners for $212,500,000. In conjunction with the sale-leaseback transaction, VZ Business executed a lease through November 2027 with two, seven-year renewal options and no early termination rights. The lease is guaranteed by Verizon (NYSE: VZ) (Moody’s, Fitch, S&P: Baa1/A-/BBB+). As of December 31, 2015, Verizon had consolidated revenues of $131.6 billion, net income of $17.9 billion, operating cash flows from continuing operations of $38.9 billion and total assets of $244.6 billion.

Following the sale-leaseback transaction, VZ Business began consolidating employees from the greater Quantum Park Campus into the buildings that comprise the Quantum Park Property. According to the sponsor, 2,917 VZ Business employees are currently on-site. The consolidation into the Quantum Park Property coincided with Verizon’s 2015 reorganization of its wireless operations which consolidated 20 regional offices to six. VZ Business currently maintains mission-critical infrastructure and fiber optic connectivity at the Quantum Park Property including Verizon’s Network Operations Center (the “NOC”). Verizon uses the NOC to monitor and control the firms’ global internet protocol (“IP”) network, the FiOS network and the Digital Media Services Group. To support and develop this infrastructure, the Quantum Park Property features an executive briefing center, a FiOS testing lab, and Tier III data center space. Additionally, Verizon invested $80.0 million into a public IP lab at the Quantum Park Property, which allows for full scale network server stress testing and internet traffic simulations.

The collateral for the Quantum Park Loan Combination includes five buildings comprised of buildings D-1, F-1, F-2, G-1 and G-2, all of which are fully leased to VZ Business. The sponsor also acquired buildings E-1 and E-2, each of which is partially leased to VZ Business. The seller retained buildings B-1, B-2, C-1 and C-2. Buildings B-1 and B-2 are unimproved and have no assigned net rentable area and are not included in the total Quantum Park Campus SF. Buildings C-1 and C-2 have short-term leases in place with VZ Business. The seller also retained several plots of future development land around the perimeter of the Quantum Park Property.

quantum park

The following table presents certain information relating to the tenant at the Quantum Park Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Verizon Business Network Services Inc.	A- / Baa1 / BBB+	942,843	100.0%	$15,574,380	100.0%	$16.52	11/30/2027	2, 7-year options
Occupied Total		942,843	100.0%	$15,574,380	100.0%	$16.52
Vacant Space		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		942,843	100.0%	$15,574,380	100.0%	$16.52

(1)	Ratings are those of Verizon Communications Inc. which guarantees the lease.

(2)	UW Base Rent and UW Base Rent $ per SF for Verizon Business Network Services Inc. include $273,424 ($0.29 per SF) of underwritten rent steps through November 30, 2017 and straight-lined rent of $1,629,733 ($1.73 per SF) from December 1, 2017 through November 30, 2027.

The following table presents the lease rollover schedule at the Quantum Park Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2016	0	0.0	0.0%	0	0.0	0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027 & Thereafter	942,843	100.0	100.0%	15,574,380	100.0	16.52	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	942,843	100.0%		$15,574,380	100.0%	$16.52	1

(1)	Calculated based on approximate square footage occupied by Verizon Business Network Services Inc.

The following table presents certain information relating to historical leasing at the Quantum Park Property:

Historical Leased %(1)

	2012(2)	2013(2)	2014(2)	2015	As of 9/28/2016
Owned Space	NAV	NAV	NAV	100.0%	100.0%

(1)	As provided by the borrower and which reflects average occupancy for the specified year unless otherwise indicated.

(2)	Historic Occupancy is not available as the Quantum Park Property was acquired by the seller in December 2015.

quantum park

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Quantum Park Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent(2)	$15,574,380	$16.52
Grossed Up Vacant Space	0	0.00
Total Reimbursables	12,043,225	12.77
Other Income	0	0.00
Less Vacancy & Credit Loss(3)	(552,352)	(0.59)
Effective Gross Income	$27,065,253	$28.71

Total Operating Expenses	$12,043,225	$12.77

Net Operating Income	$15,022,028	$15.93
TI/LC	0	0.00
Replacement Reserves	235,711	0.25
Net Cash Flow	$14,786,318	$15.68

(1)	Historical information is not available as the Quantum Park Property was acquired by the seller in December 2015 who entered into a sale-leaseback transaction with VZ Business.

(2)	Underwritten Base Rent and Underwritten Base Rent $ per SF for VZ Business include $273,424 ($0.29 per SF) of underwritten rent steps through November 30, 2017 and straight-lined rent of $1,629,733 ($1.73 per SF) from December 1, 2017 through November 30, 2027.

(3)	The underwritten economic vacancy is 2.0%. The Quantum Park Property is 100.0% leased to Verizon Business Network Services Inc., a wholly-owned subsidiary of Verizon Communications, Inc. which guarantees the lease.

■	Appraisal. According to the appraisal, the Quantum Park Property had an “as-is” appraised value of $200,000,000, as of September 12, 2016, and had a “hypothetical–go dark” value of $95,600,000 as of September 12, 2016.

■	Environmental Matters. Based on the Phase I environmental site assessment dated August 18, 2016, there were no recognized environmental conditions or recommendations for further action at the Quantum Park Property.

■	Market Overview and Competition. The Quantum Park Property is located in the Ashburn area of Loudoun County in Northern Virginia. Ashburn, Virginia is located in the Northern Virginia office market and approximately 25 miles northwest of Washington D.C. The Quantum Park Property is located approximately one mile away from the Dulles Greenway which connects to Routes 7 and 28 as well as Interstate 66, each of which provides access to Washington D.C. In addition, the Quantum Park Property is located approximately four miles north of Dulles International Airport which served 217 million passengers in 2015. According to the appraisal, the Quantum Park Property is situated in the Loudoun County submarket, which contains approximately 13.9 million SF of office space in 214 buildings. As of the second quarter of 2016, the Loudoun County office submarket vacancy was 13.9%, decreasing steadily from 16.3% in 2013. The completion of the first phase of the Washington Metropolitan Transit Authority Silver Line rail project in July 2014 extended the reach of public transportation from Washington D.C. to Reston, Virginia (east of the Quantum Park Property). The completion of the second phase of the Silver Line rail project is scheduled for 2020 and will coincide with the opening of the new Ashburn Silver Line Metro Station, one mile from the Quantum Park Property. VZ Business’ base rent is approximately 27.5% below the appraiser-concluded triple net office market base rental rate of $20.00 per SF.

According to the appraisal, the Quantum Park Property is located in Northern Virginia’s Data Center Alley, the largest data center area globally in terms of demand with 56 data center facilities with 12.5 million SF of space. The Metropolitan Area Exchange-East is a driver of the technological development and infrastructure in the area located in Vienna, Virginia. According to the appraisal, the Data Center Alley submarket exhibited a vacancy rate of 3.75% with 109.9 megawatts of data center absorption in 2015. Data Center Alley is in close proximity to the Dulles Technology Corridor, home to over 30,000 research, technology and development-related companies including Accenture, Airbus, DynCorp, Microsoft, Nortel Networks and Oracle.

quantum park

The following table presents certain information relating to comparable office leases to the Quantum Park Property:

Comparable Leases(1)

Property Name/Location	Lease Area (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Base Rent per SF (NNN Equivalent)
460 Herndon Parkway Herndon, Virginia	168,154	8.4 miles	Boeing	Jun. 2016 / 7.3 Yrs	$15.00
8270 Willow Oaks Corporate Drive Fairfax, Virginia	122,000	15.2 miles	Fairfax County School Board (FCPS)	Sep. 2015 / 13.0 Yrs	$14.00
13560 Dulles Technology Drive Herndon, Virginia	189,764	3.1 miles	Lockheed Martin Corp.	Jun. 2015 / 5.5 Yrs	$13.00
12000 Sunrise Valley Drive Reston, Virginia	185,857	2.1 miles	Fannie Mae	Feb. 2015 / 5.0 Yrs	$24.00
2070 Chain Bridge Road Vienna, Virginia	124,990	9.6 miles	GSA – FINCEN	Feb. 2015 / 15.0 Yrs	$19.98
5107 Leesburg Pike Falls Church, Virginia	169,131	20.5 miles	GSA – Execute Office of Immigration Review	Dec. 2014 / 15.0 Yrs	$20.00
5107 Leesburg Pike Falls Church, Virginia	166,685	22.1 miles	GSA – DMV	Dec. 2014 / 1.3 Yrs	$20.00
2600 Park Tower Drive Vienna, Virginia	121,000	14.2 miles	Boeing	Nov. 2014 / 3.0 Yrs	$26.25
2100 Washington Boulevard Arlington, Virginia	144,740	19.4 miles	Arlington County Department of Human Services	Jul. 2014 / 7.0 Yrs	$31.78
200 Stovall Street Alexandria, Virginia	606,575	28.9 miles	GSA – Department of Defense	Jul. 2014 / 3.0 Yrs	$25.50

(1)	Source: Appraisal.

■	The Borrower. The borrower is Solace Ashburn DFG LLC, a single purpose Delaware limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Quantum Park Loan Combination. Solace Ashburn Investments LLC is the guarantor of certain nonrecourse carveouts under the Quantum Park Loan Combination. The sponsor is AGC Equity Partners Holding Ltd. (“AGC”), a global alternative asset investment firm which manages equity capital in excess of $5.0 billion. Based out of London, AGC invests globally across a wide range of real estate, infrastructure and other opportunities focusing on European and North American markets. AGC invests directly in real estate assets and focuses on high quality tenants, long-term creditworthy leases and properties in primary markets. Other notable AGC investments include the Citigroup Tower in London, PwC headquarters in Dublin and the Vodafone Campus in Dusseldorf, Germany.

■	Escrows. On the origination date, the borrower funded aggregate reserves of $25,086 with respect to the Quantum Park Property, comprised of $25,086 for insurance expenses.

On the due dates in October 2016 and November 2016, the borrower is required to fund a tax reserve in the amount of $333,186. On each due date after November 2016, the borrower is required to fund a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $191,400). Additionally, on each due date, the borrower is also required to fund (i) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period (unless the borrower maintains a lender-approved blanket or umbrella policy covering the Quantum Park Property), (ii) a replacement reserve in an amount equal to $11,786, (iii) a condominium common charge reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay condominium common charges over the then succeeding 12-month period (initially $439,668) and (iv) a rollover reserve in an amount equal to all excess cash flow during the continuance of a Verizon Trigger Period (as defined below).

quantum park

A “Verizon Trigger Period” means a period (A) commencing upon the first to occur of (i) a material monetary default under the VZ Business lease beyond all applicable notice and cure periods, (ii) any bankruptcy action or similar insolvency of VZ Business or Verizon, (iii) VZ Business giving notice that it is terminating the VZ Business lease for all or any portion of its space at the Quantum Park Property (iv) the withdrawal or downgrade of the credit rating of Verizon to below an Investment Grade Rating (as defined below) by at least two of S&P, Moody’s or Fitch, and (B) ending upon the first to occur of (1) (a) with respect to clause (i) above, once such event of default has been cured; (b) with respect to clause (ii) above, once VZ Business or Verizon is no longer insolvent or subject to any bankruptcy or insolvency proceedings and VZ Business has affirmed the VZ Business lease pursuant to a final, non-appealable order of a court of competent jurisdiction, (c) with respect to clause (iii) above, VZ Business has revoked or rescinded all termination or cancellation notices with respect to the VZ Business lease and has re-affirmed the VZ Business lease as being in full force and effect and (d) with respect to clause (iv) above, (I) the credit rating of Verizon is reinstated by each of the rating agencies that withdrew such rating or increased to at least the Investment Grade Rating by each of the rating agencies that downgraded Verizon or (II) the credit rating of Verizon is at least “B1” or the equivalent thereof by each of S&P, Moody’s and Fitch and the amount on deposit in the rollover reserve account equals or exceeds $37,713,720, or (2) the borrower having leased the entire VZ Business space to one or more replacement tenants and (aa) each replacement tenant accepting the applicable premises demised under its lease and paying the full amount of the rent due thereunder (unless any such free rent is reserved with lender) and (bb) each such replacement tenant or guarantor of replacement tenant having an Investment Grade Rating by at least two of S&P, Moody’s or Fitch.

An “Investment Grade Rating” means a long-term unsecured debt or equity rating or corporate credit rating of “BBB-” or higher by S&P, an issuer default rating of “BBB-” or higher by Fitch or a long-term issuer rating of “Baa3” or higher by Moody’s.

■	Lockbox and Cash Management. The Quantum Park Loan Combination is structured with a hard lockbox and in-place cash management. The Quantum Park Loan documents require the borrower to direct the tenant to pay rent directly to a lender-controlled lockbox account or cause the borrower and property manager to deposit all sums received no later than two business days after receipt. All funds are transferred on the third business day of each calendar month from the lockbox account into the lender-controlled cash management account to pay the debt service on the Quantum Park Loan Combination, fund required reserves and operating expenses, with all remaining amounts disbursed to the borrower, except during (i) the continuance of a Verizon Trigger Period and while the amount on deposit the rollover reserve is equal to or exceeds $37,713,720 or (ii) the continuance of a Quantum Park Trigger Period (as defined below) but not a Verizon Trigger Period, when the remainder is held by the lender in an excess cash flow fund.

A “Quantum Park Trigger Period” means a period (a) commencing upon an event of default under the Quantum Park Loan documents and ending once such event of default has been cured; (b) commencing upon the occurrence of the ARD or (c) during the continuance of a Verizon Trigger Period.

■	Property Management. The Quantum Park Property is managed by American Real Estate Partners Management LLC, a Delaware limited liability company. The lender is permitted to require the borrower to replace the property manager with a replacement property manager in the event the property manager becomes insolvent or a debtor in a bankruptcy proceeding. The lender has the right to replace the property manager at any time during an event of default under the Quantum Park Loan documents. The borrower is not permitted to replace the property manager without the consent of the lender, except that the borrower can, without the lender’s consent, replace the manager with (a) a reputable and experienced management organization approved or pre-approved by the lender in its reasonable discretion or (b) a reputable and experienced management organization approved by the lender that has at least five years’ experience managing at least five similar properties comprising at least 3,500,000 leasable SF.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Condominium Development. In conjunction with the acquisition of the Quantum Park Property by the borrower, the Quantum Park Campus was structured as a building condominium over a land condominium. The dual condominium structure results in borrower ownership of both the land and the improvements that comprise the Quantum Park Property, which serves as collateral for the Quantum Park Loan Combination.

Under the building condominium (the “Building Condo”) and as of the Cut-off Date, (i) the borrower owns five Building Condo units, comprising 62.1% of the interest/voting rights in the Building Condo association, (ii) a sponsor-affiliate owns two Building Condo units, comprising 18.9% of the interest/voting rights in the Building Condo association and (iii) the seller owns two Building Condo units, comprising 19.0% of the interest/voting rights in the Building Condo association. The Building Condo association owns and operates the parking garages, the central plant quantum park

(electricity, heating and cooling) and the cafeteria, and is responsible for all common elements of maintenance, operations and security.

Under the land condominium (the “Land Condo”) and as of the Cut-off Date, (a) the borrower owns five Land Condo units, comprising 34.3% of the interest/voting rights in the Land Condo association, (b) a sponsor-affiliate owns two Land Condo units, comprising 9.5% of the interest/voting rights in the Land Condo association, (c) the seller owns two Land Condo units, comprising 9.5% of the interest/voting rights in the Land Condo association and (d) the Building Condo association owns five Land Condo units, comprising 46.8% of the interest/voting rights in the Land Condo association. The Land Condo association grants perpetual, non-exclusive reciprocal easements for ingress and egress and use of the parking garages.

As of the cut-off date, since the borrower controls the Building Condo association by virtue of holding 62.1% of the interest/voting rights in the Building Condo association and the Building Condo association holds 46.8% of the interest/voting rights in the Land Condo association, then the borrower indirectly controls the land condominium association with a combined interest/voting rights of 81.1% (inclusive of the borrower’s directly-held 34.3% of the interest/voting rights in the Land Condo association).Certain non-collateral parcels of land located around the perimeter of the Quantum Park Property were retained by the seller for future development and, as of the Cut-off Date, were not included in the Land Condo; however, pursuant to the Land Condo declaration, such parcels of land may be added to the Land Condo in the future thereby diluting the borrower’s interest/voting rights in the Land Condo association.

■	Terrorism Insurance. The Quantum Park Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Quantum Park Property with a deductible no greater than $50,000. The Quantum Park Loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

COLLEGE BOULEVARD PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	5	Loan Seller		CGMRC
Location (City/State)	Overland Park, Kansas	Cut-off Date Balance(3)		$29,961,377
Property Type	Office	Cut-off Date Balance per SF(2)		$91.62
Size (SF)	768,461	Percentage of Initial Pool Balance		4.0%
Total Occupancy as of 5/31/2016(1)	93.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/31/2016(1)	93.2%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / NAP	Mortgage Rate		4.15000%
Appraised Value	$97,200,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Term (Months)	NAP

Underwritten Revenues	$15,648,072
Underwritten Expenses	$7,452,256		Escrows
Underwritten Net Operating Income (NOI)	$8,195,816		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,152,061	Taxes	$1,202,460	$200,410
Cut-off Date LTV Ratio(2)	72.4%	Insurance	$48,550	$9,710
Maturity Date LTV Ratio(2)	57.9%	Replacement Reserves	$0	$15,798
DSCR Based on Underwritten NOI / NCF(2)	1.99x / 1.74x	TI/LC(4)	$1,500,000	$80,048
Debt Yield Based on Underwritten NOI / NCF(2)	11.6% / 10.2%	Other(5)	$1,321,947	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$70,500,000	73.1%	Purchase Price	$91,000,000	94.3%
Principal’s New Cash Contribution	25,801,624	26.8	Reserves	4,072,957	4.2
Other Sources	150,000	0.2	Closing Costs	1,378,668	1.4

Total Sources	$96,451,624	100.0%	Total Uses	$96,451,624	100.0%

(1)	The occupancy date for the 7101 College Boulevard property is as of July 1, 2016.

(2)	Calculated based on the aggregate outstanding principal balance of the College Boulevard Portfolio Loan Combination.

(3)	The College Boulevard Portfolio Loan has a Cut-off Date Balance of $29,961,377 and represents the non-controlling note A-2 of the outstanding aggregate principal balance of $70,409,237 as of the Cut-off Date, the College Boulevard Portfolio Loan Combination, which is evidenced by two pari passu notes. The related companion loan, which is evidenced by the controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $40,447,859 and was contributed to the CGCMT 2016-P5 transaction. See “— The Mortgage Loan” below.

(4)	The borrower is not required to make monthly deposits to the tenant improvements and leasing commissions account until such time as the leasing reserve account balance falls below $1,000,000. The tenant improvements and leasing commissions escrow is capped at $2,000,000. See “—Escrows” below.

(5)	Other escrows include $214,216 for deferred maintenance, $128,058 for free rent, and $979,673 for outstanding landlord obligations. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “College Boulevard Portfolio Loan”) is part of a loan combination (the “College Boulevard Portfolio Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee interest in a five-building office portfolio located in Overland Park, Kansas (the “College Boulevard Portfolio Properties”). The College Boulevard Portfolio Loan, which is evidenced by note A-2 and represents the non-controlling interest in the College Boulevard Portfolio Loan Combination, had an original principal balance of $30,000,000 and has a Cut-off Date Balance of $29,961,377. The College Boulevard Portfolio Loan represents approximately 4.0% of the Initial Pool Balance. The related companion loan (the “College Boulevard Portfolio Companion Loan”), which is evidenced by the controlling note A-1, had an original principal balance of $40,500,000, has an outstanding principal balance as of the Cut-off Date of $40,447,859 and was contributed to the CGCMT 2016-P5 securitization transaction. The College Boulevard Portfolio Loan Combination was originated by Citigroup Global Markets Realty Corp. on September 9, 2016, had an original principal balance of $70,500,000 and has an outstanding principal balance as of the Cut-off Date of $70,409,237. The College Boulevard Portfolio Loan Combination accrues interest at an interest rate of 4.15000% per annum. The proceeds of the College Boulevard Portfolio Loan Combination were primarily used to acquire the College Boulevard Portfolio Properties, pay origination costs and fund reserves.

The College Boulevard Portfolio Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The College Boulevard Portfolio Loan requires monthly payments of interest and principal sufficient to amortize the College Boulevard Portfolio Loan over a 30-year amortization schedule. The scheduled maturity date of the College Boulevard Portfolio Loan is the due date in October 2026. Voluntary prepayment of the College Boulevard Portfolio Loan without payment of any prepayment premium is permitted on or after the due date in July 2026. At any time after the earlier to occur of (i) the second anniversary of the last securitization of any portion of the College Boulevard Portfolio Loan Combination and (ii) the third anniversary of the origination date of the College Boulevard Portfolio Loan Combination, the College Boulevard Loan Combination may be defeased in full with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the College Boulevard Loan documents.

COLLEGE BOULEVARD PORTFOLIO

■	The Mortgaged Properties. The College Boulevard Portfolio Properties consist of five office buildings located in Overland Park, Johnson County, Kansas, which were built between 1985 and 1989. The five office buildings are 7101 College Boulevard (the “7101 College Boulevard Property”), Commerce Plaza I (the “Commerce Plaza I Property”), Commerce Plaza II (the “Commerce Plaza II Property” and, together with the Commerce Plaza I Property, the “Commerce Plaza I and II Properties”), Financial Plaza II (the “Financial Plaza II Property”), and Financial Plaza III (the “Financial Plaza III Property” and, together with the Financial Plaza II Property, the “Financial Plaza II and III Properties”). The College Boulevard Portfolio Properties are currently 93.2% occupied by over 120 office tenants.

7101 College Boulevard

The 7101 College Boulevard Property is a 15-story office building totaling 228,660 SF. The 7101 College Boulevard Property was built in 1986. The 7101 College Boulevard Property is currently 92.9% occupied by 38 tenants. The largest tenant is General Electric Company, which leases 44,877 SF (19.6% of the 7101 College Boulevard Property’s NRA) and has a lease expiration of September 2017.

Commerce Plaza I and II

The Commerce Plaza I and II Properties are two adjacent office buildings totaling 285,465 SF. The Commerce Plaza I and II Properties were built in 1985 and 1989, respectively, and are currently 98.4% and 98.1% occupied, respectively, by 36 tenants. The largest tenant at the Commerce Plaza I Property is Principal Life Insurance Co., which leases 20,706 SF (13.1% of the Commerce Plaza I Property’s NRA) and has a lease expiration of February 2019. The largest tenant at the Commerce Plaza II Property is Cardinal Health 127, Inc., which leases 41,609 SF (32.7% of the Commerce Plaza II Property’s NRA) and has a lease expiration of July 2021.

Financial Plaza II and III

The Financial Plaza II and III Properties are two adjacent office buildings totaling 254,336 SF. The Financial Plaza II and III Properties were both built in 1985 and are 76.8% and 95.8% occupied, respectively, by 69 tenants. The largest tenant at the Financial Plaza II Property is First State Bank of St. Charles, which leases 11,514 SF (10.8% of the Financial Plaza II Property’s NRA) and has a lease expiration of November 2017. The largest tenant at the Financial Plaza III Property is Arrowhead General Insurance Agency, Inc., which leases 24,077 SF (16.3% of the Financial Plaza III Property’s NRA) and has a lease expiration of September 2022.

The following table presents certain information relating to the College Boulevard Portfolio Properties:

Property Name	City	State	Cut-off Date Allocated Loan Amount	Total GLA	Occupancy As of 5/31/2016(1)	Appraised Value(2)	Year Built / Renovated	UW NCF(2)
7101 College Boulevard	Overland Park	KS	$9,925,477	228,660	92.9%	$32,200,000	1986 / NAP	$2,316,470
Commerce Plaza I	Overland Park	KS	6,724,454	158,095	98.4%	21,815,316	1985 / NAP	1,492,212
Commerce Plaza II	Overland Park	KS	5,482,033	127,370	98.1%	17,784,684	1989 / NAP	1,216,509
Financial Plaza III	Overland Park	KS	5,093,818	147,952	95.8%	16,525,244	1985 / NAP	1,383,742
Financial Plaza II	Overland Park	KS	2,735,596	106,384	76.8%	8,874,756	1985 / NAP	743,128
Total / Wtd. Avg.			$29,961,377	768,461	93.2%	$97,200,000		$7,152,061

(1)	The occupancy date for the 7101 College Boulevard Property is as of July 1, 2016.

(2)	The Appraised Values for Commerce Plaza I, Commerce Plaza II, Financial Plaza II and Financial Plaza III were allocated based on the aggregate appraised values of the Commerce Plaza I and II Properties and the Financial Plaza II and III Properties, which are $39,600,000 and $25,400,000, respectively.

college boulevard portfolio

The following table presents certain information relating to the tenants at the College Boulevard Portfolio Properties:

Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration		Renewal / Extension Options
Cardinal Health 127, Inc.	BBB+ / Baa2 / A-	41,609	5.4%	$947,395	6.1%	$22.77	7/31/2021		1, 5-year option
General Electric Company	AA- / A1 / AA+	44,877	5.8	897,540	5.7	20.00	9/30/2017		2, 3-year options
Connecticut General Life Insurance	A+ / A1 / AA-	30,277	3.9	700,042	4.5	23.12	1/31/2022		1, 5-year option
Brungardt Honomichi & Company, P.A.	NR / NR / NR	23,983	3.1	524,880	3.4	21.89	11/30/2021	(2)	1, 3-year option
Arrowhead General Insurance Agency, Inc.	NR / NR / NR	24,077	3.1	475,521	3.0	19.75	9/30/2022		1, 5-year option
Principal Life Insurance Co.	NR / NR / NR	20,706	2.7	463,641	3.0	22.39	2/28/2019		1, 5-year option
RGN-Overland Park II, LLC	NR / NR / NR	18,110	2.4	407,475	2.6	22.50	3/31/2018		1, 5-year option
Employers Mutual Casualty Co.	NR / NR / NR	18,162	2.4	385,943	2.5	21.25	1/31/2021		1, 5-year option
HMN Architects	NR / NR / NR	17,667	2.3	379,841	2.4	21.50	9/30/2019		1, 5-year option
Walsworth Publishing Co.	NR / NR / NR	18,096	2.4	370,968	2.4	20.50	8/31/2020		1, 5-year option
Ten Largest Tenants		257,564	33.5%	$5,553,245	35.5%	$21.56
Remaining Tenants		458,922	59.7	10,078,450	64.5	21.96
Vacant		51,975	6.8	0	0.0	0.00
Total / Wtd. Avg. All Tenants		768,461	100.0%	$15,631,695	100.0%	$21.82

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	The lease expiration date with respect to 7,548 square feet of the leased premises is November 30, 2017.

The following table presents the lease rollover schedule at the College Boulevard Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF		# of Expiring Tenants
MTM	10,160	1.3%	1.3%	$230,340	1.5%	$22.67		6
2016	6,159	0.8	2.1%	159,717	1.0	$25.93		4
2017	172,169	22.4	24.5%	3,707,871	23.7	$21.54		37
2018	119,661	15.6	40.1%	2,564,233	16.4	$21.43		24
2019	137,348	17.9	58.0%	2,967,528	19.0	$21.61		23
2020	78,489	10.2	68.2%	1,717,278	11.0	$21.88		17
2021	111,145	14.5	82.6%	2,460,737	15.7	$22.14		10
2022	63,427	8.3	90.9%	1,367,277	8.7	$21.56		4
2023	3,200	0.4	91.3%	70,404	0.5	$22.00		1
2024	14,728	1.9	93.2%	363,840	2.3	$24.70		4
2025	0	0.0	93.2%	22,470	0.1	$0.00	(1)	1
2026	0	0.0	93.2%	0	0.0	$0.00		0
2027 & Thereafter	0	0.0	93.2%	0	0.0	$0.00		0
Vacant	51,975	6.8	100.0%	0	0.0	$0.00		0
Total / Wtd. Avg.	768,461	100.0%		$15,631,695	100.0%	$21.82		131

(1)	UW Base Rent $ per SF figure is not available as the corresponding tenants are telecommunication tenants leasing antennae space with no actual square footage.

college boulevard portfolio

The following table presents certain information relating to historical leasing at the College Boulevard Portfolio Properties:

Historical Leased %(1)

Property Name	2013	2014	2015	As of 5/31/2016(2)
7101 College Boulevard	93.4%	91.9%	93.9%	92.9%
Commerce Plaza I	80.5%	94.3%	97.8%	98.4%
Commerce Plaza II	97.2%	94.3%	95.3%	98.1%
Financial Plaza III	84.8%	83.0%	85.0%	95.8%
Financial Plaza II	78.8%	80.1%	81.3%	76.8%
Total / Wtd. Avg.	88.4%	90.3%	92.4%	93.2%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The occupancy date for the 7101 College Boulevard Property is as of July 1, 2016.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the College Boulevard Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 7/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$12,751,446	$13,031,375	$14,026,600	$14,461,199	$15,140,722	$19.70
Contractual Rent Steps(2)	0	0	0	0	490,973	0.64
Gross Up Vacancy	0	0	0	0	1,144,074	1.49
Total Rent	$12,751,446	$13,031,375	$14,026,600	$14,461,199	$16,775,769	$21.83
Total Reimbursables	114,049	167,388	162,622	195,977	327,124	0.43
Other Income	210,135	223,842	216,718	220,282	220,282	0.29
Vacancy & Credit Loss	(246)	(40)	(80,825)	(94,564)	(1,675,103)	(2.18)
Effective Gross Income	$13,075,383	$13,422,565	$14,325,115	$14,782,894	$15,648,072	$20.36

Real Estate Taxes	$2,217,284	$2,303,590	$2,326,225	$2,420,327	$2,406,632	$3.13
Insurance	141,751	123,509	126,552	86,946	110,972	0.14
Management Fee	523,015	536,903	573,005	591,316	625,923	0.81
Other Operating Expenses	4,262,959	4,429,604	4,351,441	4,308,729	$4,308,729	5.61
Total Operating Expenses	$7,145,009	$7,393,606	$7,377,222	$7,407,318	$7,452,256	$9.70

Net Operating Income	$5,930,374	$6,028,959	$6,947,893	$7,375,576	$8,195,816	$10.67
TI/LC	0	0	0	0	854,184	1.11
Replacement Reserves	0	0	0	0	189,572	0.25
Net Cash Flow	$5,930,374	$6,028,959	$6,947,893	$7,375,576	$7,152,061	$9.31

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were are not considered for the underwritten cash flow.

(2)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through August 31, 2017 and the present value of scheduled rent increases through the end of the lease terms for credit tenants.

■	Appraisal. As of the appraisal valuation date of July 18, 2016, the College Boulevard Portfolio Properties had an aggregate “as-is” appraised value of $97,200,000.

■	Environmental Matters. According to the Phase I environmental reports dated July 8, 2016, there were no recommendations for further action at the College Boulevard Portfolio Properties other than the maintenance of an operations and maintenance plan for asbestos.

■	Market Overview and Competition. The College Boulevard Portfolio Properties are located in the central area of Johnson County within the City of Overland Park, Kansas. Primary access to the area is provided by Interstate 435 which is a major thoroughfare connecting the Kansas City metro area. The College Boulevard Portfolio Properties are centered near the intersection of Metcalf Avenue (a primary north-south thoroughfare) and College Boulevard (a primary east-west thoroughfare) and are located within a block from one another. The Kansas City Central Business District and the Kansas City International Airport are located approximately 14 miles and 35 miles north of the College Boulevard Portfolio Properties, respectively. Major sectors in the area include telecommunications, logistics, medical, financial, engineering, and public sectors. Top employers in the area include Federal Government, Cerner Corporation, HCA Midwest Health System, Saint Luke’s Health System, and Children’s Mercy Hospitals & Clinics. The Overland Park Convention Center, located just east of the College Boulevard Portfolio Properties, is another demand generator in the local area that hosts approximately 400 events per year. As per the appraisal, the 2016 population for the surrounding area is estimated to be 6,436, 85,528, and 243,312 within the 1-, 3-, and 5-mile radius, respectively. As per the appraisal, the 2016 median household income is $62,180, $74,088, and $72,287 within the 1-, 3-, and 5-mile radius, respectively.

college boulevard portfolio

The local area is part of the South Johnson County/College Boulevard Corridor submarket. The South Johnson County submarket has a Class A office inventory of 10.9 million SF, market rate of $23.26 per SF, and a vacancy rate of 6.6%. The College Boulevard submarket has a Class A office inventory of 9.9 million SF, market rate of $23.31 per SF, and a vacancy rate of 6.9%. The appraiser concluded $22.00 per SF, $22.00 per SF, and $21.00 per SF on a gross basis for the Commerce Plaza I and II Properties, the 7101 College Boulevard Property, and the Financial Plaza II and III Properties, respectively.

The following table presents certain information relating to certain office lease comparables provided in the appraisal for the College Boulevard Portfolio Properties:

Office Lease Comparables(1)

	Lighton Tower and Lighton Plaza I & II	Renaissance I & II	First National Center	Staples Building	Corporate Woods #32	Corporate Woods #40	Corporate Woods #9
Year Built	1986 – 1991	1984 & 1987	1990	1983	1985	1981	1984
Total GLA	476,278	298,644	145,215	108,177	208,032	300,632	100,795
Vacancy	8.0%	12.0%	16.0%	12.0%	11.0%	8.0%	11.0%
Lease Type	Full Service	Full Service	Full Service	Full Service	Full Service	Full Service	Full Service
Asking Rental ($ per SF)	$19.00 to $25.00	$22.50	$23.00	$18.50	$19.00 to $24.00	$23.75 to $25.00	$21.75

(1)	Source: Appraisal.

■	The Borrower. The borrower is CBPK5 LP, a single-purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the College Boulevard Portfolio Loan. The non-recourse carveout guarantor for the College Boulevard Portfolio Loan is Raymond Massa. Raymond Massa is an owner of Group RMC. Group RMC is a real estate management company, headquartered in New York City, targeting investments in undervalued office assets throughout the United States. Group RMC is currently invested in 17 office buildings totaling approximately 4 million SF throughout the United States and Canada valued at more than $350.0 million.

■	Escrows. On the origination date of the College Boulevard Portfolio Loan Combination, the borrower funded a reserve of (i) $1,202,460 for real estate taxes, (ii) $48,550 for insurance premiums, (iii) $1,500,000 for tenant improvements and leasing commissions, (iv) $214,216 for immediate repairs, (v) $128,058 for free rent, and (vi) $979,673 for outstanding landlord obligations.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, (iii) $80,048 for tenant improvements and leasing commissions (though the borrower will have no such obligation until the balance held in the leasing reserve account falls below $1,000,000) and capped at $2,000,000, (iv) a replacement reserve in the amount of $15,798 and (v) upon the occurrence and continuance of a College Boulevard Portfolio Trigger Period (as defined below) the excess cash flow generated by the College Boulevard Portfolio Properties for the immediately preceding interest accrual period.

■	Lockbox and Cash Management. The College Boulevard Portfolio Loan documents require a hard lockbox with springing cash management. The College Boulevard Portfolio Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the College Boulevard Portfolio Properties be immediately deposited into such lockbox account. During the continuance of a College Boulevard Portfolio Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and, provided no event of default under the College Boulevard Portfolio Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the College Boulevard Portfolio Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a College Boulevard Portfolio Trigger Period is continuing, to be held by the lender as additional collateral for the College Boulevard Portfolio Loan and (ii) to the extent no College Boulevard Portfolio Trigger Period is continuing, to be swept into the borrower’s operating account. Upon the occurrence and during the continuance of an event of default under the College Boulevard Portfolio Loan documents, the lender may apply any funds in the cash management account to amounts payable under the College Boulevard Portfolio Loan (and/or toward the payment of expenses of the College Boulevard Portfolio Properties), in such order of priority as the lender may determine.

college boulevard portfolio

“College Boulevard Portfolio Trigger Period” means a period (i) commencing upon the occurrence of an event of default under the College Boulevard Portfolio Loan documents and continuing until such event of default is cured and, (ii) commencing if the debt service coverage ratio is less than 1.25x for one (1) calendar quarter and continuing until the debt service coverage ratio is equal to or greater than 1.30x for two (2) consecutive calendar quarters. Notwithstanding the foregoing, no College Boulevard Portfolio Trigger Period will be deemed to exist with respect to clause (ii) during any period that the College Boulevard Portfolio Collateral Cure Conditions (defined below) are satisfied.

“College Boulevard Portfolio Collateral Cure Conditions” will be deemed to exist upon satisfaction of the following by the borrower: the borrower deposits cash into an account with the lender or delivers to the lender a letter of credit which, in either case, will serve as additional collateral for the College Boulevard Portfolio Loan, in an amount equal to an amount which, assuming the debt service coverage ratio is 1.00x, if added to the underwritable cash flow, would be sufficient to achieve a 1.30x debt service coverage ratio (the “College Boulevard Portfolio Collateral Deposit Amount”) and thereafter, on each one (1) year anniversary of the date that the borrower made the deposit (or delivered the letter of credit), the borrower deposits additional cash collateral in the amount of the College Boulevard Portfolio Collateral Deposit Amount or increases the amount of the letter of credit by an amount equal to the College Boulevard Portfolio Collateral Deposit Amount (as applicable).

■	Property Management. The College Boulevard Portfolio Properties are currently managed by Block Real Estate Services, LLC. Under the College Boulevard Portfolio Loan documents, the borrower may terminate the property management agreement and replace the property manager without the lender’s consent if, among other conditions, the applicable replacement property manager is approved by the lender in writing (which approval may be conditioned upon the lender’s receipt of a rating agency confirmation). The lender has the right to terminate the management agreement and replace the property manager or require that the borrower terminate the property management agreement and replace the property manager (i) upon an event of default under the property management agreement, (ii) upon the filing of a bankruptcy or similar event with respect to the property manager, (iii) if there exists a College Boulevard Portfolio Trigger Period or (iv) if the property manager has engaged in fraud, willful misconduct, gross negligence or misappropriation of funds.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The borrower has the one-time right at any time to obtain release of a parcel, which is unimproved, from the lien of the College Boulevard Portfolio Loan subject to the satisfaction of certain conditions, including, among others: (i) no event of default has occurred and is continuing under the College Boulevard Portfolio Loan documents, (ii) the borrower has delivered a REMIC opinion with respect to the release in form and substance acceptable to the lender and the rating agencies and such release otherwise satisfies then applicable REMIC rules and regulations, (iii) the unreleased property continues to comply with all zoning requirements, and (iv) the released unimproved parcel is conveyed to a person other than the borrower or any SPE Component Entity (as defined below).

“SPE Component Entity” means a corporation or an Acceptable LLC (as defined below): (i) whose sole asset is its interest in the borrower and (ii) that is required to satisfy standard separateness covenants as set forth in the College Boulevard Portfolio Loan documents.

“Acceptable LLC” means a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, will immediately become the sole member of such limited liability company, and (ii) otherwise meets the rating agency criteria then applicable to such entities.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the College Boulevard Portfolio Properties (plus eighteen (18) months of rental loss and/or business interruption coverage plus an additional period of indemnity covering (i) the six (6) months following restoration or (ii) the period of time until such income returns to the same level it was at prior to the loss, whichever occurs first). No deductible will be in excess of $10,000, provided, however, that a higher deductible will be permitted so long as such deductible is commercially reasonable, but not to exceed $100,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

MARRIOTT HILTON HEAD RESORT & SPA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC/RMF
Location (City/State)	Hilton Head Island, South Carolina	Cut-off Date Balance(2)		$29,953,118
Property Type	Hospitality	Cut-off Date Balance per Room(1)		$190,734.61
Size (Rooms)	513	Percentage of Initial Pool Balance		4.0%
Total TTM Occupancy as of 8/31/2016	59.2%	Number of Related Mortgage Loans		2
Owned TTM Occupancy as of 8/31/2016	59.2%	Type of Security		Fee Simple
Year Built / Latest Renovation	1976, 1985 / 2015	Mortgage Rate		4.92000%
Appraised Value	$163,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		300
Underwritten Revenues	$33,338,474	Original Interest Only Period (Months)		NAP
Underwritten Expenses	$21,646,100
Underwritten Net Operating Income (NOI)	$11,692,374	Escrows
Underwritten Net Cash Flow (NCF)	$10,025,450		Upfront	Monthly
Cut-off Date LTV Ratio(1)	59.8%	Taxes	$1,037,750	$98,833
Maturity Date LTV Ratio(1)	44.7%	Insurance	$203,170	$32,249
DSCR Based on Underwritten NOI / NCF(1)	1.71x / 1.47x	FF&E	$0	$138,910
Debt Yield Based on Underwritten NOI / NCF(1)	11.9% / 10.2%	Other(3)	$3,630,000	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$98,000,000	87.6%	Loan Payoff	$106,553,280	95.3%
Principal’s New Cash Contribution	13,577,003	12.1	Reserves	4,870,920	4.4
Other Sources	250,000	0.2	Closing Costs	402,803	0.4
Total Sources	$111,827,003	100.0%	Total Uses	$111,827,003	100.0%

(1)	Calculated based on the aggregate balance of the Marriott Hilton Head Resort & Spa Loan Combination of $98,000,000.

(2)	The Cut-Off Date Balance of $29,953,118 represents the non-controlling notes A-3 and A-4 of a $98,000,000 loan combination evidenced by four pari passu notes. The related companion loans are evidenced by: (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $42,932,803, is currently held by an affiliate of Rialto Mortgage Finance, LLC and is expected to be contributed to one or more future securitization transactions; and (ii) the non-controlling [note A-2], which has an outstanding principal balance as of the Cut-off Date of $24,960,932, is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to one or more future securitization transactions.

(3)	Other upfront reserve represents a $3,630,000 seasonality reserve, see “Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Marriott Hilton Head Resort & Spa Loan”) is part of a loan combination (the “Marriott Hilton Head Resort & Spa Loan Combination”) evidenced by four pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 513-room full service hotel located in Hilton Head Island, South Carolina (the “Marriott Hilton Head Resort & Spa Property”). The Marriott Hilton Head Resort & Spa Loan, which is evidenced by notes A-3 and A-4 and represents a non-controlling interest in the Marriott Hilton Head Resort & Spa Loan, had an original principal balance of $30,000,000, has an outstanding balance of as of the Cut-off Date of $29,953,118 and represents 4.0% of the Initial Pool Balance. The related companion loans (the “Marriott Hilton Head Resort & Spa Companion Loans”), which are evidenced by the following two pari passu notes: (i) note A-1, which represents the controlling interest in the Marriott Hilton Head Resort & Spa Loan Combination, had an original principal balance of $43,000,000, and has an outstanding principal balance as of the Cut-Off Date of $42,932,803, is currently held by an affiliate of Rialto Mortgage Finance, LLC and is expected to be contributed to one or more future securitization transactions; and (ii) note A-2, which represents a non-controlling interest in the Marriott Hilton Head Resort & Spa Loan Combination, had an original principal balance of $25,000,000, and has an outstanding principal balance as of the Cut-Off Date of $24,960,932, is currently held by Citigroup Global Markets Realty Corp., and is expected to be contributed to one or more future securitization transactions. The Marriott Hilton Head Resort & Spa Loan Combination, which has an interest rate of 4.92000% per annum, was co-originated by Rialto Mortgage Finance, LLC and Citigroup Global Markets Realty Corp. on October 3, 2016. The proceeds of the Marriott Hilton Head Resort & Spa Loan Combination were primarily used to refinance existing debt on the Marriott Hilton Head Resort & Spa Property and pay loan origination costs and fund upfront reserves. The Marriott Hilton Head Resort & Spa Loan Combination will be serviced under the Pooling and Servicing Agreement until such time that Note A-1 is deposited into a securitization trust at which time the Marriott Hilton Head Resort & Spa Loan Combination will be serviced pursuant to that other securitization trust. See “Description of the Mortgage Pool – The Loan Combinations” in the Preliminary Prospectus for more information regarding the co-lender agreement that governs the relative rights of the holders of the Marriott Hilton Head Resort & Spa Loan and the Marriott Hilton Head Resort & Spa Companion Loan.

The Marriott Hilton Head Resort & Spa Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date and requires payments of principal and interest based on a 25-year amortization schedule. The scheduled maturity date of the Marriott Hilton Head Resort & Spa Loan is the due date in October 2026. Voluntary prepayment of the Marriott Hilton Head Resort & Spa Loan is permitted on or after the due date in July 2026. Defeasance of the Marriott Hilton Head Resort & Spa Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” is permitted under the Marriott Hilton Head Resort & Spa Loan documents at any time after the second anniversary of the securitization of the last portion of the Hilton Head Resort & Spa Loan Combination.

MARRIOTT HILTON HEAD RESORT & SPA

■	The Mortgaged Property. The Marriott Hilton Head Resort & Spa Property is a full service hotel containing 513 rooms located in Hilton Head Island, South Carolina. The Marriott Hilton Head Resort & Spa Property is situated on 13.78 acres and is comprised of two buildings: a 10-story main tower that opened in 1976 and a 5-story south tower that opened in 1985. The Marriott Hilton Head Resort & Spa Property was initially branded as a Hyatt Hotel but was converted to a Marriott brand in 2001. During 2011 to mid-2016 approximately $9.2 million of capital was invested by the borrower. Major upgrades and renovations include all new LCD TV’s in all guestrooms and the construction of nine new pool cabanas in 2012, upgrades to HVAC in 2013, and the most recent renovation was completed in 2014/2015 when all of the guestrooms and public areas were completely renovated. Additional improvements are anticipated to be completed in the near-term, including corridor carpeting, which will be replaced in late 2016, while during 2017, the parking lot will be repaved and meeting and banquet rooms will be renovated. The Marriott Hilton Head Resort & Spa Property has 568 parking spaces resulting in a parking ratio of 1.1 spaces per room. The parking operation allows for self-parking but also includes a valet service.

Resort amenities include three restaurants and two lounges, concierge services, a full-service spa, fitness center, business center, indoor and outdoor pools, whirlpool, children’s pool, game room, a retail shop, guest laundry room, and an outdoor patio deck. Additional services include beach rental services, including bicycles, beach umbrellas, and chairs, as well as other beach equipment. Food and beverage facilities include The Café (145 seats), which is located on the ground; Conroy’s Restaurant and Lounge (158 seats), which is on the north side of the lobby level; Ocean Blu (170 seats), which is an outdoor restaurant by the pool; and Liquid (25 seats), which is an outdoor lounge by the pool. On the ground floor of the south tower, the Marriott Hilton Head Resort & Spa Property offers four meeting rooms, as well as two meeting rooms and two ballrooms on the lobby level. There is a total of 25,095 SF of meeting and banquet space including the Leamington Grand Ballroom (17,600 SF) divisible into ten separate rooms, Sable Palm (3,960 SF), Captain Jack Stoney (945 SF), Bayley’s Barony (945 SF), Lords Proprietors (459 SF), Carolina Room (425 SF), Palmetto Room (425 SF) and the Dunes Room (336 SF).

The guestroom mix includes, 321 queen/queen rooms, 167 king rooms, 6 suites, and 19 one-bedroom suites. Guestrooms offer either one king bed or two queen beds with a pillow top mattress, a sofa, an oversized chair, desk, 32-inch flat screen television, in-room safe, coffee maker/tea service, two speaker phones with voicemail, high speed internet service (for a fee), and a mini refrigerator. The Marriott Hilton Head Resort & Spa Property features standard and suite-style guestroom configurations that are found on floors three through ten within the main tower, and on all five floors of the south tower. As of August 31, 2016, Total Occupancy and Owned Occupancy were both 59.2% at the Marriott Hilton Head Resort & Spa Property.

The following table presents certain information relating to the 2015 demand analysis with respect to the Marriott Hilton Head Resort & Spa Property based on market segmentation, as provided in the appraisal for the Marriott Hilton Head Resort & Spa Property:

2015 Accommodated Room Night Demand(1)

Property	Meeting and Group	Leisure	Commercial
Marriott Hilton Head Resort & Spa	30%	55%	15%

(1)	Source: Appraisal.

MARRIOTT HILTON HEAD RESORT & SPA

■	Operating History and Underwritten Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Marriott Hilton Head Resort & Spa Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 8/31/2016	Underwritten(2)	Underwritten $ per Room
Room Revenue	$18,575,061	$18,721,896	$19,503,068	$21,003,639	$20,946,252	$40,831
Food & Beverage Revenue	8,180,212	7,741,618	8,522,547	9,100,127	9,075,263	17,691
Other Revenue(2)	2,808,721	3,020,342	3,377,735	3,326,046	3,316,958	6,466
Total Revenue	$29,563,995	$29,483,856	$31,403,350	$33,429,812	$33,338,474	$64,987

Room Expense	$3,973,288	$3,960,689	$4,381,464	$4,603,181	$4,590,604	$8,949
Food & Beverage Expense	4,405,215	4,364,782	4,803,707	4,872,411	4,859,099	9,472
Other Expense	648,710	871,088	1,016,149	973,241	970,582	1,892
Total Departmental Expense	$9,027,214	$9,196,559	$10,201,320	$10,448,834	$10,420,285	$20,312
Total Undistributed Expense	8,395,460	8,771,707	8,932,902	9,342,129	9,404,974	18,333
Total Fixed Charges	1,856,320	1,836,444	1,881,400	1,846,261	1,820,840	3,549
Total Operating Expenses	$19,278,993	$19,804,710	$21,015,622	$21,637,223	$21,646,100	$42,195

Net Operating Income	$10,285,001	$9,679,146	$10,387,728	$11,792,589	$11,692,374	$22,792
FF&E	1,478,200	1,474,193	1,570,168	1,671,491	1,666,924	3,249
Net Cash Flow	$8,806,802	$8,204,953	$8,817,561	$10,121,098	$10,025,450	$19,543

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other revenue consists of spa services, gift shop sales, resort fee, parking income, beach chair rentals and miscellaneous income.

■	Appraisal. According to the appraisal, the Marriott Hilton Head Resort & Spa Property had an “as-is” appraised value of $163,500,000 as of an effective date of August 30, 2016.

■	Environmental Matters. According to a Phase I environmental report, dated September 13, 2016, there are no recommendations for further action at the Marriott Hilton Head Resort & Spa Property other than a recommendation for an asbestos operations and maintenance plan, which is already in place.

■	Market Overview and Competition. The Marriott Hilton Head Resort & Spa Property is located in Hilton Head Island, South Carolina, within the Hilton Head Island-Bluffton-Beaufort, South Carolina metropolitan statistical area (“Hilton Head MSA”). According to a government agency, the unemployment rate for the Hilton Head MSA was 5.1% as of June 2016. In comparison, the state of South Carolina unemployment rate was 5.6%, and the national unemployment rate was 4.9% for the same period. The Hilton Head Island MSA is the area consisting of the two southernmost counties in the Lowcountry region of South Carolina, and includes the counties of Beaufort and Jasper. Hilton Head Island is located approximately 20 miles northeast of Savannah, Georgia, and 95 miles southwest of Charleston, South Carolina. Beaufort is located in close proximity to the United States Naval Hospital Beaufort, the Marine Corps Air Station Beaufort and the Marine Corps Recruit Depot Parris Island. Other major demand generators for the Hilton Head MSA include the Gulfstream Aerospace Corporation (“Gulfstream”) and the University of South Carolina Beaufort. Gulfstream has headquarters near the grounds of the Savannah/Hilton Head International Airport and specializes in producing a variety of private aircrafts, serving a diverse clientele base that includes corporate, government, private, and military customers. The Marriott Hilton Head Resort & Spa Property is served by the Hilton Head Airport and the Savannah/Hilton Head International Airport. Located approximately four miles from the Marriott Hilton Head Resort & Spa Property, the Hilton Head Airport is a public airport and is mostly used for general aviation but is also served by one commercial airline, US Airways Express, which flies to Charlotte and Washington Reagan, the latter of which is seasonal.

Primary regional access to Hilton Head Island is provided by U.S. Highway 278, which connects with Interstate 95 to the west and has its eastern terminus on Hilton Head Island. U.S. Highway 278 forms a circle on Hilton Head Island, providing easy access throughout the island. Interstate 95 is another major highway, which extends north to Fayetteville, North Carolina and south to Jacksonville, Florida.

The Marriott Hilton Head Resort & Spa Property is located in the resort of Palmetto Dunes, which is comprised of numerous residential neighborhoods, four golf courses and a championship tennis facility. The area immediately surrounding the Marriott Hilton Head Resort & Spa Property is generally defined by the Harbor River to the north and west and the Atlantic Ocean to the south and east. The neighborhood is characterized by restaurants, retail shopping centers, and residential areas, as well as hotels and resorts along the oceanfront. Some specific businesses and entities in the area include Robert Trent Jones Golf Course, Shelter Cove Marina, and Shelter Cove Towne Centre.

marriott hilton head resort & spa

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Marriott Hilton Head Resort & Spa Property and its competitive set, as provided in a market report for the Marriott Hilton Head Resort & Spa Property:

Historical Statistics(1)

	Marriott Hilton Head Resort & Spa			Competitive Set			Penetration
	2014	2015	TTM 8/31/2016	2014	2015	TTM 8/31/2016	2014	2015	TTM 8/31/2016
Occupancy	59.4%	56.1%	58.8%	57.9%	61.5%	65.3%	102.7%	91.2%	90.1%
ADR	$177.45	$179.24	$190.79	$194.83	$203.82	$213.42	91.1%	87.9%	89.4%
RevPAR	$105.47	$100.57	$112.22	$112.78	$125.38	$139.28	93.5%	80.2%	80.6%

(1)	Source: August 2016 travel research report.

Marriott Hilton Head Resort & Spa Property Competitive Set(1)

Property	Number of Rooms	Year Built
Marriott Hilton Head Resort & Spa	513	1976, 1985
Omni Hilton Head Oceanfront Resort	323	1981
Sonesta Resort Hilton Head Island	340	1981
Westin Hilton Head Island Resort & Spa	416	1985
Total(2)	1,079

(1)	Source: Appraisal

(2)	Total excludes the Marriott Hilton Head Resort & Spa Property.

■	The Borrower. The borrower is Columbia Properties Hilton Head, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marriott Hilton Head Resort & Spa Loan. The non-recourse carve-out guarantors are Columbia Sussex Corporation and CSC Holdings LLC. For more information regarding the non-recourse carve-out guarantors, see “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

■	Escrows. On the origination date of the Marriott Hilton Head Resort & Spa Loan, the borrower funded escrow reserves of $1,037,750 for real estate taxes, $203,170 for insurance and $3,630,000 for a seasonality reserve.

On each due date, the borrower is required to fund the following reserves with respect to the Marriott Hilton Head Resort & Spa Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; (iii) an FF&E reserve in an amount equal to $138,910 for 2016. After 2016, the monthly FF&E reserves will be an amount equal to the greater of (a) one-twelfth of 5.0% of gross income and (b) the aggregate amount, if any, required to be reserved under the management agreement and the franchise agreement. The Marriott Hilton Head Resort & Spa Loan documents also provide for a property improvement plan escrow to occur after the occurrence of a PIP Reserve Trigger Event Date (as defined below). The monthly deposit will be all available excess cash flow. The sums deposited in escrow will be for payment of the cost of any property improvement plan requirements under a replacement franchise agreement.

Additionally, if the seasonality reserve is less than $3,630,000, the Marriott Hilton Head Resort & Spa Loan documents require on each payment date occurring in April, May, June, July and August of each year during the Marriott Hilton Head Resort & Spa Loan Combination, the borrower to pay (i) if a cash management period is continuing an amount equal to the greater of (a) the seasonal working capital reserve account monthly deposit of $726,000; and (b) all amounts remaining after payments from the cash management account as defined in the Marriott Hilton Head Resort & Spa Loan documents, or (ii) if no cash management period is continuing, then the seasonal working capital reserve account monthly deposit of $726,000. Deposits to the seasonality reserve will be required until the balance in the seasonal working capital reserve account is equal to $3,630,000.

marriott hilton head resort & spa

■	Lockbox and Cash Management. The Marriott Hilton Head Resort & Spa Loan requires a hard lockbox which is already in place, and requires all tenants to pay their rents and all credit card companies under merchant agreements to pay receipts directly into such lockbox account. All checks and cash (to the extent such cash amounts exceed $50,000) received from hotel patrons by the borrower or the property manager are required to be deposited into the lockbox account within two business days of receipt. Following the occurrence of a Cash Management Trigger Event (as defined below), the funds on deposit in the lockbox account are required to be transferred daily to the cash management account under the control of the lender. On each due date after the occurrence of a Cash Management Trigger Event, the related loan documents require that all amounts on deposit in the lockbox account will be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) fees and expenses in accordance with the cash management agreement; (iv) monthly debt service payment; (v) monthly capital expenditures; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) if a Cash Sweep Event (as defined below) or a property improvement plan reserve period is in effect, funds sufficient to be applied to the operating expenses set forth in the annual operating budget; (viii) if a Cash Sweep Event or property improvement plan reserve period is in effect, funds sufficient to pay for extraordinary expenses; and (ix) all excess cash flow will be applied as follows (a) to the seasonal working capital reserve account until the account balance is equal the seasonal working capital reserve account cap of $3,630,000; (b) to the property improvement plan account following the occurrence and continuance of a property improvement plan reserve period; (c) to the excess cash flow account during a Cash Sweep Event if no property improvement plan reserve period is in effect, and/or (d) if no Cash Sweep Event or property improvement plan reserve period is continuing, funds are swept to the borrower account.

A “Cash Management Trigger Event” will commence upon the occurrence of (i) an event of default; (ii) any bankruptcy action of borrower, guarantor or property manager; (iii) a Cash Management DSCR Trigger Event (as defined below); or (iv) the PIP Reserve Cash Management Trigger Event Date (as defined below).

A “Cash Management DSCR Trigger Event” occurs upon any date the amortizing net operating income debt service coverage ratio based on the trailing twelve-month period immediately preceding the date of such determination, is less than 1.20x.

A “PIP Reserve Cash Management Trigger Event Date” means February 6, 2024.

A “Cash Sweep Event” will commence upon the occurrence of (i) an event of default; (ii) any bankruptcy action of borrower, guarantor or property manager; (iii) a Cash Sweep DSCR Trigger Event (as defined below) or (iv) the PIP Reserve Trigger Cash Management Event Date.

A “Cash Sweep DSCR Trigger Event” occurs upon any date the amortizing net operating income debt service coverage ratio based on the trailing twelve-month period immediately preceding the date of such determination, is less than 1.10x.

A “PIP Reserve Trigger Event Date” means April 6, 2024.

■	Property Management. The Marriott Hilton Head Resort & Spa Property is currently managed by Columbia Sussex Management LLC, an affiliate of the borrower, pursuant to a management agreement. The Marriott Hilton Head Resort & Spa Loan documents provide that the lender may require the borrower to replace the property manager with a property manager which is not an affiliate of the borrower, but may be chosen by the borrower and approved by the lender upon the occurrence of (i) an event of default; (ii) if the property manager is in default under the management agreement beyond any applicable notice and cure period; (iii) if property manager becomes insolvent or a debtor in any bankruptcy action and/or (iv) if at any time the property manager has engaged in fraud, willful misconduct or misappropriation of funds.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Marriott Hilton Head Resort & Spa Property, plus 18 months of business interruption coverage as calculated under the loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from the Marriott Hilton Head Resort & Spa Property (on an actual loss sustained basis) for a period continuing until the restoration of the Marriott Hilton Head Resort & Spa Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $100,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.